Exhibit 13.3

Raízen Group

Combined consolidated financial statements as of

and for the year ended March 31, 2016

and independent auditors’ report

Raízen Group

Combined consolidated financial statements as of and

for the year ended March 31, 2016 and independent auditors’ report

Independent auditors’ report

The Board of Directors and Shareholders

Raízen Energia S.A. and Raízen Combustiveis S.A.:

We have audited the accompanying combined consolidated statement of financial position of Raízen Energia S.A. and Raízen Combustiveis S.A. (“Raízen Group”) as of March 31, 2016 and the related combined consolidated statements of income, other comprehensive income, changes in equity, and cash flows for the year ended March 31, 2016. These combined consolidated financial statements are the responsibility of the Raízen Group’s management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Raízen Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raízen Group as of March 31, 2016, and the results of their operations and their cash flows for the year ended March 31, 2016 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We draw attention to Note 2.1 (a) to the combined consolidated financial statements, which describes the basis of preparation and presentation of these combined consolidated financial statements. These combined consolidated financial statements do not necessarily represent the financial position, financial performance, or related cash flows that would have been obtained if the Raízen Group had operated as a single legal entity during the period. The combined consolidated financial statements were prepared to present the financial position, performance, and cash flows of the entities under indirect joint control of Cosan Limited and Royal Dutch Shell and, therefore may not be useful for others purposes. Our conclusion is unqualified in respect to this matter.

KPMG Auditores Indepedentes

São Paulo, June 3, 2016

Independent Auditor’s Report

To the Board of Directors and Shareholders of Raízen Energia S.A. and Raízen Combustíveis S.A

We have audited the accompanying combined consolidated financial statements of Raízen Energia S.A. and Raízen Combustíveis S.A “Raízen Group”, which comprise the combined consolidated balance sheet as of March 31, 2015, and the related combined consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the two years then ended.

Management’s Responsibility for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the combined consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Raízen Energia S.A. and Raízen Combustíveis S.A (Raízen Group)

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raízen Group at March 31, 2015 and the results of their operations and their cash flows for the two years then ended, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis – Combination of the Financial Statement

As discussed in Note 2.1 (a) to the combined consolidated financial statement, the business included in these combined consolidated financial statements does not operate as a single legal entity. Therefore, these combined consolidated financial statements do not necessarily represent the results that would have been obtained if these companies had operated as a single legal entity during the period, nor does it indicate any future results. Our opinion is not modified with respect to this matter.

Campinas, Brazil

June 22, 2015

/s/ PricewaterhouseCoopers

Auditores Independentes

RAÍZEN Group

Combined consolidated statement of financial position as of March 31

(In thousands of reais – R$)

	Note	2016	2015
Assets
Current assets
Cash and cash equivalents	3	4,372,631	4,028,230
Restricted cash	4	874,605	188,624
Derivative financial instruments	23	638,079	875,205
Trade accounts receivable	5	1,758,781	1,605,174
Inventories	6	1,677,331	1,433,947
Income and social contribution taxes recoverable	15.b	378,215	51,231
Recoverable taxes and contributions		428,959	325,138
Dividends receivable		20,014	—
Advances to suppliers		210,215	214,743
Other financial assets	7	10,028	12,931
Related parties	8	491,358	334,697
Assets held for sale	9.b	243,086	—
Other receivables		186,457	75,743

		11,289,759	9,145,663

Non-current assets
Trade accounts receivable	5	305,586	298,254
Derivative financial instruments	23	597,653	315,279
Other financial assets	7	1,445,442	968,420
Income and social contribution taxes recoverable	15.b	560,920	508,360
Recoverable taxes and contributions		306,854	348,652
Related parties	8	713,635	916,066
Advances to suppliers		34,820	55,172
Deferred income and social contribution tax	15.d	233,018	326,178
Judicial deposits	16	293,465	276,795
Other receivables		84,659	54,540
Investments	9	210,425	469,563
Biological assets	10	2,463,488	1,959,859
Property, plant and equipment	11	9,411,748	9,496,877
Intangible assets	12	3,992,791	3,854,445

		20,654,504	19,848,460

Total assets		31,944,263	28,994,123

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Combined consolidated statement of financial position as of March 31

(In thousands of reais – R$)                                                                                                                                   (continued)

	Note	2016	2015
Liabilities
Current liabilities
Loans and financing	14	1,639,509	1,386,583
Derivative financial instruments	23	579,278	243,997
Suppliers	13	1,665,971	1,329,591
Salaries and wages payable		494,543	424,674
Income and social contribution taxes payable	15.c	116,943	21,733
Taxes payable		228,523	184,719
Dividends and interest on own capital payable	18.c	284,794	135,023
Related parties	8	860,980	262,269
Advances from clients		105,912	132,138
Other liabilities		480,622	349,179

		6,457,075	4,469,906

Non-current liabilities
Loans and financing	14	11,213,217	10,532,010
Derivative financial instruments	23	325,944	56,231
Taxes payable		11,437	175,097
Related parties	8	1,240,405	932,431
Provision for legal disputes	16	761,616	775,031
Deferred income and social contribution tax	15.d	232,976	275,400
Other liabilities		376,707	398,093

		14,162,302	13,144,293

Total liabilities		20,619,377	17,614,199

Equity
Attributed to controlling shareholders
Share capital	18.a	8,256,042	8,117,972
Capital reserves	18.b	1,672,262	1,812,202
Equity valuation adjustment	18.d	(533,611)	14,663
Profit reserves	18.c & 18.e	1,760,620	1,282,926

		11,155,313	11,227,763
Non-controlling interests		169,573	152,161

Total equity		11,324,886	11,379,924

Total liabilities and equity		31,944,263	28,994,123

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Combined consolidated statement of income

Years ended March 31

(In thousands of reais – R$)

	Note	2016	2015	2014
Net operating revenue	19	74,109,187	65,092,729	58,350,177
Cost of goods sold and services provided	20	(67,815,344)	(60,487,102)	(53,851,225)

Gross income		6,293,843	4,605,627	4,498,952

Operating income (expenses)
Selling	20	(1,814,897)	(1,675,793)	(1,652,352)
General and administrative expenses	20	(924,070)	(869,888)	(930,896)
Other operating income, net	21	398,472	470,153	520,989
Equity income of associated companies	9	(65,891)	(20,242)	(24,355)

		(2,406,386)	(2,095,770)	(2,086,614)

Income before financial income and taxes on profit		3,887,457	2,509,857	2,412,338

Financial income (loss)
Financial expenses	22	(968,872)	(717,961)	(527,684)
Financial income	22	731,821	492,377	317,607
Exchange variation, net	22	(373,960)	(1,319,651)	(440,610)
Net effect of the derivatives	22	171,435	720,082	(20,783)

		(439,576)	(825,153)	(671,470)

Income before income and social contribution taxes		3,447,881	1,684,704	1,740,868

Income and social contribution taxes	15
Current		(658,545)	(384,424)	(404,897)
Deferred		(411,369)	51,292	(107,503)

		(1,069,914)	(333,132)	(512,400)

Net income for the year		2,377,967	1,351,572	1,228,468

Attributable to:
Group’s controlling shareholders		2,341,778	1,313,293	1204.429
Group’s non-controlling shareholders		36,189	38,279	24,039

		2,377,967	1,351,572	1,228,468

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Combined consolidated statement of comprehensive income

Years ended March 31

(In thousands of reais – R$)

	2016	2015	2014
Net income for the year	2,377,967	1,351,572	1,228,468
Comprehensive income
Items that will not be reclassified to profit or loss
Gain (loss) actuarial, net (1)	705	(14,041)	(354)
Deferred taxes on actuarial gains/losses (Note 15.e)	(241)	4,719	120

	464	(9,322)	(234)

Items that are or may be reclassified to income
Net gain (loss) on financial instruments designated as hedge accounting (Note 23.e)	(831,530)	51,965	(168,292)
Effect of foreign currency translation—CTA	57	535	1,082
Deferred taxes on adjustments (Note 15.e)	282,735	(17,681)	57,221

	(548,738)	34,819	(109,989)

Other components of the comprehensive income for the year	(548,274)	25,497	(110,223)

Total comprehensive income for the year	1,829,693	1,377,069	1,118,245

Attributable to:
Group’s controlling shareholders	1,793,504	1,338,800	1,094,206
Group’s non-controlling shareholders	36,189	38,269	24,039

	1,829,693	1,377,069	1,118,245

(1)	At March 31, 2015, it included a balance of actuarial liabilities totaling R$ 158, accounted for in the thermal power plants (UTEs) directly or indirectly controlled by RESA, for which deferred taxes are calculated due to the fact that these companies are taxed under the presumed profit method.

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Combined consolidated statement of changes in equity

Years ended March 31

(In thousands of reais – R$)

	Attributable to Group’s shareholders
		Capital reserves				Profit reserves
	Share capital	Capital reserve	Special Law No. 8.200/91	Goodwill special reserve	Equity valuation adjustment	Tax incentives	Legal	Profit retention	Retained earnings (losses)	Total	Interest of non- controlling shareholders	Total equity*
March 31, 2015	8,117,972	1,564,831	4,260	243,111	14,663	30,256	247,208	1,005,462	—	11,227,763	152,161	11,379,924

Comprehensive income for the year
Net income for the year	—	—	—	—	—	—	—	—	2,341,778	2,341,778	36,189	2,377,967
Actuarial gain, net	—	—	—	—	464	—	—	—	—	464	—	464
Net loss with financial instruments designated as hedge accounting	—	—	—	—	(548,795)	—	—	—	—	(548,795)	—	(548,795)
Effect of foreign currency translation—CTA	—	—	—	—	57	—	—	—	—	57	—	57

Total comprehensive income for the year	—	—	—	—	(548,274)	—	—	—	2,341,778	1,793,504	36,189	1,829,693

Contributions from (distributions to) Group’s shareholders
Formation of tax incentive reserve of subsidiaries (Note 18.e.iii)	—	—	—	—	—	139,885	—	—	(139,885)	—	—	—
Capitalization of dividends to holders of preferred shares (Notes 18.a and 18.e)	138,070	(138,070)	—	—	—	—	—	—	(729)	(729)	—	(729)
Destination of dividends and interest on own capital (Notes 18.b and 18.e)	—	—	—	—	—	—	—	(727,160)	(1,137,650)	(1,864,810)	(20,755)	(1,885,565)
Reversal of minimum mandatory dividends	—	—	—	—	—	—	—	—	—	—	2,372	2,372
Partial realization of reserve	—	—	(1,456)	—	—	—	—	—	1,456	—	—	—
Formation of profit reserves and others	—	(414)	—	—	—	—	59,282	1,005,687	(1,064,970)	(415)	569	154
Initial recognition of non-controlling interest	—	—	—	—	—	—	—	—	—	—	(963)	(963)

Total contributions from (distributions to) Group’s shareholders	138,070	(138,484)	(1,456)	—	—	139,885	59,282	278,527	(2,341,778)	(1,865,954)	(18,777)	(1,884,731)

March 31, 2016	8,256,042	1,426,347	2,804	243,111	(533,611)	170,141	306,490	1,283,989	—	11,155,313	169,573	11,324,886

*	As described on Note 2.1(a) combined consolidated companies do not operate as a single legal entity

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Combined consolidated statement of changes in equity

Years ended March 31

(In thousands of reais – R$) Continued

	Attributable to Group’s shareholders
		Capital reserves				Profit reserves
	Share capital	Capital reserve	Special Law No. 8.200/91	Goodwill special reserve	Equity valuation adjustment	Tax incentives	Legal	Profit retention	Retained earnings (losses)	Total	Interest of non- controlling shareholders	Total equity*
March 31, 2014	7,821,406	1,726,692	7,813	241,107	(10,844)	30,256	181,545	873,015	—	10,870,990	110,877	10,981,867

Comprehensive income for the year
Net income for the year	—	—	—	—	—	—	—	—	1,313,293	1,313,293	38,279	1,351,572
Actuarial loss, net	—	—	—	—	(9,312)	—	—	—	—	(9,312)	(10)	(9,322)
Net gain on financial instruments designated as hedge accounting	—	—	—	—	34,284	—	—	—	—	34,284	—	34,284
Effect of foreign currency translation—CTA	—	—	—	—	535	—	—	—	—	535	—	535

Total comprehensive income for the year	—	—	—	—	25,507	—	—	—	1,313,293	1,338,800	38,269	1,377,069

Contributions from (distributions to) Group’s shareholders
Capital increase	—	—	—	—	—	—	—	—	—	—	9,956	9,956
Effect of downstream merger	—	—	—	2,004	—	—	—	—	—	2,004	—	2,004
Capitalization of dividends to holders of preferred shares	296,566	(164,377)	—	—	—	—	—	(50,714)	(1,582)	79,893	—	79,893
Destination of dividends and interest on own capital	—	—	—	—	—	—	—	(246,682)	(819,758)	(1,066,440)	(9,544)	(1,075,984)
Effect of operations in associated companies	—	992	—	—	—	—	—	—	—	992	—	992
Partial realization of reserve	—	—	(3,553)	—	—	—	—	—	3,553	—	—	—
Formation of reserves and others	—	1,524	—	—	—	—	65,663	429,843	(495,506)	1,524	2,603	4,127

Total contributions from (distributions to) Group’s shareholders	296,566	(161,861)	(3,553)	2,004	—	—	65,663	132,447	(1,313,293)	(982,027)	3,015	(979,012)

March 31, 2015	8,117,972	1,564,831	4,260	243,111	14,663	30,256	247,208	1,005,462	—	11,227,763	152,161	11,379,924

*	As described on Note 2.1(a) combined consolidated companies do not operate as a single legal entity

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Combined consolidated statement of changes in equity

Years ended March 31

(In thousands of reais – R$) Continued

	Attributable to Group’s shareholders
		Capital reserves				Profit reserves
	Share capital	Capital reserve	Special Law No. 8.200/91	Goodwill special reserve	Equity valuation adjustment	Tax incentives	Legal	Profit retention	Retained earnings (losses)	Total	Interest of non- controlling shareholders	Total equity*
March 31, 2013	7,562,754	1,746,290	13,102	241,107	99,379	—	121,323	1,031,294	—	10,815,249	113,174	10,928,423

Comprehensive income for the year
Net income for the year	—	—	—	—	—	—	—	—	1,204,429	1,204,429	24,039	1,228,468
Actuarial loss, net	—	—	—	—	(234)	—	—	—	—	(234)	—	(234)
Net loss with financial instruments designated as hedge accounting	—	—	—	—	(111,071)	—	—	—	—	(111,071)	—	(111,071)
Effect of foreign currency translation—CTA	—	—	—	—	1,082	—	—	—	—	1,082	—	1,082

Total comprehensive income for the year	—	—	—	—	(110,223)	—	—	—	1,204,429	1,094,206	24,039	1,118,245

Transfers among reserves	—	(3)	—	—	—	—	—	3	—	—	—	—

Contributions from (distributions to) Group’s shareholders
Capital increase	8,427	—	—	—	—	—	—	—	—	8,427	—	8,427
Excess amount paid on acquisition of an additional ownership interest in a subsidiary	—	(5,973)	—	—	—	—	—	—	—	(5,973)	—	(5,973)
Reduction due to acquisition of full ownership interest	—	—	—	—	—	—	—	—	—	—	(17,927)	(17,927)
Reversal of accumulated translation adjustments arising from downstream merger	—	(20,168)	—	—	—	—	—	—	—	(20,168)	—	(20,168)
Allocation of tax incentives reserves of subsidiaries	—	—	—	—	—	30,256	—	(16,221)	(14,035)	—	—	—
Reversal of dividends	—	—	—	—	—	—	—	596	—	596	3,624	4,220
Capitalization of dividends to holders of preferred shares	250,225	3,743	—	—	—	—	—	(6,916)	(231,497)	15,555	(2,539)	13,016
Destination of dividends and interest on own capital	—	—	—	—	—	—	—	(458,898)	(584,036)	(1,042,934)	(7,992)	(1,050,926)
Effect of operations in subsidiaries and associated companies	—	1,301	—	—	—	—	—	3,229	—	4,530	—	4,530
Partial realization of reserve	—	—	(5,289)	—	—	—	—	—	5,289	—	—	—
Formation of reserves	—	1,502	—	—	—	—	60,222	319,928	(380,150)	1,502	(1,502)	—

Total contributions from (distributions to) Group’s shareholders	258,652	(19,595)	(5,289)	—	—	30,256	60,222	(158,282)	(1,204,429)	(1,038,465)	(26,336)	(1,064,801)

March 31, 2014	7,821,406	1,726,692	7,813	241,107	(10,844)	30,256	181,545	873,015	—	10,870,990	110,877	10,981,867

*	As described on Note 2.1(a) combined consolidated companies do not operate as a single legal entity

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Combined consolidated statement of cash flows

Years ended March 31

(In thousands of reais – R$)

	2016	2015	2014
Cash flow from operating activities
Income before income and social contribution taxes	3,447,881	1,684,704	1,740,868
Adjustments:
Depreciation and amortization (Notes 19 and 20.a)	2,410,149	2,381,165	2,151,603
Change in fair value of biological assets (Note 20.a)	(637,936)	32,697	64,918
Equity in net income of associated companies (Note 9)	65,891	20,242	24,355
Gain on disposal of property, plant and equipment (Note 21)	(70,981)	(132,824)	(230,284)
Capital gain on dilution of ownership interest in associated company (Notes 9.b and 21)	(15,583)	(30,333)	—
Formation of allowance for doubtful accounts, net	37,592	5,530	3,258
Income from investment grants (Notes 20, 11 and 21)	(40,646)	(59,557)	(32,090)
Formation of provision for legal disputes, net	12,561	10,969	33,331
Interest, monetary and exchange variations, net	1,105,403	1,985,296	820,854
Change in fair value of financial instruments (Notes 14, 22 and 23)	(49,556)	—	—
Amortization of prepaid revenues	(46,740)	(49,115)	(48,028)
Amortization of expenses paid in advance	63,822	57,864	43,590
Unrealized gain on derivative transactions	(711,899)	(413,449)	(63,162)
Gain on fair value of shares (Note 21)	—	(40,366)	—
Provision (reversal) for losses in property, plant and equipment and intangible assets, net (Notes 11 and 12)	(1,869)	63,738	777
Other	(71,197)	19,472	6.633
Changes in assets and liabilities
Trade accounts receivable and advances from clients	(46,957)	123,128	13,540
Inventories	(180,481)	16,139	(175,631)
Restricted cash	(651,056)	116,714	(147,009)
Derivative financial instruments	419,131	(18,377)	(21,121)
Other financial assets	—	48,910	(1)
Related parties, commercial operations	81,899	(19,267)	206,616
Suppliers and advances to suppliers	177,061	(130,480)	242,588
Taxes and contributions, net	(180,500)	(294,912)	(296,031)
Salaries and wages payable	49,301	44,306	18,032
Judicial deposits	(49,699)	(28,051)	(74,620)
Other assets and liabilities, net	43,672	(64,832)	(78,226)
Income and social contribution taxes on net income—paid	(303,043)	(256,749)	(292,685)

Net cash generated from operating activities	4,856,220	5,072,562	3,912,075

Cash flow from investing activities
Acquisition of new businesses, net of cash acquired (Note 26)	—	(177,744)	(298,903)
Additions to investments (Note 9.b)	(48,513)	(58,964)	(57,131)
Additions to property, plant and equipment and intangible assets (Notes 11 and 12)	(1,720,201)	(2,122,489)	(2,227,680)
Cash received upon disposal of fixed assets	152,064	221,122	393,798
Dividends received from affiliates	3,242	13,880	919
Additions to biological assets (planting and crop treatment) (Note 12)	(701,680)	(851,411)	(838,647)

Net cash used in investing activities	(2,315,088)	(2,975,606)	(3,027,644)

Cash flow from financing activities
Loans and financing	2,951,102	6,087,282	2,502,428
Issue of debentures, net of funding costs	—	—	747,710
Amortization of principal of loans and financing	(2,701,957)	(4,727,142)	(2,063,952)
Interest paid on loans and financing	(732,085)	(540,670)	(393,245)
Financial investments linked to financing (Restricted cash)	(9,527)	22,046	3,155
Dividends and interest on own capital paid	(1,701,132)	(1,257,490)	(1,164,461)
Other	19	9,627	(54,175)

Net cash used in financing activities	(2,193,580)	(406,347)	(422,540)

Increase in cash and cash equivalents, net	347,552	1,690,609	461,891
Cash and cash equivalents at the beginning of the year (Note 3)	4,028,230	2,337,621	1,875,730
Effect of exchange variation on cash and cash equivalents	(3,151)	—	—

Cash and cash equivalents at the end of the year (Note 3)	4,372,631	4,028,230	2,337,621

The notes are an integral part of these combined consolidated financial information.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

1.	Operations

1.1.	Raízen Group

Raízen Group (“Group”) is basically engaged in the following activities and comprises the following companies:

(a)	Raízen Energia S.A. and subsidiaries (“Raízen Energia” or “RESA”):

RESA is a publicly held corporation, registered with the CVM (Securities Commission), category B, headquartered in the city and state of São Paulo, Brazil. RESA was organized on June 1, 2011 and is indirectly and jointly controlled by Royal Dutch Shell (“Shell”) and Cosan Limited (“Cosan”).

RESA engages in producing and marketing sugar and ethanol, and the trading, both domestically and abroad through its subsidiaries Raízen Trading LLP and Raízen International Universal Corporation, and co-generating energy produced from bagasse at its 24 plants located in Brazil’s Center-Southern Region.

Sugarcane farming requires a period ranging from 12 to 18 months for maturing and usually harvesting and starts between the months of April and May every year, and usually ends between November and December, period in which sugar, ethanol and energy are also produced. Production is sold during the whole year and does not fluctuate over the seasons, but is affected by normal market supply and demand fluctuations. Because of RESA’s production cycle, its fiscal year and the fiscal year of Raízen Combustíveis S.A. and therefore of Raízen Group starts on April 1 and ends on March 31.

(b)	Raízen Combustíveis S.A. and its subsidiaries (“Raízen Combustíveis” or “RCSA”):

RCSA is a closely-held corporation and is headquartered in the city and state of Rio de Janeiro, Brazil. RCSA is indirectly jointly-controlled by Shell and Cosan.

RCSA is engaged in: (i) distributing and marketing oil and ethanol by-products, and other fluid hydrocarbons and their by-products under Shell brand; (ii) marketing natural gas and operating as commercial representative for the sale of lubricants at gas stations; (iii) purchasing and selling products and merchandise at convenience stores; (iv) importing and exporting the products previously mentioned and; (v) holding ownership interest in other companies.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(c)	Capital transactions with shareholders and transfer of debts between RESA and RCSA

At the Board of Directors’ Meeting held on August 31, 2015, the Group entities’s directors approved the execution of Private Agreements for Assumption of Debts and Other Covenants, under which RCSA assumed liabilities arising from export prepayment contracts (PPEs) and linked swap contracts of RESA, and in return will receive a consideration from the latter equivalent to the amount of the debt, as presented below:

RESA’s contracts assumed by RCSA	Currency	RESA’s debt assumed by RCSA	Consideration paid by RESA to RCSA	Amount (in R$)
PPE	US$	75,967	75,967	277,258
PPE	US$	90,617	90,617	330,724
PPE	US$	91,376	91,376	333,494
PPE	US$	92,040	92,040	335,919

		350,000	350,000	1,277,395
PPE	€	40,000	40,000	163,916
PPE	€	66,000	66,000	270,461

		106,000	106,000	434,377

				1,711,772

In a Special Shareholders’ Meeting held on August 31, 2015, shareholders Shell and Cosan decided and approved redemption of 1,641,750,012 common shares as an RCSA share capital decrease in the amount of R$1,500,000. This redemption of common shares and share capital decrease were made in proportion to interest held by shareholders, corresponding to 50% of each one’s common shares.

Additionally, at the Special Shareholders’ Meeting Shell and Cosan’s shareholders decided and approved RESA’s capital increase of R$1,500,000 in domestic currency through issuance of 1,340,687,564 new nominative common shares, carried out proportionately to 50% interest held by shareholders. Liquidation occurred through the RCSA’s share capital decrease in the same amount of RESA’s capital increase.

These operations are presented in the statement of cash flows, on a net basis, within “Cash flows from financing activities”.

The event above did not cause changes in the Group’s shareholding control or financial position, since the stockholders Shell and Cosan maintained joint control through a 50% interest in the capital of RCSA and RESA, and, consequently, of the Group.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(d)	Other information

The synergy between RESA and RCSA makes Raízen Group to be currently positioned in a special place in the Brazilian market. The two companies work in a complementary manner, and therefore, reporting their combined businesses is a key tool to allow the market to evaluate the Group as a whole.

Although they are not set up as a group pursuant to article 265 of Brazilian Corporate Law (“LSA”), the Raízen Group discloses combined consolidated financial statements to provide information that best reflects their gross cash flows from operating activities.

The Raízen Group’s combined consolidated financial statements are being presented exclusively to provide information about all the Raízen Group’s activities in a single set of financial statements, regardless of the Group’s corporate structure.

During year ended March 31, 2016, 2015 and 2014, the Group were subject to the following corporate reorganizations: (i) capital increase at Saturno Investimentos Imobiliários Ltda. (“Saturno”); (ii) merger of Sampras Participações Ltda (“Sampras”); (iii) capital increase at Bioenergia Jataí Ltda. (“Bio Jatai”); (iv) acquisition of Latina Distribuidora de Petróleo Ltda. (“Latina”); (v) acquisition of Cerrado Açúcar Álcool S.A. (“Cerrado”); (vi) corporate restructuring involving net assets relating to the electricity cogeneration activity; (vii) corporate reorganization involving net assets related to real estate investment activity; (viii) corporate restructuring relating to the downstream merger of Curupay Agroenergia Ltda. (“Curupay”) by TEAS—Terminal Exportador de Álcool de Santos Ltda.; (ix) acquisition of interest in the associated company Serviços e Tecnologia de Pagamentos S.A. (“STP”); and (x) acquisition of the shares of Costa Rica Canavieira Ltda. (“Costa Rica”). Details of these transactions are described in Note 26.

2.	Significant accounting policies

2.1	Basis of preparation

The combined consolidated financial statements have been prepared and are being presented in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The issuance of the combined consolidated financial statements of Raízen Group was authorized by the Management on June 3, 2016.

a)	Combination criteria

These combined consolidated financial statements include the accounts of the following companies:

•	Raízen Energia S.A. and its subsidiaries

•	Raízen Combustíveis S.A. and its subsidiaries

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the combined consolidated financial information.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The combined consolidated companies do not operate as a single legal entity, and therefore the combined consolidated financial information are not necessarily indicative of the results reported or future results that would be reported by those companies if they were operating as a single legal entity. Therefore, the combined consolidated financial statements should not be relied upon to calculate dividends, taxes or statutory purposes.

The assets and shareholders’ equity as of March 31, 2016 and 2015, as well as income (loss) for the years ended March 31, 2016 and 2015 and other comprehensive income as of March 31, 2016 and 2015 of the companies that comprise the combined consolidated financial statements and the respective combined consolidated balances, after the elimination of intragroup transactions, are as follows:

	Total assets		Total equity
	2016	2015	2016	2015
Raízen Energia S.A. and its subsidiaries	22,783,373	21,746,337	8,555,233	6,775,209
Raízen Combustíveis S.A. and its subsidiaries	10,766,366	10,492,669	2,777,806	4,604,715

	33,549,739	32,239,006	11,333,039	11,379,924

Elimination of balances receivable from commercial transactions	(1,605,476)	(3,244,883)	(8,153)	—

Combined consolidated balances	31,944,263	28,994,123	11,324,886	11,379,924

	Net income
	2016	2015	2014
Raízen Energia S.A. and its subsidiaries	1,185,644	110,999	140,883
Raízen Combustíveis S.A. and its subsidiaries	1,200,476	1,240,573	1,087,585

Elimination of commercial transactions, unrealized profits and financial operations	(8,153)	—	—

Combined consolidated income	2,377,967	1,351,572	1,228,468

	Other comprehensive income
	2016	2015	2014
Raízen Energia S.A. and its subsidiaries	676,400	136,916	30,835
Raízen Combustíveis S.A. and its subsidiaries	1,161,446	1,240,153	1,087,410

Elimination of commercial transactions, unrealized profits and financial operations	(8,153)	—	—

Combined consolidated income	1,829,693	1,377,069	1,118,245

The combined consolidated financial statements are a single set of combined consolidated financial statements of two or more entities that are jointly controlled. RESA and RCSA used the definition of control in conformity with the IFRS 10, with respect to both the existence of joint control and also to the consolidation procedures as mentioned before.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

b)	Measuring basis

The combined consolidated financial statements were prepared using historical cost as the value base, except, when applicable, for the valuation of material assets and liabilities such as derivative and non-derivative financial instruments, agricultural products and biological assets, which are measured at fair value.

c)	Functional currency and presentation currency

These combined consolidated financial statements are being presented in reais, functional currency of the two parents. The financial statements of each subsidiary included in the consolidation and combination, as well as those utilized as a basis to account for investments under the equity method, are prepared based on the functional currency of each company.

For the subsidiaries located abroad, the financial statements have been translated into reais based on the foreign exchange rate in effect at the end of the year. The results were calculated at the average monthly rate during the year. Translation effects are recognized in equity.

d)	Significant judgments, estimates and assumptions

The preparation of combined consolidated financial statements requires Management to make judgments and estimates and make assumptions that affect the amounts presented for revenues, expenses, assets and liabilities on the reporting date of the financial statements.

These estimates and assumptions are reviewed in a continuous manner. Reviews in relation to accounting estimates are recognized in the period in which the estimates are reviewed and in any future periods affected.

Should there be a significant change in the facts and circumstances on which the estimates and assumptions made are based, there may be a material impact on the Group’s results and financial position.

The significant accounting estimates and assumptions are set out below:

Income tax, social contribution and other taxes payable

The Group is subject to income tax and social contribution in all countries in which it operates. Significant judgment is required to determine the provision for income taxes in these various countries.

In many operations, the final determination of the tax is uncertain. The Group also recognizes provisions to cover certain situations in which it is probable that additional tax amounts will be owed. When final result of such issues differs from initially estimated and recorded amounts, these differences affect current and deferred tax liabilities in the period in which definitive value is determined.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Investment grants—Value-added Tax on Sales and Services (ICMS)

The Group, through RESA’s subsidiaries Raízen Centroeste Açúcar e Álcool Ltda. (“Raízen Centroeste”) and Raízen Caarapó Açúcar e Álcool Ltda. (“Raízen Caarapó”), joined a tax incentive program to finance a portion of the ICMS due. The use of this investment grant by the Group is conditioned on compliance with all the obligations established under the program, which are controlled by the Group. The income from these incentives is recorded in the statement of income for the year, as disclosed in Note 21.

Deferred income and social contribution tax

Deferred income tax and social contribution assets are recognized for all tax loss carry forwards not utilized to the extent that it is probable that there will be future taxable income to allow their use in the future. Substantial judgment from Management is required to determine the amount of the deferred income tax and social contribution assets that can be recognized, based on the reasonable term and amount of future taxable income, along with future tax rationalization.

Deferred income tax assets and liabilities are presented at their net value in the statement of financial position only when there is the legal right and the intention of offsetting them upon calculation of current taxes, related to the same legal entity and the same tax authority. For further details on deferred taxes, see Note 15.

Biological assets and agricultural products

Biological assets are measured at fair value at the point of harvest, and the effects of changes in fair value between the periods are recognized directly in the cost of products sold. For further information on the assumptions used, see Note 10.

The fair value of agricultural produce is calculated at each reporting date, through an analysis of the average production cost of the sugarcane harvested in relation to its market value.

Property, plant and equipment and intangible assets, including goodwill

The accounting treatment given to property, plant and equipment and intangible assets includes estimates to determine the useful life for depreciation and amortization purposes, in addition to the fair value at acquisition date of the assets acquired through business combinations.

Currently, the Group performs impairment tests on the assets with an indefinite useful life, especially goodwill supported by future profitability.

The determination of the recoverable amount of the cash-generating unit to which the goodwill was allocated also includes the use of estimates and assumptions and requires a significant degree of Management’s judgment.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Provision for tax, civil, environmental and labor contingencies

The Group constitutes a provision for tax, civil, environmental and labor contingencies. Determination of the likelihood of loss includes determination of available evidence, hierarchy of laws, jurisprudence available, more recent court decisions and relevance thereof in legal system, as well as evaluation of internal and external attorneys. Such provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations applicable, tax inspection conclusions or additional exposures identified based on new matters or court decisions.

Provision for removal of storage tanks

Future costs with removal of fuel storage tanks are estimated and recorded as part of the costs of these assets, with a corresponding entry to the provision that supports such costs. These costs are presented as property, plant and equipment, with a corresponding entry to non-current or current liabilities. The estimates for these costs are recorded at the present value of these obligations, discounted at a risk-free interest rate.

Fair value of financial instruments

When the fair value of the financial assets and liabilities presented in the statement of financial position cannot be obtained from active markets, it is determined by using valuation techniques, including the discounted cash flow method. The data for these methods are based on those adopted by the market, when possible. However, when such data is not available, a certain level of judgment is required to establish the fair value. Judgment includes considerations on the data utilized, such as liquidity risk, credit risk and volatility. Changes in the assumptions related to these factors can affect the fair value presented for the financial instruments. For more details on financial instruments, see Note 23.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

2.2	Basis of consolidation and combination

The combined consolidated financial statements include information on RESA and its subsidiaries, and RCSA and its subsidiaries, for the periods ended March 31, 2016, 2015 and 2014. The direct and indirect subsidiaries of RCSA and RESA are listed below:

Subsidiaries of RESA	Direct and indirect ownership interests
	2016	2015	2014
Agrícola Ponte Alta Ltda.	100%	100%	100%
Agropecuária Santa Hermínia Ltda.	100%	100%	100%
América Trading Investments	100%	100%	100%
Benálcool Açúcar e Álcool Ltda.	100%	100%	100%
Bioenergia Araraquara Ltda. (Note 26)	100%	100%	—
Bioenergia Barra Ltda. (Note 26)	100%	100%	—
Bioenergia Caarapó Ltda. (Note 26)	100%	100%	—
Bioenergia Costa Pinto Ltda. (Note 26)	100%	100%	—
Bioenergia Gasa Ltda. (Note 26)	100%	100%	—
Bioenergia Jataí Ltda. (Note 26)	100%	100%	—
Bioenergia Maracaí Ltda. (Note 26)	100%	100%	—
Bioenergia Rafard Ltda. (Note 26)	100%	100%	—
Bioenergia Serra Ltda. (Note 26)	100%	100%	—
Bioenergia Tarumã Ltda. (Note 26)	100%	100%	—
Bioenergia Univalem Ltda. (Note 26)	100%	100%	—
Curupay Agroenergia Ltda. (Note 26)	—	—	100%
Raízen Açúcar Ltda (established on March 7, 2016).	100%	—	—
Raízen Araraquara Açúcar e Álcool Ltda.	100%	100%	100%
Raízen Ásia PT Ltd.	100%	100%	100%
Raízen Biotecnologia S.A.	100%	100%	100%
Raízen Caarapó Açúcar e Álcool Ltda.	100%	100%	100%
Raízen Centroeste Açúcar e Álcool Ltda.	100%	100%	100%
Raízen Energy Finance Ltd.	100%	100%	100%
Raízen International Universal Corp.	100%	100%	100%
Raízen Luxembourg S.A. (formerly named Raízen Cayman Ltd.)	100%	100%	100%
Raízen North América, Inc.	100%	100%	100%
Raízen Paraguaçú Ltda.	100%	100%	100%
Raízen Tarumã Ltda.	100%	100%	100%
Raízen Trading LLP	100%	100%	100%
TEAS Terminal Exportador de Álcool de Santos Ltda.	100%	100%	100%
Unimodal Ltda.	73.41%	—	—

Subsidiaries of RCSA	Direct and indirect ownership interests
	2016	2015	2014
Blueway Trading Importação e Exportação Ltda.	100%	100%	100%
Petróleo Sabbá S.A.	80%	80%	80%
Raízen Fuels Finance Limited.	100%	100%	100%
Raízen Mime Combustíveis S.A.	76%	76%	76%
Sabor Raíz Alimentação S.A. (“Sabor Raiz”)(1)	60%	60%	—
Sampras Participações Ltda. (Note 26)	—	100%	100%
Saturno Investimentos Imobiliários Ltda. (Note 26)	100%	100%	—

(1)	During the fiscal year ended March 31, 2015, the partners of Sabor Raíz approved the constitution and capital increase in the total amount of R$ 21,000, totaled subscribed and parcial integralized, R$ 12,600 was contributed by RCSA, through its subsidiaries Sampras Participações Ltda. (“Sampras”) and R$ 8,400 by the non-controlled shareholder. On March 31, 2015, the portion to be paid by RCSA and non-controlling shareholder is R$ 10,800 and R$ 7,200, respectively. The increase capital was made by Sampras and represented a share participation of 60% on the capital of Sabor Raíz.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The subsidiaries are fully consolidated from the date of control on acquisition, and continue to be consolidated up to the date when control no longer exists. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, and utilizing accounting policies consistent with the policies adopted by the Group.

All balances maintained between combined consolidated companies, revenues and expenses, unrealized gains and losses, arising from transactions between companies are eliminated as a whole.

A change in the ownership interest in a subsidiary which does not result in loss of control is accounted for as a transaction between shareholders in equity.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is equal to the fair value of the assets transferred, liabilities incurred and equity instruments issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement, when applicable. Acquisition-related costs are recorded in the statement of income as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. Non-controlling interests to be recognized are determined for each acquisition carried out.

The excess of the consideration transferred plus the acquisition-date fair value of any previous ownership interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. For acquisitions in which the Group attributes fair value to non-controlling interests, the determination of goodwill also includes the value of any non-controlling interest in the acquiree, and the goodwill is determined considering the Group’s and non-controlling interests. When the consideration transferred is less than the fair value of the net assets of the acquired subsidiary, the difference is recognized directly in the statement of income for the year.

2.3	Description of significant accounting policies

The accounting policies described below have been consistently applied to all the years presented in these combined consolidated financial statements.

a)	Revenue recognition

Revenues from sales of products or goods, including sales in the foreign market made by RESA’s subsidiaries, Raízen Trading LLP and Raízen International Universal Corporation, are recognized when the entity transfers to the buyer the significant risks and rewards of ownership of the products and goods, and when it is probable that future economic benefits will be received by companies of the Group. Selling prices are established based on purchase orders or contracts.

Goods or services whose revenue is deferred are recognized within “Other obligations” and accounted for as revenues upon delivery of the goods or provision of the services.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The revenue from the sale of the electric power co-generated is recorded based on the assured energy and the tariffs specified in the supply agreement, or the current market price, according to each case. The electric power produced and sold through auctions is initially recognized as prepaid income, and is only recognized in the statement of income for the year when it is available to be used by the clients.

Revenue from leases and storage comprises leases of gas stations and storage of fuel and similar products in the RCSA terminals, and is recognized as the services are rendered, under Other operating income, net (Note 21).

Revenue is presented net of taxes (Excise Tax—IPI, Value-added Tax on Sales and Services—ICMS, Social Integration Program—PIS, Social Contribution on Revenues (COFINS), Economic Domain Intervention Contribution (CIDE), National Institute of Social Security (INSS) etc.), returns, rebates and discounts, amortization referring to exclusive supply rights, as well as of sales between Group companies.

b)	Foreign currency transactions

Foreign currency transactions are translated into the functional currency (the real) using the exchange rates prevailing at the dates of the transactions, or the dates of valuation when items are remeasured.

Monetary assets and liabilities denominated in a foreign currency are converted into reais using the foreign exchange rates prevailing at the reporting date, and foreign exchange gains and losses arising from the settlement of these transactions and the translation at year-end exchange rates are recognized in the statement of income within Finance income (losses), unless they qualify as hedge accounting, in which case they are recognized in comprehensive income (loss).

Non-monetary items that are measured at their historical cost in a foreign currency are translated using the translation rate of the transaction start date. Non-monetary assets that are measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined.

c)	Financial instruments—Initial recognition and subsequent measurement

(i)	Financial assets

Initial recognition and measurement

Financial assets are classified in the following categories: at fair value through profit or loss and loans and receivables. The Group classifies its financial assets upon initial recognition.

Financial assets are initially recognized at fair value plus, in the case of investments not carried at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

The Group’s financial assets are presented in Note 23.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Subsequent measurement

The subsequent measurement of financial liabilities depends on their classification, which can be as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and assets designated in the initial recognition, as measured at fair value through profit or loss. They are classified as held-for-trading if they are originated with the purpose of being sold or repurchased in the short term. Derivatives are also measured at fair value through profit or loss, except for those designated as hedging instruments, which are maintained in equity and subsequently recognized in the statement of income, as described in Item V below. Interest, monetary restatement and foreign exchange variation and variations arising from measurement at fair value in income (loss) when incurred, under Financial income (loss).

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments and usually not quoted in an active market. After the initial measurement, these financial assets are accounted for at amortized cost using the effective interest rate method (effective interest rate), less impairment loss, when applicable. Amortized cost is calculated taking into account any discount or “premium” in the acquisition and fees or costs incurred. The amortization of the effective interest rate method is included under Financial income (loss) in the statement of income.

Derecognition (write-off)

A financial asset is written off when: (i) The rights to receive cash flows from the asset expire, and, (ii) the Group transfers its rights to receive cash flows from the asset or assumes an obligation to pay the cash flows received in full without material delay to a third party under a ‘pass-through’ arrangement; and (a) the Group transfers substantially all risks and rewards of the assets, or (b) the Group neither transfers nor retains substantially all the risks and rewards related to the asset, but transfers the control over the asset.

Impairment of financial assets

The Group assesses, at the reporting dates, whether there is any evidence that determines that an asset or group of financial assets is impaired. The Company assesses, at the reporting dates, whether there is any evidence that determines that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is considered impaired if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (known as a loss event) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets and can be reliably estimated.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The criteria used by the Group to determine whether there is objective evidence of an impairment loss include: (i) issuer or debtor’s relevant financial difficulties; (ii) a breach of contract, such as a default or delay on payment of interest or the principal; (iii) The Group, due to economic or legal reasons relating to the financial difficulty of the borrower, assures the borrower a concession that the creditor would not consider; (iv) It is likely that the borrower will declare bankruptcy or other financial reorganization; (v) the disappearance of an active market for that financial asset due to the financial difficulties; or (vi) observable data indicating a measurable reduction in estimated future cash flows from a financial asset portfolio since the initial recognition of the assets, even if the decrease cannot yet be identified with the individual financial assets in the portfolio, including: (a) national or local economic conditions correlating with adverse changes in the payment situation of the portfolio’s loan; and, (b) national or local economic conditions correlating with defaults on the portfolio’s assets.

If, in a subsequent period, the value of the impairment loss decreases and the decrease is objectively related to an event occurring after the impairment is recognized (such as, an improvement in the debtor’s credit classification) the reversal of the previously recognized impairment loss will be recognized in the statement of income in the period that the event occurs.

(ii)	Financial liabilities

Initial recognition and measurement

Financial liabilities are classified as financial liabilities at fair value through profit or loss, at amortized cost, or as derivatives classified as an effective hedge instrument, as the case may be. The Group classifies its financial liabilities upon initial recognition.

Financial liabilities are initially recognized at fair value, and in the case of loans and financings, include directly related transaction costs.

The Group’s financial liabilities are presented in Note 23.

Subsequent measurement

The measurement of financial liabilities depends on their classification, which can be as follows:

Financial liabilities at fair value through profit or loss

They include financial liabilities usually traded before maturity, liabilities designated in the initial recognition at fair value by means of the result and derivatives, except for those designated as hedge instruments. Interest, monetary restatement, foreign exchange variation and variations arising from measurement at fair value, when applicable, are recognized in income when incurred.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Amortized cost

After initial recognition, loans and financing subject to interest are subsequently measured at amortized cost, using the effective interest rate method. Gains and losses are recognized in the income statement upon settlement of liabilities, as well as during the amortization process by the effective interest rate method.

Derecognition (write-off)

A financial liability is derecognized when the obligation under the liability is discharged, canceled or expired.

(iii)	Offset of financial instruments—net presentation

Assets and liabilities are presented net in the statement of financial position if, and only if, there is a current legal and enforceable right to offset the recognized amounts and if the intention of offsetting, or realizing the asset and settling the liability simultaneously.

(iv)	Fair value of financial instruments

The fair value of financial instruments actively traded in organized financial markets is determined based on quoted market prices at the close of business at the reporting date, without deduction of transaction costs.

The fair value of financial instruments for which there is no active market is determined using valuation techniques. These techniques may include the use of recent market transactions (on an arm’s length basis); by reference to the current fair value of another similar instrument; discounted cash flow analysis or other valuation models.

An analysis of the fair value of financial instruments and more details on how they are calculated are provided in Note 23.

(v)	Derivative financial instruments and hedge accounting

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as non-deliverable forwards, commodity forward contracts and interest rate swaps to provide protection against the risk of variation in the foreign exchange rates, the risk of variation in the prices of commodities and the risk of variation in interest rates, respectively. The derivative financial instruments designated in hedging operations are initially recognized at fair value on the date on which the derivative is obtained, and are subsequently restated also at fair value. Derivatives are presented as financial assets when the fair value of the instrument is positive; and as financial liabilities when the fair value is negative.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Any gains or losses resulting from changes in the fair value of derivatives during the year are recognized directly in the statement of income, with the exception of the effective portion of the hedge designated as hedge accounting, which is recognized in other comprehensive income.

For hedge accounting purposes, there are the following classifications:

•	fair value hedge, in providing protection against exposure to changes in the fair value of recognized asset or liability or of unrecognized firm commitments, or of identified part of such asset, liability or firm commitment, which is attributable to a particular risk and may affect the result;

•	cash flow hedge, in providing protection against the variation in the cash flows that is attributable to a particular risk associated with a recognized asset or liability or with a foreseen transaction that is highly likely and that might affect the result; or

•	hedge of a net investment in a foreign operating unit.

In the initial recognition of a hedge relationship, the Group formerly classifies and documents the hedge relationship to which they wish to apply hedge accounting, as well the objective and the risk management strategy of company management to put the hedge into effect.

The documentation includes: i) the identification of the hedge instrument, ii) the hedged item or transaction, iii) the nature of the risk to be hedged, iv) the prospective demonstration of the efficacy of the hedge relationship and v) the way in which the Group intends to assess the efficacy of the hedge instrument for purposes of offsetting the exposure to changes in the fair value of the hedged item or cash flows related to the hedged risk. In regards to a cash flow hedge, the demonstration of the high probability of the foreseen transaction to be hedged, as well as the foreseen periods of transfer of the gains or losses resulting from the hedge instruments from equity to income, are also included in the documentation of the hedge relationship.

These hedges are expected to be highly effective to offset changes in the fair value or cash flows. They will be permanently evaluated to verify whether they were indeed highly effective over the course of all the base periods for which they were intended.

Hedges that fulfill the criteria for their hedge accounting are recorded as follows:

Fair value hedge and fair value option of certain financial liabilities of RCSA

As mentioned in Note 1.c, on August 31, 2015, RCSA, by means of debt assumption agreements, agreed to assume a debt of RESA arising from export prepayment contracts (PPEs), totaling R$ 1,711,772, of the Term Loan Agreement and Schuldschein types, denominated in US dollars (“US$”) and euros (“€”).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The exposures to US$ and € fluctuations, referring to those contracts and PPEs, totaling R$ 801,275 (equivalent to US$ 219 million), are hedged by swaps to reais, including new borrowings of the Schuldschein and PPE types, amounting to R$ 264,164 (equivalent to € 60 million) and R$ 1,186,380 (equivalent to US$ 300 million), respectively, obtained in the period ended March 31, 2016, causing the Group to be exposed to the Interbank Deposit Certificate (CDI) variation (from 95% to 112% ). The changes in the fair value of derivatives entered into are accounted for under Finance income (costs), within Net effect of derivatives.

The Group designated debts of the Term Loan Agreement, Schuldschein and PPE types as liabilities measured at fair value through profit or loss, in order to eliminate, or at least significantly reduce, inconsistencies in measurement that would otherwise result in the recognition of gains or losses on the loans and derivatives on different bases. As a result, fluctuations of loans fair value are accounted for in caption Financial income, in line Fair value of liability financial instruments, classified in Financial expenses group.

Cash flow hedge

The effective portion of the gain or loss on the hedging instrument is initially recorded in other comprehensive income (loss), while any ineffective portion is recognized directly in financial income (loss).

Amounts recognized in other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged income or interest expense is recognized, or when a forecast sale occurs. When the hedged item is the cost of a non-financial asset or liability, the amounts recognized in equity are transferred to the initial carrying amount of the non-financial asset or liability.

If the forecast transaction or firm commitment is no longer expected to occur, the amounts previously recognized in equity are transferred to the statement of income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in comprehensive income (loss) remains deferred in equity within “Reserve for other comprehensive income (loss)” until the forecast transaction or firm commitment affects profit or loss.

The types of financial instruments designated as hedge accounting are presented in Note 23.

d)	Trade notes receivable

Trade notes receivable correspond the amounts receivable due to sale of goods or rendering of services in the regular course of Group’s activities. If the due date for payment is one year or less, the accounts receivable are classified as current assets. Otherwise they are shown as non-current assets. Trade accounts receivable are recognized initially at fair value and subsequently measured at amortized cost, using the effective interest rate method, less provision for doubtful accounts (“PDD”) or impairment.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

e)	Inventories

Inventories are valued at the average acquisition or production cost, not exceeding net realizable amount, except for agricultural produce in RESA, which is measured at fair value at the point of harvest. Cost of finished products and products in process include raw material, direct labor costs and other direct costs as well as respective direct production expenses (based on regular operating capacity) less loan costs. The net realizable value is the sales price estimated for the normal course of the businesses, less estimated completion execution costs and selling expenses.

At the point of harvest, sugarcane is considered agricultural produce and measured at fair value, less costs to sell, which is determined based on the amount disclosed by the Council of Sugarcane, Sugar and Ethanol Producers of the State of São Paulo (CONSECANA). The fair value of harvested sugarcane is the cost of the raw material used in the production of sugar and ethanol.

The provisions for slow-moving or obsolete warehouse inventories are constituted when these inventories have not moved for a certain period and are not considered strategic by the Management.

f)	Advances to suppliers

These refer substantially to advances to sugarcane suppliers, granted by the Group on the date of execution of sugarcane supply agreements, and the respective amendments to these agreements, which will be amortized as the sugarcane and petroleum and ethanol by-products are supplied. In accordance with the estimated sugarcane to be delivered by the supplier, the aforementioned balances will be substantially settled in the current crop season and over the next nine crop seasons.

g)	Investment in associated companies

Investments in companies over which the Group has significant influence are accounted for under the equity method. They are initially recognized at in the statement of financial position at cost, plus any changes after the acquisition of the ownership interest.

The statement of income reflects the share in the results from operations of associated companies based on the equity accounting method. When a change is directly recognized in the shareholders’ equity of the associated company, the Group will recognize its share in the variations occurred and will disclose that fact and, where applicable, in the statement of changes in the equity.

After applying the equity accounting method, the Group determines whether it is necessary to recognize additional impairment on the investment. The Group determines, at each reporting date, if there is objective evidence that the investment in the associated company suffered an impairment loss. If so, the Group calculates the amount of impairment loss as the difference between the recoverable amount of the associated company and the book value and recognizes the amount in the statement of income.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

When there is loss of significant influence on the associated company, the Group evaluates and recognizes its investment at fair value.

Unrealized gains from transactions between the Group and its associated companies are eliminated to the extent of the Group’s interest in the associates. Non-realized losses are also eliminated, unless the transaction shall provide evidence of loss (impairment) of the asset transferred. The accounting policies of the associated companies are changed when required in order to assure the consistency with the policies adopted by the Group.

h)	Biological assets

Biological assets refer to sugarcane crops.

Sugarcane crops are measured at fair value, excluding the land on which they are located, under the discounted cash flow method.

For sugarcane, the Group uses future cash flows in accordance with the productivity cycle projected for each harvest, taking into consideration the estimated useful life of each crop, the prices of total recoverable sugar, estimated productivities, estimated costs to be incurred with production, harvesting, loading and transportation per planted hectare.

Changes in fair values between periods are allocated to the cost of products sold.

Any land belonging to the Group where biological assets are produced is accounted for as property, plant and equipment.

i)	Property, plant and equipment

Property, plant and equipment items are stated at historical acquisition or construction cost less accumulated depreciation and impairment losses, when applicable.

The cost includes expenditures that are directly attributable to the acquisition of assets. The cost of assets built by the Company includes materials and direct labor, as well as any other costs attributable to bringing the assets to the location and condition requires for them to operate in the manner intended by Management, and loan costs on qualifiable assets. Borrowing costs relating to funds raised for works in progress are capitalized until the projects are concluded.

RESA and its subsidiaries perform the main maintenance activities scheduled for their manufacturing units on an annual basis. This usually occurs between the months from January to March, with the objective of inspecting and replacing components.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The main annual maintenance costs include costs of labor, materials, outsourced services and overhead allocated during the off-season period. These costs are classified as frequent replacement parts and components, in property, plant and equipment, and are fully amortized in the following crop season.

The cost of an equipment item that must be replaced on an annual basis is accounted for as a component of the equipment costs and depreciated over the following crop. The costs of normal periodic maintenance are accounted for in expenses when incurred as the replaced components do not improve the production capacity of the asset or introduce refinements in the equipment.

In RCSA, future costs to be incurred with removal of fuel storage tanks are estimated and recorded as part of the cost of property, plant and equipment, with a corresponding entry to the provision that supports such costs in liabilities (current and non-current).

Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. The cost of any renewal to increase useful life should be activated and included in the asset’s book value, if it is probable that future economic benefits following the renewal will exceed the performance standard initially assessed for the existing asset and that such benefits will accrue to the Group. The main refurbishments are depreciated over remaining useful lives of related assets.

Gains and losses from divestitures are determined by the comparison of results with the book value and are recognized in the statement of income under Other operating income, net.

During the year ended on March 31, 2016 and 2015, RCSA and RESA performed an assessment of useful lives applied to its property, plant and equipment, which indicated a need for changes in useful life and annual depreciation rates for its assets.

As this involves a change in bookkeeping estimates, the effects of such changes were recorded prospectively as of April 1, 2015 and 2014, RCSA and RESA, respectively. These changes represent an extension as well as an reduction in useful life terms, depending on the case, as compared with previous practices, giving rise to an increase R$ 13,738 in depreciation expenses for the year ended on March 31, 2016 (reduction in depreciation expense in the amount of R$ 9,554 in 2015).

Land is not depreciated. On March 31, 2016, 2015 and 2014 depreciation of such assets was calculated based on estimated useful life wear and tear for each asset. The annual weighted average depreciation rates are as follows:

Class of fixed assets	2016	2015	2014
Buildings and improvements	2.37%	2.63%	4.00%
Machinery, equipment and facilities	4.76%	4.89%	4.61%
Aircrafts and vehicles	7.50%	7.41%	9.24%
Furniture and fixtures and IT equipment	12.91%	14.53%	15.01%
Other	10.00%	10.02%	9.94%

Residual values and the useful lives of material assets are reviewed and adjusted, if adequate, at the end of each year.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

j)	Leases

Whether a contract is, or contains, a lease is determined based on the substance of the contract at the inception date.

Under finance lease contracts where substantially all risks and rewards are transferred to the Group, incidental to ownership of the leased asset, they are capitalized at the inception of the lease at the fair value of the leased property, or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized within borrowing costs in the statement of income. A leased asset is depreciated during its useful life or the term of the lease, the shorter of the two, save when there is evidence that the leased assets will be acquired on the agreement’s expiry.

Operating lease agreements are recognized as operating expenses in the statement of income on a straight-line basis over the term of the lease.

k)	Intangible assets

(i)	Goodwill

Goodwill is represented by the positive difference between the paid or payable amount for the acquisition of a business and the net fair value of assets and liabilities of the acquired company. Goodwill arising from acquisitions of subsidiaries is disclosed as “Intangible assets”. In case of finding a bargain purchase, this amount is stated as a gain in the fiscal year’s income figures, on the acquisition date.

The goodwill is recognized at cost less accumulated impairment, when applicable. Goodwill is tested annually for any impairment losses. For impairment testing purposes, goodwill acquired in a business combination is, from the acquisition date, allocated to cash-generating units of the Group that are expected to benefit from the acquisition.

(ii)	Intangible assets with definite useful lives

Intangible assets with definite useful lives are carried at cost, less accumulated amortization and accumulated impairment losses, when applicable.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

On March 31, 2016, 2015 and 2014 the annual weighted average amortization rates are as follows:

Class of intangible assets	Weight average rates
Software license	20%
Brands	10%
Land lease agreements	9%
Sugarcane supply agreements	10%
Contractual relationships with clients (a)	4%
Exclusive supply rights (b)	12%
Public concession rights of use	20%
Other	29%

(a)	Contractual relationships with clients

Contractual relationships with clients acquired in a business combination are recognized at fair value on the acquisition date. Contractual relationships with clients have a finite useful life and are recorded at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected useful life of the client relationship.

(b)	Exclusive supply rights

This is equal to bonuses granted to clients (Note 12), and will depend on terms and future performance, in particular of the volumes as provided in supply agreements. Inasmuch as contractual conditions are met, bonuses are amortized and recognized in the income figures, in Taxes, deductions and rebates on sales (Note 19).

l)	Impairment of non-financial assets:

The Group assesses every year whether there are indicators of an asset’s loss of value. In the event such indicators are identified, the Group estimates the asset’s recoverable amount. The recoverable value of an asset is the greater among: (a) fair value less costs that would be incurred to sell it and (b) its value in use. When required, value in use is usually determined based on the discounted cash flow (before taxes) from the continued use of the asset until the end of its useful life.

Regardless of the existence of impairment indicators, goodwill and intangible assets with an indefinite useful life, if any, are tested for impairment at least once a year.

When the carrying amount of an asset exceeds its recoverable amount, the loss is recognized as an operating expense in the statement of income.

m)	Provisions

Provisions are recognized when: (i) the Group has a present legal or constructive obligation as a result of past events; (ii) it is likely that an outflow of funds will be required to settle the obligation; and (iii) the amount can be reliably estimated.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

n)	Employee benefits

The Group has a defined contribution and partial defined benefit plan, in which maintains a private pension plan for all of its employees.

The Group recognizes a liability based on a methodology that considers a number of factors determined by actuarial estimates, which employ assumptions for defining pension plan costs (income).

Actuarial gains and losses arising from adjustments due to experience and in changes in actuarial assumptions are stated directly in net assets as other comprehensive income, when they occur.

Past costs of services are immediately recognized in the statement of income.

The Group recognizes a provision when it is contractually compelled or when there is a past practice that created a constructive obligation.

o)	Income and social contribution taxes

Income (expenses) tax and social contribution expenses of the year include current and deferred taxes. Income taxes are recognized in the statement of income, except to the extent they are related to items directly recognized in equity or in other comprehensive income, when applicable. In that case, the tax is also recorded in equity or in other comprehensive income.

The current and deferred income tax and social contribution charge is calculated based on enacted, or substantially enacted, tax acts, at the reporting date of countries in which the Group’s entities operate and generate taxable income. Management periodically evaluates the positions taken by the Group in the calculations of income tax with respect to situations in which applicable tax regulation is subject to interpretations; and establishes provisions when appropriate, on the basis of amounts expected to be paid to the tax authorities.

Income tax is computed on taxable income at the rate of 15%, plus a 10% surtax for income exceeding R$ 240 in the 12-month period, whereas social contribution is computed at the rate of 9% on taxable income, recognized on the accrual basis. That is, on a compound basis, the Group is subject to a theoretical tax rate equivalent to 34%.

Deferred income tax and social contribution in connection with tax losses, social contribution negative base and temporary differences are shown as net in the statement of financial position when there is a legal right and an intention to offset these on calculation current taxes related with the same legal entity and the same tax authority. Accordingly, deferred tax assets and liabilities in different entities or countries are in general presented separately, and not at net value. Deferred taxes are calculated based on the tax rates in force when they are realized or reviewed annually.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Tax assets are only recognized to the extent that it is probable that future taxable income will be available against which these temporary differences can be offset.

Prepayments or current amounts that can be offset are presented in current and non-current assets, in accordance with their expected realization.

p)	Share capital and remuneration to shareholders

The share capital is comprised of common and preferred shares. Incremental expenses attributed directly to share issues, if any, are shown as a deduction from equity, as an additional capital contribution, net of tax effects.

In the parent companies RESA and RCSA, the only existing class A preferred share as well as each common share, is entitled to one vote on resolutions by each company’s shareholders’ meetings, as well as R$ 0.01 (one cent) fixed annual dividends. Such voting rights are restricted to subsidiaries and not to the Group.

Class B and C preferred shares issued by RESA and RCSA are intended to refund assets, chiefly represented by tax benefits contributed by shareholders Cosan and Shell respectively, as these are employed by the Group.

Class D preferred shares have no voting rights and are entitled to a fixed annual dividend in RESA as well as in RCSA, to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RESA and RCSA company Bylaws and in legislation in force.

Class E preferred shares issued by RESA and RCSA have voting rights and are entitled to a fixed annual dividend to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RCSA company Bylaws and in legislation in force.

q)	Business combinations

Business combinations are accounted for according to the acquisition method and, assets, liabilities and contingent liabilities identifiable of the company or acquired business are measured at fair value for the purposes of calculation and recognition of the goodwill arising on the transaction in accordance with effective accounting standards. Goodwill represents the surplus of acquisition cost in view of the Group’s interest in fair value, net of identifiable assets, liabilities and contingent liabilities in the company acquired. If consideration is lower than fair value of assets, liabilities and contingent liabilities acquired, the difference must be recognized in statement of income.

r)	Environmental issues

The group reduces risks in connection with environmental issues by means of operating procedures and controls and investments in equipment and pollution control systems. The Group recognizes a provision for losses with environmental expenditures inasmuch as it is necessary to undertake remedial actions for the damages caused.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

2.4	New IFRS and IFRIC Interpretations (IASB Financial Reporting Interpretations Committee) applicable to financial information

The following new standards and interpretations were issued by the IASB but are not yet effective for the year ended March 31, 2016. Early adoption of standards, although encouraged by the IASB, is not permitted in Brazil by the Brazilian Accounting Pronouncements Committee (CPC).

IFRS 9—Financial instruments. It covers the classification, measuring and the recognition of financial assets and liabilities. The full version of IFRS 9 was published in July 2014, effective as of January 1, 2018. Management is evaluating the full impact of its adoption.

IFRS 15—Income from contracts with clients. This new standard provides the principles that an entity applies to determine the measurement of revenue and when will be recognized. The standard will become effective as of January 1, 2018 and supersedes IAS 11—Construction Contracts and IAS 18—Income and their related interpretations. Management is evaluating the full impact of its adoption.

IAS 16—Fixed Assets and IAS 41—Agriculture. Main change is that bearer biological assets, such as fruit trees and sugarcane stubble are out of IAS 41 scope and must be accounted in accordance with IAS 16, which is cost less accumulated amortization and possible impairment losses. Consumable biological assets such as sugarcane and fruits in the field should be defined at fair value and continue in the scope of IAS 41. On April 1, 2016 a relevant restating is expected of Biological assets to property, plant and equipment, with regard to the values related to sugar-cane stubble. Moreover, the difference of the capital gain between April 1, 2014, date of transition of the above mentioned changes, and March 31, 2016, allocated to the sugar cane stubble, will be reversed against Retained earnings in Equity. The Group is working on determining the effects that will be presented in the first quarter of 2016 return of the 2016/2017 crop, tends to be between R$ 900,000 and R$ 1,400,000 to the assets reclassification and R$ 150,000 and R$ 250,000 to the fair value reversal.

IFRS 16—Leasing. IFRS 16 requires that an entity should recognize that any leasing in which the Group is a lessee should be stated in the statement of financial position. The new standard is applicable beginning on or after January 1, 2019 and replaces the IAS 17—Leases. Management is evaluating the full impact of its adoption.

There are no other IFRS or IFRIC interpretations that are not yet effective and that are expected to have a significant impact on the Group.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

3.	Cash and cash equivalents

	2016	2015
Funds in banks and in cash	777,931	355,367
Values awaiting foreign exchange closure(1)	84,599	2,062
Interest earnings bank deposits:
Investment Funds(2)	1,714,891	1,274,554
Bank deposit certificate (CDB) and commitments(3)	1,615,069	2,234,988
Time deposit(4)	177,951	159,684
Other investments	2,190	1,575

	3,510,101	3,670,801

	4,372,631	4,028,230

Domestic (domestic currency)	3,527,520	3,618,802
Abroad (foreign currency)	845,111	409,428

	4,372,631	4,028,230

(1)	Refer basically to receiving foreign currency funds from overseas clients, for which obtaining foreign exchange from financial institutions was not yet concluded until the reporting date, and also refer to funds intended to settle debts related to export performance.
(2)	Refer to investments in fixed income funds managed by first-class financial institutions, divided into quotas with daily earnings. As of March 31, 2016, the average yield on investment funds was 99.6% of the interbank deposit certificate (CDI) (99.9% in 2015 and 100.9% in 2014).
(3)	Refer to fixed income investments such as CDBs (Bank Certificates of Deposits) and Repurchase Agreements in first-class financial institutions and that yield on average 101.3% of the CDI (Interbank) rate (102.0% in 2015 and 102.1% in 2014).
(4)	Refer to interbank deposits in the overseas market. Are subject to fixed terms and are not negotiable to maturity. These are held in first-class institutions, have an average 10-day term and yield on average 0.43% per annum in foreign currency.

4.	Restricted cash

	2016	2015
Financial investments linked to financing(1)	62,302	45,829
Short-term investments related to derivative transactions(2)	136,116	54,831
Margin on derivative operations(3)	676,187	87,964

	874,605	188,624

Domestic (domestic currency)	203,391	157,973
Abroad (foreign currency)	671,214	30,651

	874,605	188,624

(1)	LFTs (Letra Financeira do Tesouro), held by virtue of National Bank for Social and Economic Development—BNDES financing and with redemption subject to payment of certain portions of the mentioned financing.
(2)	Refer to short-term investments such as CDBs and overseas public bonds with first-class financial institutions, employed as warranties in transactions with derivative instruments.
(3)	Margin deposits in derivative transactions refer to margin requirements by counterparts in transactions with derivative instruments, and are exposed to US dollar exchange fluctuations (Note 23.d). The balance increase is a result of an increase in the volume of sugar set at 2,805 thousand tons at March 31, 2016 (1,483 thousand tons in 2015).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

5.	Trade accounts receivable

	2016	2015
Accounts receivable—Domestic	1,724,696	1,545,458
Accounts receivable abroad	119,822	130,575
Funding to clients(i)	420,434	407,311
Allowance for doubtful accounts	(200,585)	(179,916)

	2,064,367	1,903,428
Current	(1,758,781)	(1,605,174)

Non-current	305,586	298,254

(i)	Client financing consists of the payment in installments of outstanding debts and sales of properties, as well as financing agreements backed by security interest, pledges and endorsements whose main purpose is the setup or modernization of gas stations. Finance charges and repayment deadlines are agreed by contract and set according to a business assessment of each negotiation.

The Group did not pledge any trade or other receivable to secure financial transactions.

The maximum exposure to credit risk on the statement of financial position date is the book value of each of the types of accounts receivable mentioned above.

The aging schedule of trade and other receivables and client financing is as follows:

	2016	2015
Falling due	1,828,791	1,741,808
Overdue—in days
Up to 30	53,217	61,318
From 31-90	70,851	29,093
Over 90	312,093	251,125

	2,264,952	2,083,344

The Group has security interests such as mortgages and letters of credit, for payment of long overdue trade and other receivables which have not been provided for.

The provisions for allowance of doubtful was estimated based on credit risk analyses, that contemplates the historic losses, the situation of each customers, the situation of each economic group they belong, the guarantee in reais for debts and law assessors evaluation, and it is considerate enough by Group Management to cover possible losses on accounts receivables.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Changes in the allowance for doubtful accounts are as follows:

March 31, 2013	(180,401)

Provision	(13,893)
Reversal	19,645

March 31, 2014	(174,649)

Provision	(36,764)
Reversal	31,497

March 31, 2015	(179,916)

Provision	(59,713)
Reversal	38,828
Foreign exchange variation	216

March 31, 2016	(200,585)

6.	Inventories

	2016	2015
Finished goods:
Ethanol	387,591	260,188
Sugar	40,460	34,996
Diesel	436,649	448,194
Gasoline	500,198	424,085
Jet fuel (Jet A-1)	62,469	76,229
Other fuels	9,597	15,377
Storeroom and others	258,501	190,845
Provision for net realizable value and obsolescence	(18,134)	(15,967)

	1,677,331	1,433,947

The changes in the provision for net realizable value and obsolescence is as follows and was recognized in the statement of income in the Cost of goods sold and services provided line:

March 31, 2013	(11,487)

Provision	(2,611)
Reversal	3,921

March 31, 2014	(10,177)
Provision	(10,222)
Reversal	4,432

March 31, 2015	(15,967)

Provision	(11,498)
Reversal	9,331

March 31, 2016	(18,134)

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

7.	Other financial assets

	2016	2015
Credits from indemnity suits(1)	828,250	479,556
National Treasury Certificates (CTN)(2)	627,219	501,794
Other	1	1

	1,455,470	981,351
Current	(10,028)	(12,931)

Non-current	1,445,442	968,420

(1)	Receivables from lawsuits on which a final judgment favorable to RESA was passed in February 2007, December 2013 and 2015, which are not part of the net assets contributed by Cosan to set up the Group. Therefore, RESA recognized a liability in the same amount, classified as current and non-current in the related parties account, given that RESA has the obligation to reimburse those receivables to Cosan when they are actually collected. These credits yield IPCA and Selic plus interest rate of 6% per year. In December 2015 RESA recognized the sum of R$ 349,715 in connection with a credit from an indemnity suit and judicial bonds. This transaction did not and will not have any impact on RESA’s results.
(2)	Brazilian Treasury Certificates are government bonds issued by the Brazilian Treasury within the Special Agriculture Industry Securitization Program—PESA, with a 20-year original maturity (falling due between 2018 and 2025) and which pledged to secure its related financing transaction called PESA. These bonds bear annual compound interest of 12%, plus the IGP-M (General Market Price Index). Their value on maturity date will match the principal of the debt due under PESA and may be used for settlement.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

8.	Related parties

a)	Summary of balances with related parties

	2016	2015
Assets
Framework agreement (1)
Shell Brazil Holding B.V.	508,345	519,159
Cosan S.A. Indústria e Comércio	324,718	442,511
Shell Brasil Petróleo Ltda.	39,984	37,292
Other	9,083	7,344

	882,130	1,006,306
Commercial operations (2)
Rumo Group / ALL (f)	114,087	9,018
Nova América Agrícola Caarapó Ltda.	75,334	69,787
Shell Aviation Limited (Nota 23.d)	66,576	97,682
Agroterenas S.A.	27,662	26,701
Cosan S.A. Indústria e Comércio	7,542	7,075
Philipinas Shell Petroleum Corp. (Nota 23.d)	5,958	4,240
Other	20,704	20,998

	317,863	235,501
Paid-in capital
Sapore S.A.	5,000	7,200
IB Sabbá S.A.	—	1,756

	5,000	8,956

	1,204,993	1,250,763

Current assets	(491,358)	(334,697)

Non-current assets	713,635	916,066

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

	2016	2015
Liabilities
Framework agreement (1)
Cosan S.A. Indústria e Comércio	1,059,048	668,357
Shell Brasil Petróleo Ltda.	71,749	53,128
Shell Brazil Holding B.V.	48,357	55,330
Other	233	358

	1,179,387	777,173
Financial operations
Cosan S.A. Indústria e Comércio	9,672	9,672
Sapore S.A.	22	—

	9,694	9,672
Commercial operations (2)
Shell Trading US Company (Note 23.d)	179,987	—
Shell Western Supply and Trading (Note 23.d)	—	109,466
Agroterenas S.A.	42,923	10,008
Nova América Agrícola Ltda.	26,077	8,317
Cosan Operadora Portuaria S/A	20,407	11,343
Nova América Agrícola Caarapó Ltda.	17,963	7,069
Shell Aviation Limited (Note 23.d)	1,341	1,687
Other	38,805	17,863

	327,503	165,753
Preferred shares (3)
Shell Brazil Holding B.V.	494,430	152,340
Cosan S.A. Indústria e Comércio	89,762	89,762

	584,192	242,102
Corporate restructuring
CTC—Centro de Tecnologia Canavieira	609	—

	609	—

	2,101,385	1,194,700

Current liabilities	(860,940)	(262,269)

Non-current liabilities	1,240,405	932,431

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(1)	Framework agreement

On March 31, 2016 and 2015, the sums stated in assets and liabilities refer to refundable values chargeable to shareholders, existing prior to the creation of Raízen, when actually realized or settled.

(2)	Commercial operations

On March 31, 2016, the sum stated in assets of R$ 317,863 (R$ 235,501 in 2015) refers to transactions for the sale of goods, such as gasoline, diesel, jet fuel, sugar and ethanol.

On March 31, 2016, the sum stated in liabilities of R$ 327,503 (R$ 165,753 in 2015) refers to transactions for the purchase of goods and the provision of services, such as ethanol, diesel, gasoline, sugar, sugar-cane, highway and railway cargoes and warehousing.

(3)	Preferred shares

Upon formation of the Group entities, Shell and Cosan have agreed that each of the ventures shall be reimbursed when tax credits already existing on entities that were contributed to the Group are effectively utilized by the Group, mostly NOLs and tax benefits on goodwill amortization (“GW”). Reimbursement shall occur through distribution of disproportionate dividends to holders of C and E class preferred shares (liability instrument).

In the Common Shareholders’ Meeting (“AGO”) held on July 28, 2014, RESA shareholders resolved to approve payment of R$ 42,381, i.e. R$ 1,255 below that stated on March 31, 2014. RESA made payment regarding the mentioned preferred shares on July 29, 2014. Moreover, in the Shareholders’ Meeting held on that same date, RCSA shareholders approved a payment of this same nature of R$ 15,126.

During the year ended March 31, 2015, Raízen concurred with the federal tax authorities’ Refis IV program for settling debts in installments, with the use of NOL. Hence, Raízen used NOL balances partially owned by Cosan prior to the Group’s creation, which resulted in writing off R$ 157,010 of the mentioned preferred shares. The amount utilized of NOL credits owned by Cosan was approximately R$ 171,750, of which R$ 14,740 had no preferred shares recognized, as such credits had not been recorded prior to the Group’s creation due to the absence of their probable use at that time.

Furthermore, during the year ended March 31, 2015 RCSA paid out R$ 30,253 in exclusive dividends of preferred shares to Cosan, paid in full during the mentioned period.

On March 31, 2015 RESA proposed allocating R$ 15,221 in dividends to the holders of class B preferred shares, in connection with the partial use of the tax benefit balance for the period then ended.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

During the year ended March 31, 2016, tax credits recognized in RCSA, tax credits originated from IRPJ and CSLL overpayments from January 2010 to May 2011 were recognized in the amount of R$ 258,250 (Note 15.b) (current), as well as supplement to NOL and goodwill balances contributed by Shell to RCSA, in the amount of R$ 78,124 (Note 15.e) (non-current), calculated in the same period, totaling R$ 336,374.

Tax credits that arose from overpayment of IRPJ and CSLL (current) are updated according to the Selic interest rate as of the date of recognition. During the year ended March 31, 2016, the update of the referred credits amounted R$ 5,715.

On March 31, 2016 RCSA created a R$ 138,070 provision for dividends payable related to the use of Shell’s NOL and GW with regard to the 2015 calendar year, by means of a reduction in the capital reserve (Note 18.b).

Furthermore, RESA also owes R$ 89,762 an NOL and Goodwill tax benefit balance payable to Cosan, when actually used.

Based on the merger of Ispagnac Participações Ltda. (“IPL”) by REPSA and subsequently by RESA, occurred on November 30, 2012, class C preferred shares were issued in order to secure an exclusive dividend base for Shell, the benefit’s exclusive originator totaling R$ 3,538.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

b)	Summary of related-party transactions (g)

	2016	2015	2014
Sale of products
Shell Aviation Limited	956,499	1,227,690	1,226,670
Rumo Group / ALL (f)	647,791	387	—
Agricopel Group	404,747	395,371	382,670
Philipinas Shell Petroleum Corp.	99,736	82,396	80,294
Shell Trading US Company	71,188	154,425	15,443
Shell Western Supply and Trading	10,300	139,470	248,294
Other	184,806	52,358	1,458

	2,375,067	2,052,097	1,954,829

Purchase of goods and services
Rumo Group / ALL (f)	(488,487)	(298,553)	(362,023)
Agroterenas S.A.	(248,133)	(170,634)	(166,669)
Nova América Agrícola Ltda.	(182,914)	(143,867)	(139,346)
Nova América Agrícola Caarapó Ltda.	(110,230)	(94,897)	(80,637)
Agricopel Group	(40,030)	(32,911)	(19,657)
Other	(227,003)	(126,288)	(22,025)

	(1,296,797)	(867,150)	(790,357)

Renewed collection of shared expenses (a)
Companhia de Gás de São Paulo	26,264	23,221	—
Rumo Group / ALL (f)	13,380	5,330	5,723
Cosan Lubrificantes e Especialidades S.A.	5,375	4,518	4,929
Cosan S.A. Indústria e Comércio	]3,954	4,330	4,247
Other	2,314	1,824	1,705

	51,287	39,223	16,604

Land leases (b)
Radar Group	(60,177)	(57,596)	(54,945)
Aguassanta Group	(26,803)	(32,386)	(28,627)
Tellus Group	(16,232)	—	—
Janus Brasil Participações S.A.	(7,636)	—	—

	(110,848)	(89,982)	(83,572)

Financial income (expense) (c)
Shell Brazil Holding B.V.	—	(3)	12,516
Nova América Agrícola Caarapó Ltda.	9,318	5,299	1,481
Agroterenas S.A.	3,397	2,557	894
Shell Finance B.V.	(5,478)	(5,640)	(4,361)
Other	(2,125)	(2,804)	1,945

	5,112	(591)	12,475

Service income (d)
Shell Brasil Petróleo Ltda.	18,236	2,285	27,092
Other	755	—	195

	18,991	2,285	27,287

Service expenses (e)
Shell Brasil Petróleo Ltda.	(14,117)	(3,859)	(8,923)
Shell International Petroleum	(5,297)	(3,743)	(3,229)
Other	(2,713)	(1,233)	—

	(22,127)	(8,835)	(12,152)

(a)	Reimbursement of shared expenses consists of expenses incurred by shared corporate, managerial and operating costs reimbursed from related parties; (b) Leased land consists of expenses incurred with land leased from related parties; (c) Finance expenses basically consist of expenses incurred with commissions on available credit facilities and inflation adjustment of the balances of advances granted to finance sugar cane crops; (d) Service revenues consist of commissions on the sales of lubricants to Shell; (e) Service expenses consist of expenses incurred with technical support, billing and collection, commissions on the sale of jet fuel and secondees from Shell; (f) On April 1, 2015 Cosan acquired through its subsidiary Rumo Logística Operadora Multimodal S.A., 100% of the common shares in América Latina Logística S.A (“ALL”), creating a relationship by the Rumo/ALL Group with the Group; and (g) Transactions with related parties are entered into under reasonable and cumulative conditions, in line with those prevailing in the market or that the Company would contract with third parties.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

c)	Directors and members of the Board of Directors

Fixed and variable compensation pay to key management personnel, including directors and members of the Board of Directors that is recognized in the statement of income as follows:

	2016	2015	2014
Regular remuneration	42,362	42,226	37,743
Bonuses and other variable compensation	63,461	31,488	31,803

Total compensation	105,823	73,714	69,546

d)	Other significant information involving related parties

Committed Back-up Credit Facility Agreement

The Group is a beneficiary of a US$ 500,000 thousand Revolving Committed Back-up Credit Facility Agreement granted by Shell Finance (Netherlands) B.V. and Cosan S.A. Indústria e Comércio. As of March 31, 2016 the mentioned credit facility had not been used.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

9.	Investments

	Investments (1)					Equity in net income of subsidiaries
	Country	Business	Percentage of Interest	2016	2015	2016	2015	2014
Book value
Centro de Tecnologia Canavieira S.A.	Brazil	R&D	21.50%	88,483	68,574	1,840	1,962	(3,645)
Codexis Inc. (2)	United States	R&D	—	—	—	—	(6,684)	(14,225)
Logum Logística S.A.	Brazil	Logistics	20.00%	53,687	64,370	(46,829)	(29,054)	(16,385)
Uniduto Logística S.A.	Brazil	Logistics	46.48%	12,740	30,587	(25,514)	(161)	(179)
Serviços e Tecnologia de Pagamentos S.A. (6)	Brazil	Payment options	10.00%	—	27,257	11,227	20,016	10,080
Other	—	—	—	—	—	(2,752)	—	—

				154,910	190,788	(62,028)	(13,921)	(24,354)

Appreciation of assets, net assigned
Serviços e Tecnologia de Pagamentos S.A. (6)				—	47,284	(3,862)	(6,320)	—

Subtotal				—	47,284	(3,862)	(6,320)	—

Investment goodwill (3)
In Uniduto Logística S.A.				5,676	5,676	—	—	—
In the Centro de Tecnologia Canavieira S.A.				49,839	41,379	—	—	—
In Serviços e Tecnologia de Pagamentos S.A.(6)				—	184,436	—	—	—

Subtotal				55,515	231,491	—	—	—

Total investments				210,425	469,563	(65,890)	(20,241)	(24,354)

Provision for negative equity (4)
Other (5)				—	(2,653)	(1)	(1)	(1)

Total provision for unsecured liability				—	(2,653)	(1)	(1)	(1)

						(65,891)	(20,242)	(24,355)

(1)	Investments accounted for under the equity method;
(2)	As of March 10, 2015, RESA sold all of its Codexis shares;
(3)	Goodwill on acquisition and transfer of shares;
(4)	Classified in the non-current liabilities;
(5)	From June 30, 2015, RESA has been consolidated Unimodal Ltda.; and,
(6)	As of March 14, 2016, RCSA sold all of its STP shares, subject to some preceding conditions. The investment was reclassified as assets held for sale. See Note 9.b.i below.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Investment transactions in associated companies without considering the provision for the negative equity is as follows:

March 31, 2013	267,489

Equity in net income of subsidiaries	(24,355)
Acquisition of STP (Note 26)	250,000
Additions to the investment	33,024
Investment goodwill	204
Write-offs	(23,900)
Allocation to intangible assets (1)	(61,629)
Dividends receivable	(4,369)
Other	(18,487)

March 31, 2014	417,977

Equity in net income of subsidiaries	(20,241)
Additions to the investment	58,964
Dividends receivable	(10,430)
Capital gain due to dilution of corporate interest	30,333
Transfer to other financial assets	(8,147)
Other	1,107

March 31, 2015	469,563

Equity in net income of subsidiaries	(65,891)
Additions to the investment	48,914
Investment goodwill	8,458
Dividends receivable	(23,256)
Capital gain due to dilution of corporate interest	15,583
Transfer to other financial assets (Note 9.b.i)	(243,086)
Other	140

March 31, 2016	210,425

(1)	Technology agreements for the production of second generation ethanol (“E2G”) from Codexis Inc.

a)	Summary financial information on investments

i)	The main associated companies’ accounts, are as follows:

•	March 31, 2016

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)	Iogen Energy Corp. (3)
Assets	2,505,051	85,080	695,961	39,950
Liabilities	(2,236,615)	(3,068)	(265,120)	(293,184)

Equity	268,436	82,012	430,841	(253,234)

Net operating income	120,041	—	78,332	—
Net income (loss)	(234,147)	(299)	3,021	(4,972)

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

•	March 31, 2015

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)	Unimodal Ltda.(1)	Iogen Energy Corp. (3)	Serviços e Tecnologia de Pagamentos (1)/(2)
Assets	2,049,903	65,810	454,036	—	48,652	1,197,732
Liabilities	(1,728,055)	(4)	(126,403)	(3,617)	(283,746)	(925,164)

Equity	321,848	65,806	327,633	(3,617)	(235,094)	272,568

Net operating income	41,479	—	75,093	—	—	671,749
Net income (loss)	(145,266)	(346)	499	(15)	(15,377)	200,164

•	March 31, 2014

	Logum Logística S.A.(1)/(2)	Uniduto Logística S.A.(1)/(2)	Codexis, Inc, (1)/(2)	Centro de Tecnologia Canavieira S.A.(2)	Unimodal Ltda	Iogen Energy Corporation (3)	Services and Payment Technologies (1)/(2)
Assets	1,752,011	43,650	137,839	271,262	1	45,765	960,034
Liabilities	(1,504,533)	(9)	(40,661)	(117,387)	(3,603)	(231,162)	(783,330)

Shareholders’ equity	247,478	43,641	97,178	153,875	(3,602)	(185,397)	176,704

Net operating income	3,500	—	68,913	56,875	—	—	299,855
Net income (loss)	(117,148)	(395)	(89,165)	(910)	—	(1,904)	100,801

(1)	The fiscal year of these investees is on December 31;
(2)	Significant influence over these companies has been defined, mainly, based on the Group’s right to elect key management personnel and to decide on their significant operational and some strategic issues;
(3)	Jointly controlled entity in which the Group participation is 50% in common shares, whose fiscal year ends on August 31. RESA did not recognize a provision for shareholders’ deficit or share of loss of equity-accounted investees, given that it has no legal or constructive obligations to make payments on account of that company.

b)	Investment transactions in associated companies

Occurred in the year ended March 31, 2016

(i)	Disposal of corporate interest in STP

By means of a share purchase and sale agreement on March 14, 2016, shareholders of STP sold 100% of shares in the share capital of STP to DBTRANS Administração de Meios de Pagamentos Ltda. for R$ 4,086,000, of which R$ 408,600 will be paid to RCSA for 10% of its interest, when contractual conditions are met.

As concluding this transaction is subject to compliance with certain contractual clauses, including approval by the anti-monopolies official body (Conselho Administrativo de Defesa Econômica—CADE), the Company has not yet derecognized the assets nor recognized the transaction’s gain, yet it reclassified the R$ 243,086 carrying amount of the investment to current assets, to the line item Assets held for sale.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

ii)	Increase in capital of Logum Logística S.A. (“Logum”)

During the period ended on March 31, 2015 capital increases by the Company were resolved and approved totaling R$ 180,000 by means of cash contributions. The amounts subscribed and paid in 2016 by the Group in these operations totaled R$ 36,000.

In these operations, there were no variations in the percentage of participation in the share capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

(iii)	Increase in capital of Uniduto Logística S.A. (“Uniduto”)

During the year ended March 31, 2015 capital increases by the Company were resolved and approved totaling R$ 16,500 by means of cash contributions. The amounts subscribed and paid in 2016 by the Group in these operations totaled R$ 7,668.

In these operations, there were no variations in the percentage of participation in the share capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

(iv)	Centro de Tecnologia Canavieira S.A. (“CTC”)

(a)	Share transfers

On April 13, 2015, RESA, through its subsidiary Raízen Tarumã Ltda. (“Tarumã”) received a transfer of 4,236 shares from CTC, valued at R$ 8,250, of the company Sabarálcool S.A.—Açúcar e Álcool, as a partial payment of a debt that had with Tarumã, and the CTC’s interest in share capital now totals 0.5899%. Therefore, Tarumã recognized an increase in its investment and goodwill in the amount of R$ 1,933 and R$ 6,317, respectively under Investments.

After the transaction, RESA has a direct and indirect participation in the share capital of CTC of 21.52%.

(b)	Capital increase

During the Special Shareholders’ Meeting held on February 24, 2016 a R$ 94,589 capital increase was approved by CTC shareholders, through an issue of 41,869 new common shares. The sum underwritten by RESA for this transaction totaled R$ 2,624 equal to 1151 common shares, with R$ 2,031 paid in on March 28, 2016 and R$ 593 paid in on April 1, 2016. Hence, RESA recognized investment and goodwill totaling R$ 540 and R$ 2,084 respectively in the line item Investments.

As provided for in the CTC shareholders’ agreement, in this transaction RESA and all other shareholders waived 89.83% of their pre-emptive rights to underwrite CTC shares. Hence, its ownership interest in the share capital of this investee dropped from 20.93% to 19.92%, thus creating a R$ 15,121 capital gain by diluting the corporate interest, recognized in the line item Other operating income, net (Note 21).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(c)	Capital increase by Tarumã, a RESA subsidiary

In the CTC capital increase dated February 24, 2016 as shown the above item, Tarumã underwrote R$ 73 equal to 32 common shares, with R$ 57 paid in on March 28, 2016 and R$ 16 paid in on April 1, 2016. Hence, Tarumã recognized investment and goodwill totaling R$ 16 and R$ 57 respectively in the line item Investments.

Based on the waiver of pre-emptive rights to underwrite CTC shares, also mentioned above in item (b), Tarumã reduced its ownership interest in CTC from 0.59% to 0.57%, thus creating a R$ 462 share capital gain by diluting the corporate interest, recognized in the line item Other operating income, net (Note 21).

(v)	Capital increase in Iogen Energy Corporation

On March 8, 2016, RESA made a R$ 2,757 capital contribution to this associated company, equal to CAD 1000 thousand and entirely underwritten and paid in.

Occurred in the year ended March 31, 2015

(i)	Increase in capital of Logum

On May 23, 2014 during a Logum investee’s Board of Directors’ Meeting (“RCA”), a R$ 81,230 capital increase was resolved and approved through the issue of 231,830,850 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 16,246, equal to 46,366,170 common shares.

On July 30, 2014 during a Board of Directors’ Meeting, the company’s R$ 52,857 capital increase was resolved and approved through the issue of 155,644,876 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 10,572, equal to 31,128,975 common shares.

On November 3, 2014 during a Board of Directors’ Meeting, the company’s R$ 65,527 capital increase was resolved and approved through the issue of 234,025,000 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 13,105, equal to 46,805,000 common shares.

On March 13, 2015 during a Board of Directors’ Meeting, the company’s R$ 20,000 capital increase was resolved and approved through the issue of 80,000,000 new common shares. The sum underwritten and paid in by the Company in this transaction totaled R$ 4,000, equal to 16,000,000 common shares.

In these operations abovementioned, there were no variations in the percentage of participation in the share capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

(ii)	Increase in capital of Uniduto

On May 20, 2014 during a Uniduto investee’s Board of Directors’ Meeting, a R$ 8,573 capital increase was resolved and approved through the issue of 30,303,995 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 3,891, equal to 14,085,297 common shares.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

On July 31, 2014 during a Board of Directors’ Meeting, the company’s R$ 5,286 capital increase was resolved and approved through the issue of 18,790,260 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 2,457, equal to 8,732,904 common shares.

On November 03, 2014 during a Board of Directors’ Meeting, the company’s R$ 6,553 capital increase was resolved and approved through the issue of 23,327,519 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 3,045, equal to 10,842,631 common shares.

On March 11, 2015 during a Board of Directors’ Meeting, the company’s R$ 2,300 capital increase was resolved and approved through the issue of 8,193,800 new common shares. The sum underwritten and paid in by the Company in this transaction totaled R$ 1,069, equal to 3,808,478 common shares.

In these operations abovementioned, there were no variations in the percentage of participation in the share capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

(iii)	Capital increase in CTC

During the Special Shareholders’ Meeting held on July 10, 2014 a R$ 165,002 capital increase was resolved and approved by CTC shareholders, through an issue of 83,741 new common shares. The sum underwritten by RESA in this transaction totaled R$ 4,579, equal to 2,324 common shares. The sum of R$ 2,291 equal to 50% of the underwritten amount was paid in on September 19, 2014, and the outstanding 50% balance was paid in on March 24, 2015. As provided for in the CTC shareholders’ agreement, in this transaction RESA waived 90.9% of its pre-emptive rights to underwrite CTC shares. Hence, its interest percentage in share capital in this investee dropped from 23.33% to 20.93%, thus creating a R$ 30,333 capital gain by diluting the corporate interest, recognized in the line item Other operating income, net (Note 21).

Occurred during the year ended March 31, 2014

(i)	Logum

On September 12, 2013 during a Logum investee’s Board of Directors’ Meeting, the company’s R$ 80,000 capital increase was resolved and approved through the issue of 158,056,914 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 16,000, equal to 31,611,383 common shares.

In addition, on November 19, 2013 during a Logum investee’s Board of Directors’ Meeting, the company’s R$ 53,000 capital increase was resolved and approved through the issue of 117,689,804 new common shares. The sum underwritten and paid in by RESA in this transaction totaled R$ 10,600, equal to 23,537,961 common shares.

In these operations abovementioned, there were no variations in the percentage of participation in the share capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(ii)	Uniduto

On September 9, 2013 by means of a share sale and purchase agreement, RESA acquired 528,406 common shares issued by Uniduto for R$ 354 and equal to a 0.49% ownership interest in the Company’s share capital, thus obtaining R$ 204 in goodwill in this transaction. Hence, RESA raised its ownership interest in the share capital of Uniduto to 46.47%.

On this same date during the Uniduto investee’s Board of Directors’ Meeting, an R$ 8,000 capital increase was resolved and approved by the company. The sum underwritten and paid in by RESA in this transaction totaled R$ 3,718.

In addition, on November 19, 2013 during a Uniduto investee’s Board of Directors’ Meeting, the company’s R$ 5,300 new capital increase was resolved and approved. The sum underwritten and paid in by RESA in this transaction totaled R$ 2,463.

In February 2014 RESA transferred R$ 93 in funds to Uniduto as an advance for a future capital increase.

In these operations, except for the shares acquired on September 9, 2013, there were no variations in the percentage of participation in the share capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

10.	Biological assets

As described in Note 2.1.d, the Group reviews assumptions used to calculate the fair value biological assets at each reporting date. The most recent change in pricing assumptions occurred on December 31, 2015 (and remained flat for the year end March 31, 2016 remeasurement), mainly due to increasing ATR (“Total Recoverable Sugar”) average price expectations (from R$ 0.52/kg on March 31, 2015 to R$ 0.63/kg on March 31, 2016—a weighted average of all cash flows), pursuant to sugar price and US dollar expectations.

Changes in biological assets (sugar cane) are detailed below:

	2016	2015	2014
Balance at the beginning of the year	1,959,859	2,036,693	1,978,477

Expenditures with planting(1)	249,478	385,102	399,889
Expenditures with sugar-cane care(1)	515,437	541,531	506,097
Absorption of harvested sugar-cane costs	(928,282)	(972,128)	(794,238)
Change in fair value	637,481	(31,339)	(68,772)
Transfers and restatements	29,515	—	—
Acquisition of Cerrado (Nota 26)	—	—	15,240

Balance at the end of the year	2,463,488	1,959,859	2,036,693

(1)	As of March 31, 2016, those expenses include the amounts of R$ 63,235 (R$ 75,222 in 2015 and R$ 67,339 in 2014), arising from the depreciation of agricultural machinery which make up the initial cost of biological assets.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Sugar cane stubble

Planted areas refer only to sugarcane plantations, and do not consider the land itself. The fair value of biological assets is classified as level 3 and the following main assumptions were used to determine the fair value using the discounted cash flow approach:

	2016	2015
Estimated harvest area (hectares)	427,768	412,738
Productivity expected (tons of sugar-cane per hectare)	80.04	75.30
Amount of ATR (kg)	130.12	132.60
Average ATR price per Kg projected (R$/Kg)	0.63	0.52

As of March 31, 2016, the discount rate used in the calculation was 7.48% per year (7.73% in 2015).

The Company’s sugarcane planting operations are exposed to variations from climate changes, pests and diseases, forest fires and other forces of nature.

Weather conditions may historically cause fluctuations in the ethanol and sugar industries and therefore in Group’s operating results because they affect crops by means of increasing or reducing harvests. Moreover, Group’s businesses are subject to seasonal fluctuations determined by the sugar cane growth cycle in Brazil’s Center-Southern region.

Sugarcane usually starts to be harvested in Brazil’s Center-Southern region between April and May every year and harvesting ends in November and December. This causes fluctuations in inventories, which are usually higher in November and December to cover off season sales (from December to April) and in gross profit, which is likely to be lower in the last quarter of the calendar year (from October to December).

RAÍZEN Group

Management notes to the combined and consolidated financial information as of March 31, 2015

(In thousands of Reais, except when indicated otherwise)

11.	Property, plant and equipment

•	March 31, 2016

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts and vehicles	Furniture, fixtures and IT equipment	Works in progress	Frequently replaced parts and accessories	Other	Total
Cost:
March 31, 2015	683,630	1,306,857	8,598,965	641,628	192,817	1,210,469	1,118,980	53,719	13,807,065

Additions	1,952	—	38,464	2,699	278	618,569	528,876	—	1,190,838
Write-offs	(32,304)	(16,557)	(138,720)	(20,665)	(7,535)	—	—	(1)	(215,782)
Transfers between cost and depreciation	—	—	—	—	—	—	(596,376)	—	(596,376)
Transfers(1)	—	191,029	683,806	44,908	27,291	(968,207)	—	(751)	(21,924)
Provision for losses and other(2)	—	—	1,659	(3)	(35)	388	—	—	2,009

March 31, 2016	653,278	1,481,329	9,184,174	668,567	212,816	861,219	1,051,480	52,967	14,165,830

Accumulated depreciation:
March 31, 2015	—	(387,878)	(2,894,330)	(279,188)	(122,065)	—	(596,376)	(30,351)	(4,310,188)

Depreciation for the year	—	(27,897)	(467,407)	(42,488)	(22,077)	—	(611,756)	(4,465)	(1,176,090)
Write-offs	—	10,569	100,107	18,804	6,339	—	—	—	135,819
Transfers between cost and depreciation	—	—	—	—	—	—	596,376	—	596,376
Transfers(1)	—	(19,108)	21,581	(2,609)	(257)	—	—	394	1

March 31, 2016	—	(424,314)	(3,240,049)	(305,481)	(138,060)	—	(611,756)	(34,422)	(4,754,082)

Net book value:
March 31, 2016	653,278	1,057,015	5,944,125	363,086	74,756	861,219	439,724	18,545	9,411,748

March 31, 2015	683,630	918,979	5,704,635	362,440	70,752	1,210,469	522,604	23,368	9,496,877

(1)	Includes transfer of current assets, in the amount of R$ 2,767 consisting of non-recoverable Value-Added Tax on Sales and Services (ICMS) credits and transfer to intangible assets (software) in the amount of R$ 24,690; and, (2) Refers mainly to the reversal for inventory loss recognized in the income statement under Other operating income, net (Note 21), in the amount of R$ 1,869.

RAÍZEN Group

Management notes to the combined and consolidated financial information as of March 31, 2015

(In thousands of Reais, except when indicated otherwise)

•	March 31, 2015

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts and vehicles	Furniture, fixtures and IT equipment	Works in progress	Frequently replaced parts and accessories	Other	Total
Cost:			—
March 31, 2014	721,384	1,229,330	8,091,579	579,442	183,836	1,199,134	1,047,437	49,451	13,101,593

Additions	—	—	43,075	22	555	986,133	624,883	—	1,654,668
Business combination(1)	62	478	27,120	—	—	—	—	—	27,660
Reversal of sums contributed(2)	(4,574)	—	—	—	—	—	—	—	(4,574)
Write-offs	(49,391)	(15,443)	(270,777)	(21,942)	(16,535)	(71)	—	—	(374,159)
Transfer between cost and depreciation	—	—	(18,306)	—	—	—	(553,340)	—	(571,646)
Transfers	16,149	92,492	729,463	84,106	24,279	(969,238)	—	4,268	(18,481)
Provision for losses and other(3)	—	—	(3,189)	—	682	(5,489)	—	—	(7,996)

March 31, 2015	683,630	1,306,857	8,598,965	641,628	192,817	1,210,469	1,118,980	53,719	13,807,065

Accumulated depreciation:
March 31, 2014	—	(377,412)	(2,703,373)	(259,000)	(119,227)	—	(553,340)	(23,190)	(4,035,542)

Depreciation for the year	—	(19,970)	(451,374)	(41,152)	(20,982)	—	(596,376)	(6,657)	(1,136,511)
Write-offs	—	10,558	240,273	20,711	14,339	—	—	—	285,881
Transfer between cost and depreciation	—	—	18,306	—	—	—	553,340	—	571,646
Transfers	—	(1,054)	1,838	253	3,805	—	—	(504)	4,338

March 31, 2015	—	(387,878)	(2,894,330)	(279,188)	(122,065)	—	(596,376)	(30,351)	(4,310,188)

Net book value:
March 31, 2015	683,630	918,979	5,704,635	362,440	70,752	1,210,469	522,604	23,368	9,496,877

March 31, 2014	721,384	851,918	5,388,206	320,442	64,609	1,199,134	494,097	26,261	9,066,051

(1)	Acquisition of Latina (Note 26); (2) Reversal of sums contributed with regard to business combinations with Cosan Combustíveis e Lubrificantes S.A. (“CCL”); and, (3) Includes provision for inventory loss, recognized in the income statement under Other operating income, net (Note 21), in the amount of R$ 8,678.

RAÍZEN Group

Management notes to the combined and consolidated financial information as of March 31, 2015

(In thousands of Reais, except when indicated otherwise)

•	March 31, 2014

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts and vehicles	Furniture, fixtures and IT equipment	Works in progress	Frequently replaced parts and accessories	Other	Total
Cost:
March 31, 2013	831,251	1,168,693	7,443,282	481,554	178,477	977,054	1,102,438	42,685	12,225,434

Additions	—	576	51,741	—	1,504	1,240,461	561,761	—	1,856,043
Write-offs	(113,623)	(20,449)	(160,209)	(10,563)	(10,315)	—	—	(1,410)	(316,569)
Transfer between cost and depreciation	—	(654)	(4,957)	(420)	(41)	(482)	—	—	(6,554)
Transfers	3,756	81,164	761,722	108,871	14,044	(1,017,899)	(616,762)	2,384	(662,720)
Provision for losses and other(1)	—	—	—	—	167	—	—	5,792	5,959

March 31, 2014	721,384	1,229,330	8,091,579	579,442	183,836	1,199,134	1,047,437	49,451	13,101,593

Accumulated depreciation:
March 31, 2013	—	(345,063)	(2,460,261)	(231,741)	(108,354)	—	(616,762)	(20,679)	(3,782,860)

Depreciation for the year	—	(46,856)	(370,162)	(36,498)	(20,230)	—	(553,340)	(3,889)	(1,030,975)
Write-offs	—	13,895	121,447	9,095	8,886	—	—	1,378	154,701
Transfer between cost and depreciation	—	654	5,440	107	353	—	—	—	6,554
Transfers	—	(42)	163	37	118	—	616,762	—	617,038

March 31, 2014	—	(377,412)	(2,703,373)	(259,000)	(119,227)	—	(553,340)	(23,190)	(4,035,542)

Net book value:
March 31, 2014	721,384	851,918	5,388,206	320,442	64,609	1,199,134	494,097	26,261	9,066,051

March 31, 2013	831,251	823,630	4,983,021	249,813	70,123	977,054	485,676	22,006	8,442,574

(1)	Includes inventory losses in the amount of R$ 1,373 and reversal for doubtful accounts in the amount of R$ 7,165 recorded as income under Other operating income, net (Note 21).

RAÍZEN Group

Management notes to the combined and consolidated financial information as of March 31, 2015

(In thousands of Reais, except when indicated otherwise)

Works in progress

The balances of construction in progress consist basically of: (i) stillage concentration project; (ii) investments in expanding sugar-cane crushing; (iii) project for receiving the chopped sugar cane and separate the straw for the co-generation of energy; (iv) installation of tanks to increase ethanol storage capacity; (v) investments for industrial maintenance and improvement, agricultural automation, in addition to safety, health and environment and administrative investments; (vi) construction projects for new fuel distribution terminals and the expansion, modernization and improvement of existing terminals; (vii) investments in Shell gas stations to replace fuel pumps, make environmental adaptations, polish the image, renovate and refurbish gas station convenience stores, purchase and install furniture and equipment for the gas station convenience stores; (viii) investments in large consumer clients; (ix) investments in airports where RCSA distributes fuels, such as the acquisition of supply vehicles, expansion of the network of hydrants and points of supply, installation of the whole infrastructure of new airports and modernization and improvement of existing airports.

During the year ended March 31, 2016 a number of projects were concluded, substantially formed by the E2G project, expansion of the Paraguaçu mill, implementation of the fuel distribution terminal in Rondonópolis (MT), construction of the Marabá terminal and expansion of the Palmas terminal, involving, approximately, R$ 500,000.

Borrowing costs capitalization

During the year ended March 31, 2016 the costs of borrowings capitalized in the Group were R$ 34,923 (R$ 40,636 in 2015 and R$ 65,737 in 2014). The annual weighted average of debt charges used for capitalization of interest in the balance of construction in progress was 5.25% in 2016 (5.86% in 2015 and 5.81% in 2014).

Financial lease

As of March 31, 2016, the aircraft class includes net residual values of R$ 5,162 (R$ 5,694 in 2015 and R$ 6,662 in 2014), in which RESA is the lessee under a finance lease.

Property, plant and equipment pledged

As of March 31, 2016, loans and financing are secured by land, building and machinery in the total amount of R$ 1,581,647 (R$ 1,957,387 in 2015 and R$ 2,291,344 in 2014).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

12.	Intangible assets

•	March 31, 2016

	Software license	Goodwill	Brands	Agricultural Partnership Agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology(1)	Other(2)	Total
Cost or evaluation:
March 31, 2015	326,293	1,978,031	532,341	18,411	181,516	362,834	2,206,927	12,541	179,876	31,022	5,829,792

Additions	31,017	—	7	—	—	—	537,968	—	—	—	568,992
Write-offs	(7,315)	—	—	—	—	—	(95,586)	—	—	—	(102,901)
Transfer(3)	24,689	—	—	—	—	—	(18)	—	—	—	24,671
Other	—	—	—	—	—	—	—	—	—	1,515	1,515

March 31, 2016	374,684	1,978,031	532,348	18,411	181,516	362,834	2,649,291	12,541	179,876	32,537	6,322,069

Amortization:
March 31, 2015	(226,885)	(431,380)	(209,810)	(5,803)	(55,954)	(57,390)	(963,223)	(5,772)	—	(19,130)	(1,975,347)

Amortization in the year	(32,546)	—	(55,633)	(3,224)	(11,508)	(18,748)	(309,898)	(2,506)	(17,988)	(3,736)	(455,787)
Write-offs	6,195	—	—	—	—	—	95,586	—	—	—	101,781
Transfer(3)	(1)	—	—	—	—	—	76	—	—	—	75

March 31, 2016	(253,237)	(431,380)	(265,443)	(9,027)	(67,462)	(76,138)	(1,177,459)	(8,278)	(17,988)	(22,866)	(2,329,278)

Net book value:
March 31, 2016	121,447	1,546,651	266,905	9,384	114,054	286,696	1,471,832	4,263	161,888	9,671	3,992,791

March 31, 2015	99,408	1,546,651	322,531	12,608	125,562	305,444	1,243,704	6,769	179,876	11,892	3,854,445

(1)	Refers to technology developed by Iogen and Codexis to produce second-generation ethanol (“E2G”). These technologies are represented by contractual rights including, among others, RESA’s exclusive marketing of those rights in the locations where it operates. The average period of amortization will be 10 years, which is the expected return period of the technologies developed for the production of E2G; (2) Includes intangible assets recognized by Raízen Trading, controlled by RESA, consisting of client portfolio and operating licenses in Europe and United States; and, (3) As of March 31, 2016, net transfers of R$ 24,746 include: (a) transfers from Fixed Assets item totaling R$ 24,690; and, (b) exclusive supply rights totaling R$ 56, transferred from accounts receivable.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

•	March 31, 2015

	Software license(1)	Goodwill	Brands	Agricultural Partnership Agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology(2)	Other(3)	Total
Cost or evaluation:
March 31, 2014	277,314	1,915,811	529,862	6,107	178,286	319,402	1,709,793	12,543	234,936	27,247	5,211,301

Additions	18,674	—	—	—	—	—	507,135	—	—	—	525,809
Business combinations(4)	—	70,432	7,301	—	—	43,432	3,073	—	—	—	124,238
Reversal of sums contributed(5)	—	3,274	—	—	—	—	—	—	—	—	3,274
Final allocation of the Cerrado acquisition (Note 26)	—	(9,003)	—	12,303	3,230	—	—	—	—	—	6,530
Write-offs	(1,908)	—	(4,822)	1	—	—	(13,074)	(2)	—	—	(19,805)
Transfers	32,213	(2,483)	—	—	—	—	—	—	—	—	29,730
Provision for impairment losses(6)	—	—	—	—	—	—	—	—	(55,060)	—	(55,060)
Other	—	—	—	—	—	—	—	—	—	3,775	3,775

March 31, 2015	326,293	1,978,031	532,341	18,411	181,516	362,834	2,206,927	12,541	179,876	31,022	5,829,792

Amortization:
March 31, 2014	(197,570)	(431,380)	(157,960)	(1,759)	(44,236)	(38,638)	(710,339)	(3,309)	—	(17,064)	(1,602,255)

Amortization in the year	(26,863)	—	(56,672)	(4,044)	(11,718)	(18,752)	(266,043)	(2,466)	—	(2,066)	(388,624)
Write-offs	1,886	—	4,822	—	—	—	13,075	3	—	—	19,786
Transfers	(4,338)	—	—	—	—	—	84	—	—	—	(4,254)

March 31, 2015	(226,885)	(431,380)	(209,810)	(5,803)	(55,954)	(57,390)	(963,223)	(5,772)	—	(19,130)	(1,975,347)

Net book value:
March 31, 2015	99,408	1,546,651	322,531	12,608	125,562	305,444	1,243,704	6,769	179,876	11,892	3,854,445

March 31, 2014	79,744	1,484,431	371,902	4,348	134,050	280,764	999,454	9,234	234,936	10,183	3,609,046

(1)	As of March 31, 2015, the software class of Intangible assets included the net residual value of R$ 1,421 in which RESA is the lessee under a finance lease; (2) Refers to technology developed by Iogen and Codexis to produce second-generation ethanol (“E2G”). These technologies are represented by contractual rights including, among others, RESA’s exclusive marketing of those rights in the locations where it operates. The average period of amortization will be 10 years, which is the expected return period of the technologies developed for the production of E2G; (3) Includes intangible assets recognized by Raízen Trading, controlled by RESA, consisting of client portfolio acquired in business combination and operating licenses in Europe and United States; (4) Latina Acquisition (Note 26); (5) Reversal of sums contributed with regard to the business combination with Cosan Combustiveis and Lubrificantes S.A. (“CCL”); and, (6) On March 31, the RESA estimated loss related to intangible assets recognized for the potential benefit arising from Codexis technology due to the uncertainty regarding its use. Therefore, it was made the additional provision for loss of R $ 55,060, recognized in the income statement under Other operating income, net (Note 21).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

•	March 31, 2014

	Software license	Goodwill	Brands	Agricultural Partnership Agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology	Other	Total
Cost or evaluation:
March 31, 2013	206,266	1,883,481	594,395	9,375	157,439	366,788	1,335,733	10,811	—	51,943	4,616,231

Additions	5,868	—	—	—	—	—	389,581	—	—	—	395,449
Write-offs	(25,689)	—	(64,533)	—	—	(47,386)	—	—	—	(4,332)	(141,940)
Addition due to paid in capital	—	—	—	—	—	—	—	—	179,876	—	179,876
Final allocation of the Costa Rica acquisition (Note 26)	—	(1,333)	—	(3,268)	20,847	—	—	—	—	—	16,246
Temporary allocation of the Cerrado acquisition (Note 26)	—	33,663	—	—	—	—	—	—	—	—	33,663
Transfers	53,127	—	—	—	—	—	(15,521)	1,732	61,629	—	100,967
Transfer between cost and amortization	37,742	—	—	—	—	—	—	—	—	(21,917)	15,825
Provision for impairment losses(1)	—	—	—	—	—	—	—	—	(6,569)	—	(6,569)
Accumulated translation adjustment—CTA	—	—	—	—	—	—	—	—	—	1,553	1,553

March 31, 2014	277,314	1,915,811	529,862	6,107	178,286	319,402	1,709,793	12,543	234,936	27,247	5,211,301

Amortization:
March 31, 2013	(166,014)	(431,380)	(169,989)	(879)	(32,536)	(70,872)	(491,359)	(1,040)	—	(36,739)	(1,400,808)

Amortization in the year	(19,492)	—	(52,504)	(880)	(11,700)	(15,152)	(218,980)	(2,162)	—	(6,574)	(327,444)
Write-offs	25,689	—	64,533	—	—	47,386	—	—	—	4,332	141,940
Transfer between cost and amortization	(37,742)	—	—	—	—	—	—	—	—	21,917	(15,825)
Transfers	(11)	—	—	—	—	—	—	(107)	—	—	(118)

March 31, 2014	(197,570)	(431,380)	(157,960)	(1,759)	(44,236)	(38,638)	(710,339)	(3,309)	—	(17,064)	(1,602,255)

Net book value:
March 31, 2014	79,744	1,484,431	371,902	4,348	134,050	280,764	999,454	9,234	234,936	10,183	3,609,046

March 31, 2013	40,252	1,452,101	424,406	8,496	124,903	295,916	844,374	9,771	—	15,204	3,215,423

(1)	On March 31, 2014, RESA estimated losses related to technology agreements from Codexis of R$ 6,569 recorded as impairment provision, and recognized in the consolidated statement of income as Other operating income, net (Note 21).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Goodwill

Refer to goodwill paid for expected future earnings. On March 31, 2016 and 2015, goodwill balance is as follows:

Upon acquisition of Costa Rica Canavieira Ltda.	57,169
Upon acquisition of Cerrado Açúcar e Álcool S.A.	24,660
Upon acquisition of RESA (former Cosan S.A. Açúcar e Álcool)	558
Upon acquisition of Univalem S.A. Açúcar e Álcool	5,018
Upon acquisition of Usina Açucareira Bom Retiro S.A.	81,575
Upon acquisition of Usina Benálcool	149,247
Upon acquisition of Usina Santa Luíza	42,348
Upon acquisition of Usina Zanin Açúcar e Álcool	98,380
Upon acquisition of Vertical	4,313
Upon acquisition of TEAS’ shares	4,818
Upon acquisition of Corona Group	380,003
Upon acquisition of Destivale Group	42,494
Upon acquisition of Mundial Group	87,435
Upon capital payment at Mundial	14,800
Upon establishment of FBA—Franco Brasileira S.A. Açúcar e Álcool	4,407
Upon merger of Curupay S.A. Participações	109,841

Total RESA	1,107,066

Upon acquisition of Latina	70,432
Upon business combination of Cosan Combustíveis Lubrificantes S.A.	348,103
Other	21,050

Total RCSA	439,585

Total Group	1,546,651

Impairment analysis for cash generating units containing goodwill

The Group tests goodwill for impairment at least on an annual basis.

Indefinite life non-financial assets that are not subject to depreciation or amortization are reviewed whenever there are indications that their carrying amount will not be recovered.

In case of RCSA, Management, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units (CGU) determined by Management based on budgets that take into consideration assumptions related to CGU; business management of RCSA considers them as an integrated distribution chain comprising a single cash generating unit, using information available in the market and prior performances.

Discounted cash flows were prepared for a period of five years and taken to perpetuity with considering a zero growth rate, based on past performance and on expected market development. Cash flows deriving from continued use of related assets are adjusted at specific risks and use pre-tax discount rate, calculated as 7.48% p.a. (8.5% in 2015).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Main assumptions used were: prices based on Market expectation, growth rates estimated for business line and extrapolations of growth rates based on Gross Domestic Product (GDP). Every future cash flow was discounted at rates that reflect specific risks related to relevant assets in each cash generating unit.

In case of RESA, goodwill is allocated to CGU’s identified according to operating regions, as follows:

Operating regions	Total
Piracicaba	138,744
Jaú	558
Araraquara	545,391
Araçatuba	303,401
Assis	109,841
Independent and others	9,131

Total RESA goodwill	1,107,066

RESA, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units determined by Management based on budgets that take into consideration assumptions related to each CGU using information available in the market and prior performances. Discounted cash flows were prepared for a period of 20 years without considering a terminal growth rate, based on past performance and on expected market development. Rate used corresponds to average market rate of the companies of the industry, calculated as 7.48% p.a.

Main assumptions used for RESA were: expected sales price of commodities in the long-term, productivity of agricultural areas, performance of Total Recoverable Sugar (ATR), and operating and administrative costs. Every future cash flow was discounted at rates that reflect specific risks related to relevant assets in each cash generating unit.

As a result of annual tests, no significant expenses from impairment of assets and goodwill was recognized during the years ended March 31, 2016, 2015 e 2014. Determination of assets recoverability depends on the accomplishment of certain assumptions that are influenced by market, technological, and economic conditions prevailing at the time in which recoverability is tested and, therefore, it is not possible to determine if recoverability losses will occur in the future and, in case they occur, if they will be material.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

13.	Suppliers

	2016	2015
Suppliers of materials and services(i)	661,925	541,266
Suppliers of ethanol(ii)	251,848	276,085
Oil suppliers(ii)	139,689	208,246
Sugarcane suppliers(iii)	233,346	129,640
Suppliers—Agreement(iv)	379,163	174,354

	1,665,971	1,329,591

(i)	The balance payable to suppliers of materials and services mostly consists of the acquisition of machinery and equipment for the ethanol, sugar and bioenergy production facilities for resale.
(ii)	The balances payable to suppliers of oil and ethanol consist of purchases.
(iii)	Sugar cane harvesting, which usually takes place between April and December every year, has a direct impact on the balance of trade payables to sugar cane suppliers and for cutting, loading and transportation services.
(iv)	The Group has Agreements Related to Payments and Other Covenants (“Agreement”) that permit certain suppliers to advance their receivables referring to products and services provided to the Group, directly with Financial Institution. In said Agreement, supplier may choose to grant or not and the bank decides whether to acquire or not said credit, without interference from the Group. The utilization of the Agreement does not imply any change in notes issued by the supplier, and the same value and payment term conditions are maintained, which, as average, is around 60 to 90 days, period that is consistent with the Group’s recurring operating cycle.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

14.	Loans and financing

Purpose	Final maturity	Index	Annual effective average interest rate(1)		Total
			2016	2015	2016	2015
Classification of debts per currency:
Denominated in reais					6,058,158	5,868,340
Denominated in North-American Dollars (US$) and Euro (€) (note 23.d)					6,873,488	6,115,042

					12,931,646	11,983,382

Type of debts (2):
BNDES	Oct-25	URTJLP	10.01%	8.10%	1,179,337	1,318,415
BNDES	Jul-24	Pre-fixed	4.08%	4.10%	1,173,004	1,218,098
BNDES	Apr-24	UMBND	6.53%	6.70%	80,734	81,657
Prepayments (“PPEs”)	Dec-21	Dollar (US$) + Libor	2.84%	1.70%	1,693,796	863,123
Term Loan Agreement	Apr-20	Dollar (US$) + Libor	1.94%	1.60%	3,728,122	3,375,698
Debentures	Oct-18	CDI	15.19%	13.70%	475,446	471,020
Debentures	Oct-20	IPCA + interest	14.15%	15.10%	384,812	350,187
Senior notes due 2017	Feb-17	Dollar (US$)	7.00%	7.00%	734,550	1,297,921
Resolution 2471 (PESA)	Apr-23	IGP-M	11.92%	10.70%	928,344	832,213
Resolution 2471 (PESA)	Oct-25	Pre-fixed	3.00%	3.00%	76	84
Credit Notes	Oct-20	CDI	15.19%	13.00%	264,882	717,478
Finame/Leasing	Nov-14	Pre-fixed	5.22%	4.90%	93,225	96,653
Finame/Leasing	—	URTJLP	—	11.20%	—	3
Rural credit	Jun-16	Pre-fixed	6.50%	6.50%	62,726	67,176
Certificate of Agribusiness Receivables (“CRA”)	Jun-21	CDI	14.13%	12.60%	1,295,798	605,109
Certificate of Agribusiness Receivables (“CRA”)	Dec-21	IPCA + interest	13.41%	14.30%	119,776	110,247
Schuldschein	Oct-21	Pre-fixed - EUR	2.88%	2.90%	271,083	230,413
Schuldschein	Sep-22	Euribor	1.98%	2.10%	374,563	138,380
Other	Other	Dollar (US$)	—	—	71,372	209,507

					12,931,646	11,983,382

Expenses incurred with the placement of the securities:
Term Loan Agreement					(25,283)	(28,233)
CRA					(21,335)	(11,619)
Schuldschein					(16,308)	(7,488)
Prepayments					(6,121)	(1,717)
BNDES					(4,780)	(4,379)
Debentures					(3,455)	(4,532)
Senior notes due 2017					(1,563)	(6,443)
Rural credit					(75)	(68)
Credit Notes					—	(310)

					(78,920)	(64,789)

					12,852,726	11,918,593

Current					(1,639,509)	(1,386,583)

Non-current					11,213,217	10,532,010

(1)	The annual effective interest rate is the contract rate plus, Libor, Euribor, URTJLP, IGP-M, UMBND, IPCA e CDI, where applicable.
(2)	Loans and financing are usually secured by Group’s promissory notes. In some cases they are endorsed by shareholders, and security interest is offered such as: (i) receivables from energy sale agreements (BNDES); (ii) CTN (Note 7) and mortgage of land (PESA); (iii) property, plant and equipment; and, (iv) conditional sale of assets purchased under a FINAME financing agreement.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Installments falling due in the long term, less the amortization of expenses incurred with the placement of securities, have the following schedule:

2016
In months:
13-24	1,928,276
25-36	2,352,672
37-48	1,466,576
49-60	3,382,325
61-72	1,611,653
73-84	348,157
85-96	98,999
From 97	24,559

11,213,217

PESA—Resolution 2471

In the period from 1998 to 2000, RESA renegotiated with several financial institutions its debts related to financing of agricultural costs, reducing their financial cost to annual interest rates lower than 11.92%, ensuring amortization of debt with granting and transfer of National Treasury Certificates, redeemable upon debt settlement, using incentive promoted by Brazilian Central Bank Resolution no. 2,471, of February 26, 1998. Said debt may be settled through redemption of CTN’s and compliance with contract provisions, as mentioned in Note 7.

Senior notes due 2017

On January 26, 2007, RESA, through its subsidiary Raízen Energy Finance Limited, issued Senior Notes in the international market according to “Regulations S and 144A”, in the amount of US$ 400,000 thousand, which are subject to interest of 7% p.a., payable on a half-annual basis in February and August every year. During the year ended March 31, 2016, RESA paid US$ 195,943 thousand and US$ 29,943 thousand as principal and interest, respectively.

BNDES

Correspond to funds raised by the Group and substantially destined to financing co-generation projects greenfield, brownfields, renewal and implementation of new sugarcane fields (Prorenova) and construction of plant for E2G production.

On March 31, 2016, the Group had available credit facilities of financing from BNDES, unused, amounting to R$ 243,094 (R$ 593,473 in 2015 and R$ 1,227,872 in 2014). The use of these credit facilities depends on the fulfillment of certain contractual conditions.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Credit Notes

Credit notes will be settled through exports to be made up to 2020 and are subject to average interest of 15.19% p.a. payable on a half-annual basis and on maturity.

During the year ended March 31, 2016, amounts of R$ 450,000 of principal and R$ 99,824 of interest were settled in advance.

Finame

Refers to financings of machinery and equipment through several financial institutions, intended for fixed asset investments. These financings are subject to effective interest of 5.22% p.a., monthly paid and are guaranteed by mortgage of the financed assets.

Term Loan Agreement (unionized loan)

On April 8, 2014, the Group contracted unionized loans from several financial institutions in the amount of US$ 600,000 thousand. Said contract is subject to North-American dollar exchange rate variation and quarterly Libor interest plus annual fixed interest of 1.4%, resulting in effective average interest rate of 2.02% p.a. with final maturity in March 2019.

In addition, on March 30, 2015, indirect subsidiary Raízen Luxembourg S.A. contracted a loan from a syndicate comprised of several global commercial banks in the amount of R$ 1,443,600 (US$ 450,000 thousand). Said contract is subject to North-American dollar exchange rate variation and quarterly Libor interest plus annual fixed interest of 1.2%, resulting in effective average interest rate of 1.83% p.a. with quarterly maturity. The principal matures on April 27, 2020. Through this syndicate, the Group also obtained a Revolving Credit Facility of US$ 285,000 thousand, also maturing on April 27, 2020.

PPEs

In 2013, RESA entered into PPE contracts with several institutions for financing of future sugar export. Said contracts are subject to North-American dollar exchange rate variation and quarterly Libor interest resulting in effective average interest rate of 2.13% p.a. with final maturity in September 2017.

In October 2015, RCSA contracted two loans in the amount of R$ 797,600, equivalent to US$ 200,000 thousand, with fixed interest rate varying from 3.63% to 3.64% p.a. and final maturity on September 29, 2020.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

In addition, in November and December 2015, RCSA contracted two new PPE’s in the amount of R$ 388,780, equivalent to US$100,000 thousand. These contracts bear quarterly Libor interest plus annual average interest of 1.67%, resulting in effective average interest rate of 2.29% p.a., with final maturity in November/ December 2021.

As of December 15, 2015, the RESA, through its subsidiary Tarumã, signed a new loan agreement in the amount of R$ 192,740, equivalent to US$ 50 million. This PPE bears half-annual Libor interest plus annual interest of 1.80%, resulting in effective average interest rate of 2.55% p.a., with final maturity on December 15, 2020.

Certificate of Agribusiness Receivables—CRA

In October 2014, RESA issued CPR (Rural Producer Note) linked to Public Distribution of the 1st and 2nd series of 10th issuance of CRA’s of Gaia Agro Securitizadora S.A., in the amount of R$ 675,000 and maturity in December 2021.

According to the Announcement of the End of the Public Distribution of the First Series of the 14th Issuance by Gaia Agro Securitizadora, disclosed on June 16, 2015, RESA completed the issuance of CRAs to raise R$ 675,000, restated at 100% of CDI. About such operation, issuing costs in the amount of R$ 11,888 will amortized by the maturity date.

Final destination of funds raised is RESA and its subsidiaries’ activities, which are exclusively related to agribusiness, in the ordinary course of its business, which is understood as transactions, investments and financing needs related to production, trading, processing or industrialization of agricultural products and inputs or of machinery and equipment used in agricultural activity, pursuant to the terms of single paragraph of Article 23 of Law no. 11,076.

Debentures

In October 2013, CVM granted to RESA, registration of its 1st Public Issuance of Simple Debentures through which 750,000 simple, unsecured debentures, not convertible into shares were issued in three series, with par value of R$ 1,000, totaling R$ 750,000.

Net funds obtained from issuance of debentures, in the amount of R$ 747,710, were fully used to (i) strengthen RESA’s cash in relation to 1st series debentures and 2nd series debentures; and (ii) pay part of RESA’s investment costs related to 2013/2014 crop both in agricultural and industrial areas, pursuant to the terms of Law no. 12,431, in relation to 3rd series debentures.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Breakdown of series is as follows:

	Index	Annual interest rate	Effective average annual interest rate	Principal	Date of receipt	Maturity
Series 1	CDI	0.89%	15.15%	105,975	10/25/2013	Oct-18
Series 2	CDI	0.94%	15.20%	340,000	10/28/2013	Oct-18
Series 3	IPCA	6.38%	14.15%	304,025	10/29/2013	Oct-20

Schuldschein

In October 2014, RCSA entered into new financing through its subsidiary Raízen Fuels Finance Limited in the amount of € 66 million with fixed interest rate of 2.88% p.a. and final maturity on October 15, 2021.

In addition, in January 2015, RCSA entered into new financing through its subsidiary Raízen Fuels Finance Limited in the amount of € 40 million with fixed annual interest rate of 2% p.a. and quarterly Euribor interest, resulting in effective average rate of 1.86% p.a. and final maturity on January 20, 2022.

On September 21, 2015, RCSA entered into new financing through its subsidiary Raízen Fuels Finance Limited in the amount of € 60,000 thousand with fixed annual interest rate of 2.07% p.a. and final maturity on September 21, 2022.

Covenants

The companies of the Group are not subject to comply with financial ratios, being subject only to certain covenants in loans and financing contracts, such as “cross-default” and “negative pledge”, which are being fully complied with by the Group.

Fair value

As of March 31, 2016 and 2015, the fair value of the Senior Notes Due 2017 is based on the price quotations in the secondary market at the reporting date (Note 23.i), and the book value and fair value of such loans are as follows:

	Book value		Fair value
	2016	2015	2016	2015
Senior notes due 2017	732,987	1,291,478	758,641	1,385,577

Also, on March 31, 2016, debts Term Loan Agreement (partial) and Schuldschein are presented net of amounts R$ 18,832 and R$ 33,561, respectively, and PPE’s are presented with addition of R$ 837 deriving from evaluation at fair value. Such debts evaluated at fair value total R$ 3,694,212 (Note 22 and 23.i).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Other loans and financing do not have a quoted value; however their fair value approximates their carrying amount due to their exposure to variable interest rates and insignificant changes in the Group’s credit risk, which is shown by comparison to the quoted instruments presented above (Note 23.i).

15.	Income and social contribution taxes

a)	Reconciliation of income and social contribution tax expenses:

	2016	2015	2014
Income before income and social contribution taxes	3,447,881	1,684,704	1,740,868
Income tax and social contribution at nominal rate (34%)	(1,172,280)	(572,799)	(591,895)
Adjustments for calculation of effective rate:
Interest on own capital	68,729	64,615	75,820
Equity in net income of subsidiaries	(22,403)	(6,882)	(8,281)
Gifts, donations, class association	(7,055)	(5,985)	(6,327)
Reintegra credits	9,404	17,442	—
Investment subsidy—ICMS	13,825	20,249	10,911
Presumed net income regimen entities taxation difference	68,981	57,179	—
Reversal of taxes deferred upon corporate reorganization	(381)	67,843	—
Capital gain due to dilution of shareholding interest (Note 9.b)	5,298	10,313	—
Foreign exchange rate variation on investee abroad	5,828	9,787	3,046
Tax loss and negative basis unrecognized from subsidiaries	(27,628)	8	(600)
Income from foreign company—rate difference	(24,197)	5,921	—
Other	11,965	(823)	4,926

Expense from income tax and social contribution	(1,069,914)	(333,132)	(512,400)

Effective rate	31.0%	19.8%	29.4%

b)	Income and social contribution taxes recoverable

	2016	2015
Taxes on income (“IRPJ”)	701,253	416,260
Social contribution (CSLL)	237,882	143,331

	939,135	559,591
Current assets	(452,553)	(51,231)

Non-current assets	486,582	508,360

In August 2013, the entities of the Group opted for the taxation regime whereby income and social contribution taxes are prepaid on gross revenue estimates, leading to positive fluctuations in the balances of recoverable income tax. Prepaid income and social contribution taxes are currently being offset against other federal taxes (PIS, COFINS and IOF).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

As mentioned in note 8.a.3, on March 31, 2016, RCSA recognized tax credits originated from IRPJ and CSLL overpayment by Shell, in 2010 and 2011, in the amount of R$ 258,250 with recognition of corresponding liability, as they must be reimbursed to referred shareholder.

c)	Income and social contribution taxes payable

	2016	2015
IRPJ	125,872	11,366
CSLL	65,409	10,367

	191,281	21,733

d)	Deferred income tax and social contribution in assets and liabilities:

	2016				2015
Assets (liabilities)	Base	IRPJ 25%	CSLL 9%	Total	Total
Tax losses	1,653,608	413,402	—	413,402	268,147
Negative basis for social contribution tax	1,698,733	—	152,886	152,886	102,973
Temporary differences:
Foreign exchange variation	1,128,991	282,248	101,609	383,857	559,466
Provision for right to exclusive supply	558,938	139,735	50,304	190,039	145,766
Tax goodwill deriving from downstream merger	258,429	64,607	23,259	87,866	136,798
Provision for goodwill write-off	288,547	72,137	25,969	98,106	98,106
Remuneration and employee benefits	344,988	86,247	31,049	117,296	98,485
Provisions for legal disputes	413,124	103,281	37,181	140,462	108,697
Provisions and other temporary differences	624,750	155,376	57,039	212,415	184,363

Total deferred tax assets		1,317,033	479,296	1,796,329	1,702,801

Amortized tax goodwill	(1,768,547)	(442,137)	(159,169)	(601,306)	(561,650)
Fixed assets’ useful life	(1,082,585)	(270,646)	(97,433)	(368,079)	(320,911)
Derivatives	(557,579)	(139,395)	(50,182)	(189,577)	(317,231)
Fair value of property, plant and equipment	(628,565)	(157,141)	(56,571)	(213,712)	(233,060)
Fair value of intangible assets	(286,697)	(71,674)	(25,803)	(97,477)	(104,915)
Cost of capitalized loans	(287,315)	(71,829)	(25,858)	(97,687)	(100,045)
Biological assets	(671,909)	(167,977)	(60,472)	(228,449)	(14,211)

Total deferred tax liabilities		(1,320,799)	(475,488)	(1,796,287)	(1,652,023)

Total deferred taxes		(3,766)	3,808	42	50,778

Deferred taxes—Assets, net				233,018	326,178
Deferred taxes—Liabilities, net				(232,976)	(275,400)

Total deferred taxes				42	50,778

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

e)	Net changes in deferred taxes:

	2016	2015	2014
Balance at the beginning of the year	50,778	252,289	316,617
Income (expenses) in profit or loss	(411,369)	51,292	(107,503)
Deferred taxes recognized in other comprehensive income	282,494	(12,962)	60,993
Recognition of NOL and GW tax credits by Shell (Note 8.a.3)	78,124	—	—
Deferred taxes on business combinations (Note 26)	—	(23,456)	(16,245)
Reversal of deferred taxes	—	1,300	—
Merger of subsidiaries	—	4,486	—
Use of tax losses and negative basis for social contribution for REFIS settlement	—	(222,492)	—
Other	15	321	(1,573)

Balance at the end of the year	42	50,778	252,289

f)	Realization of deferred tax assets:

When evaluating deferred taxes’ recoverability, Management considers future taxable income projections and the timing of reversals of temporary differences. When it is not probable that part of or all taxes will be realized, assets are not recognized. Possibility of using tax losses and negative bases’ balances does not expire, but the use of these losses accumulated in prior years is limited to 30% of taxable annual income.

On March 31, 2016, the Group expects to realize deferred tax assets as follows:

Years:	2016
2017	785,900
2018	131,163
2019	115,339
2020	142,413
2021 onwards	621,514

Total	1,796,329

On March 31, 2016, subsidiaries Agrícola Ponte Alta Ltda., Raízen Biotecnologia S.A. and Blueway Trading Importação e Exportação Ltda. presented tax losses and social contribution negative bases’ balance amounting to R$ 15,371 (R$ 17,049 in 2015 and R$ 33,076 in 2014) for which no deferred tax assets were established, as their recoverability is not considered as probable.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

16.	Provision for legal disputes and judicial deposits

Breakdown of legal disputes considered as probable loss

When Raízen Group was setup it was agreed that Cosan and Shell would reimburse the Group for legal disputes that were ongoing before its formation, as these disputes are actually settled. On March 31, 2016 and 2015, balance of said claims to be reimbursed and claims that are not reimbursable is as follows:

	2016	2015
Tax	289,673	292,691
Civil	194,164	218,582
Labor	222,084	209,225
Environmental	55,695	54,533

	761,616	775,031

Non-reimbursable legal disputes	110,837	91,811
Reimbursable legal disputes	650,779	683,220

	761,616	775,031

The arrangements made for Raízen’s setup also established that RESA and RCSA should refund the court deposits made before Raízen’s setup to the shareholders Cosan and Shell, when these deposits are actually withdrawn. On March 31, 2016 and 2015, balance of said refundable deposits and deposits that are not refundable is as follows:

	2016	2015
Tax	204,039	205,715
Civil	40,664	26,578
Labor	48,762	44,502

	293,465	276,795

Own judicial deposits	41,083	52,061
Reimbursable judicial deposits	252,382	224,734

	293,465	276,795

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

i)	Non-reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2015	17,950	5,856	64,878	3,127	91,811
Provisions (i)	32,492	2,490	37,156	1,701	73,839
Write-offs/ Reversals (i)	(304)	(1,260)	(28,195)	(769)	(30,528)
Payments	(487)	(227)	(157)	(521)	(1,392)
Offset (ii)	(46,645)	—	—	—	(46,645)
Interest (iii)	17,418	1,056	5,265	13	23,752

March 31, 2016	20,424	7,915	78,947	3,551	110,837

(i)	Recorded in profit or loss for the year in the heading Other operating income, net (Note 21), except for: (a) by recording of a provision for INSS on billing at RESA, in the amount of R$ 30,750, reclassified from caption Taxes payable in current liabilities, and by RCSA provisions accounted for in income for the year under captions Taxes, deductions and rebates on sales and General and administrative expenses, in the amount of R$ 3,210;
(ii)	Includes the offset against judicial deposits; and,
(iii)	Recorded in income for the year in the heading Financial income (loss).

(i)	Reimbursable legal disputes (1)

	Tax	Civil	Labor	Environmental	Total
March 31, 2015	274,741	212,726	144,347	51,406	683,220
Provisions (i)	20,470	50,673	30,027	18,639	119,809
Write-offs/ Reversals (i)	(25,753)	(36,250)	(36,077)	(7,985)	(106,065)
Payments	(16,568)	(96,952)	(3,889)	(7,831)	(125,240)
Offset against judicial deposits	(2,857)	—	—	—	(2,857)
Interest	19,216	56,052	8,729	(2,085)	81,912

March 31, 2016	269,249	186,249	143,137	52,144	650,779

(1)	The changes had no and will never have effect on Group’s profit or loss.

iii)	Total legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2015	292,691	218,582	209,225	54,533	775,031
Provisions	52,962	53,163	67,183	20,340	193,648
Write-offs/ Reversals	(26,057)	(37,510)	(64,272)	(8,754)	(136,593)
Payments	(17,055)	(97,179)	(4,046)	(8,352)	(126,632)
Offset against judicial deposits	(49,502)	—	—	—	(49,502)
Price-level restatement	36,634	57,108	13,994	(2,072)	105,664

March 31, 2016	289,673	194,164	222,084	55,695	761,616

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(a)	Tax

	2016	2015
INSS (i)	2,336	2,166
ICMS (ii)	35,150	65,639
IPI (iii)	88,045	83,170
PIS and COFINS (iv)	35,318	34,286
Lawyers’ fees (v)	55,040	39,802
IRPJ and CSLL (vi)	69,002	63,075
CIDE and other (vii)	4,782	4,553

	289,673	292,691

Non-reimbursable legal disputes	20,424	17,950
Reimbursable legal disputes	269,249	274,741

	289,673	292,691

(i)	INSS

The amount recorded as provision for INSS corresponds to amounts related to social security contributions levied on billing, pursuant to the terms of Article 22-A of Law no. 8,212/91, whose constitutionality is being challenged in a lawsuit. RESA made escrow deposits related to said lawsuit in the amount of R$ 212,789. Accordingly, both balances are presented net in these financial statements.

(ii)	ICMS (Value-added tax on sales and services)

Amount recorded as provision for ICMS is substantially represented by: (a) received tax assessments that, despite being defended in the administrative and legal spheres, are considered as probable loss by the Group’s legal advisors; and (b) using finance credits and charges in matters on which understanding of the Group’s management and tax advisors differ from tax authorities’ interpretations.

(iii)	IPI

Amount recorded as a provision for IPI is represented by: (a) tax assessment received referring to imported merchandise; and (b) offset of credits deriving from inputs used in exempt shipments.

(iv)	PIS and COFINS

Amount recorded as a provision for PIS and COFINS credits is as follows: (a) contribution of period from 1997 to 1999 referring to merger of company; and (b) offset referring to IPI credits used to offset PIS and COFINS deriving from inputs used in exempt shipments.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(v)	Lawyers’ fees

The Group contracts law firms to defend it in civil, tax and labor lawsuits. Some contracts provide for attorneys’ remuneration as a percentage on successful lawsuit value. The Group records a provision for amounts payable to law firms referring to lawsuits whose likelihood of loss is possible or remote. Amount currently recorded as a provision refers mainly to lawsuits whose financial responsibility is borne by Shell, as they were originated in a period prior to the Group’s establishment and, therefore, are reimbursable.

(vi)	IRPJ and CSLL

These refer to decisions related to different offsets (Perdcomp) related to IPI credits used to offset IRPJ and CSLL. Said offset stopped being homologated because a tax assessment notice was issued to stop recognition of credits based on the fact that, in the period from January 2008 to September 2010, (i) RCSA did not segregate and pay IPI owed at the rate of 8% on certain transactions classified in TIPI (table of IPI levy), and (ii) RCSA did not reverse IPI credits referring to inputs used for industrialization of certain products classified in TIPI, considering that shipment of such products are not taxed. In first item, controversy occurs due to divergence about classification of products as oil by-products and, in the second item, it occurs because authorities do not recognize the right to maintain IPI credits on shipment transactions that are exempt or not taxed.

(vii)	Economic Domain Intervention Contribution (CIDE)

RCSA recorded a provision for CIDE on services provided in oil and natural gas exploration and production activities carried out before the Group’s establishment, whose balance on March 31, 2016 totals R$ 171,515. Owed amounts were deposited in escrow, at the same amount. RCSA will be fully reimbursed by Shell in case it actually is obliged to pay CIDE to tax authorities. Accordingly, both balances are presented net in these financial statements.

(b)	Civil, labor and environmental

The Group is party to various civil actions consisting of (i) damages for material losses and pain and suffering; (ii) disputes on contracts; (iii) class action to stop the burning of sugar cane straw; (iv) enforcements of environmental decisions; (v) reparation of environmental damages causes by fuel leakages and, (vi) discussions about contracts, real estate and recovery of credits, and the last two topics include contract breaches, possession of the Group’s properties and recovery of amount not paid by clients.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The Group is also party to several labor complaints filed my former employees and employees of service providers who demand, among other things, payment for overtime work, night shift premium and hazardous duty premium, readmission into the job, return of payroll discounts, such as trade union optional and mandatory contributions, among others.

The main environmental actions are related to environmental remediation to be carried out at gas stations, distribution hubs, airports and client distribution centers and they include the removal of contaminated material, treatment of the land, laboratory tests and post-remediation monitoring.

Legal disputes whose likelihood of loss is considered possible for which no provision was recognized in financial statements.

(a)	Tax

	2016	2015
ICMS (i)	3,538,878	2,859,646
INSS (ii)	461,618	396,246
IPI (iii)	482,576	438,601
IRPJ and CSSL (vi)	1,666,108	721,811
PIS and COFINS (v)	1,754,305	1,548,162
Offset with IPI credits—Regulatory Instruction no. 67/98 (vi)	124,737	119,891
Other	865,008	259,690

	8,893,230	6,344,047

Non-reimbursable legal disputes	1,051,244	317,109
Reimbursable legal disputes	7,841,986	6,026,938

	8,893,230	6,344,047

In case a reimbursable provision for these lawsuits has to be recognized in the future due to change in loss expectation, or to any other reason, the Group will immediately record amount receivable from shareholders at the same amount and, therefore, the Group’s statement of income will not be impacted. In case this provision is not reimbursable, the Group will record it as a charge to the statement of income in which change occurs.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Raízen Group’s possible losses may be summarized as follows:

(i)	ICMS (Value-added tax on sales and services)

Refers substantially to: (i) part related to fine of tax assessment issued due to alleged lack of ICMS payment and non-compliance with accessory obligation, in agricultural partnership for on-demand industrialization in periods from May 2005 to March 2006 and from May 2006 to March 2007; (ii) ICMS levied on crystal sugar for export that, as understood by tax agent, is classified as semi-finished product and, in accordance with ICMS regulation, would be subject to taxation; (iii) ICMS levied on alleged divergences on sugar and ethanol inventories deriving from comparison between magnetic tax files and inventory registration books; (iv) tax assessment related to charge of ICMS rate difference deriving from ethanol sales to companies located in other states of the Federation, which had their state registrations canceled; (v) requirement of ICMS deriving from disallowances of diesel credits used in agricultural-industrial production process; (vi) lack of reversal of ICMS credits; (vii) lack of full reversal of ICMS-ST credits; (viii) non-compliance with certain accessory obligations; (ix) discussion on alleged difference between inventories when volumes informed to ANP and volumes informed in LRCPE are compared.

(ii)	INSS

Possible legal disputes related to INSS involve mainly: (i) questioning about legality and constitutionality of MPS/SRP Regulatory Instruction no. 3 of 2005, which restricted constitutional immunity of social security contributions on revenues from export exclusively to direct sales and started to tax exports carried out through trading companies; (ii) requirement of contribution to SENAR in direct and indirect export transactions for which Federal Revenue Service (“RFB”) understands that constitutional immunity does not apply; and, (iii) mandatory payment of social security contribution on resale of merchandise in domestic market and to third parties that are not included in calculation basis of social contribution levied only on gross revenue from establishment production and not from acquired merchandise.

(iii)	IPI

SRF Regulatory Instruction no. 67/98 supported procedure adopted by industrial establishments that made shipments without recording and paying IPI related to transactions with cane sugars: demerara, high-quality crystal, special crystal, extra special crystal, and granulated refined sugar carried out in the period from July 6, 1995 to November 16, 1997, and with refined amorphous sugar in the period from January 14, 1992 to November 16, 1997. This standard was carried into effect in the respective proceedings brought by RFB, whose likelihood of loss is classified as not more likely yes than no, according to the assessment of the Group’s legal advisors.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(iv)	IRPJ and CSLL

This refers, substantially, to tax assessment notices, issued by the Federal Revenue Service of Brazil charging IRPJ and CSLL for prior financial years, relating to: (i) deductibility of amortization expenses of determined goodwill; (ii) offset of tax losses and a negative calculation base of CSLL; and (iii) the taxation on differences in the revaluation of assets comprising property, plant, and equipment. The Group has contested these charges at the competent spheres.

(v)	PIS and COFINS

This refers, substantially, the rejection of PIS and CONFINS credits, in the non-cumulative system, provided for in the Laws 10,637/2002 and 10,833/2003, respectively. These rejections arise, in summary, due to the restrictive interpretation of the Secretariat of the Federal Revenue Service in regard to the concept of “inputs” as well as differences regarding the interpretation of the referred to laws. Such questions are still at the administrative level.

(vi)	Offsets with IPI credit—IN 67/98

SRF Regulatory Instruction Number 67/98 brought with it the possibility of a refund of IPI collected in the period from January 14, 1992, to November 16, 1997, on amorphous refined sugar. Accordingly, RESA, for the periods in which payment was made, it pleaded to offset amounts against other taxes due. However, the Federal Revenue Service dismissed requests for restitution as well as an offset. Thus, RESA administratively appealed against the dismissal.

After notification of payment of debts object to an offset in view of the changes introduced by IN SRF Number 210/02, RESA filed a writ of mandamus with an injunction request to suspend the enforceability of offset taxes, with the aim of impeding the Public Administration from executing these debts. The injunction was granted by the competent court, and the probability of loss is considered not more likely yes than no by the Management.

(b)	Civil, labor and environmental

	2016	2015
Civil	918,857	1,164,457
Labor	673,463	521,751
Environmental	44,484	30,842

	1,636,804	1,717,050

Non-reimbursable legal disputes	474,057	343,261
Reimbursable legal disputes	1,162,747	1,373,789

	1,636,804	1,717,050

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

17.	Commitments

•	Sales

The Group, by means of RESA, controls entities operating in the sugar and ethanol business as well as electric energy cogeneration. Sales contracts are managed on a consolidated basis, associated with the business and are not tied to a specific entity. Thus, the whole Group in conjunction with its subsidiaries is responsible for all of the sales commitments.

Sales in the commodity market made substantially on the date of the sale price. However, the Group has several agreements in the market of sugar and ethanol committing itself to selling certain volumes in future crops.

Sugar sales commitments, in tons, on March 31, 2016, are as follows:

2017	2,450,414
2018	514,000
2019	514,000
2020	514,000

Total	3,992,414

Ethanol sales commitments, in cubic meters, on March 31, 2016, are as follows:

2017	2,077,194
2018	491,169

Total	2,568,363

RCSA has diesel sales contracts with third parties.

Diesel sales commitments, in cubic meters, on March 31, 2016, are as follows:

2017	405,500
2018	405,500
2019	405,500
2020	405,500
2021 onwards	1,216,500

Total	2,838,500

Sale of electric energy commitments, in MWh, on March 31, 2016, are as follows:

2017	2,027,861
2018	1,876,707
2019	1,958,175
2020	1,958,175
2021 onwards	11,725,481

Total	19,546,399

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

•	Purchasing

RESA has various purchase commitments for sugarcane with third parties in order to guarantee part of its production in subsequent harvests. The amount of sugarcane to be acquired is calculated based on the estimated amount per milled area. The amount to be paid by the Group is determined at the end of each harvest, according to prices published by the CONSECANA.

Purchase commitments per crop, in tons, on March 31, 2016, are as follows:

2017	28,944,060
2018	25,349,006
2019	20,945,206
2020	16,941,142
2021 onwards	72,875,184

Total	165,054,598

RESA has contracts to purchase industrial equipment with the purpose of maintenance and expansion of plants, as well as to meet the needs of electric energy cogeneration projects, totaling R$ 91,004.

RCSA has fuel purchase agreements with third parties in order to secure part of its trading future. Purchase commitments per crop for ethanol, diesel, gasoline, jet fuel and biodiesel, in cubic meters, on March 31, 2016, are as follows:

2017	4,128,343
2018	450,000
2019	360,000

Total	4,938,343

RCSA also has contracts for rail transportation, road, and ferry services, with the purpose of transporting fuel from the supply bases to the service stations. The amount to be paid by RCSA is determined according to the price agreed in the contract. Purchase commitments per crop, in cubic meters transported, on March 31, 2016, are as follows:

2017	2,103,825
2018	2,280,343
2019	2,059,695
2020	2,068,295
2021 onwards	6,128,595

Total	14,640,753

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

•	Warehousing services

RCSA has stockpiling service contracts for fuels with third parties, in accordance with logistics and storage objectives of fuels in certain regions. Stockpile commitments per crop, in cubic meters, on March 31, 2016, are as follows:

2017	2,558,092
2018	1,008,326
2019	577,300
2020 onwards	231,300

Total	4,375,018

•	Contracts of sharecropping and land leasing

RESA has sharecropping and land leasing contracts for sugarcane plantations, which shall end in 20 years.

Payments for these obligations are calculated by means of an ATR disclosed by CONSECANA and the volume of sugarcane per hectare as defined in the contract.

The expected, non-cancellable, payments on these contracts, are as follows:

Up to 1	614,809
From 1-5	1,671,469
Over 5	1,076,825

Total	3,363,103

18.	Equity

As described on Note 2.1(a) combined consolidated companies do not operate as a single legal entity.

a)	Share capital

a.1)	RESA

At the Special Shareholders’ Meeting, held on February 7, 2014, a new capital increase in the amount of R$ 8,427 was approved by the Company, by means of the issuance of 7,818,300 new class B preferred shares, which was fully subscribed by Cosan and paid on May 2, 2014.

On June 23, 2014, the shareholder Cosan S.A. Indústria e Comércio (“Cosan”) transferred all 2,951,297,817 common shares held in the Company to Cosan Investimentos e Participações S.A. (“CIP”), with the reserve of usufruct for Cosan, until October 1, 2021, on all political rights, the right to receive interest on own capital, and the right to receive dividends linked to such shares, decided by the Company on April 30, 2014, based on profits earned until March 31, 2014.

At the Special Shareholders’ Meeting held on January 21, 2015, the conversion of 100,000 class C preferred shares into an equal number of class D preferred shares (all held by the shareholders SBHBV), was approved by the shareholders of RESA.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

As mentioned in note 1.c, in Special Shareholders’ Meeting held on August 31, 2015, Shell and Cosan’s shareholders decided and approved RESA’s capital increase of R$ 1,500,000 in domestic currency through issuance of 1,340,687,564 new nominative common shares, carried out proportionately to each 50% shareholder.

As of March 31, 2016, RESA’s share capital is R$ 6,516,354 (R$ 5,016,354 in 2015 and 2014). As of March 31, 2016 and 2015, that caption does not include the balance of redeemable preference shares in the amount of R$ 93,300 (R$ 264,276 in 2014), totaling R$ 6,423,054 (R$ 4,923,054 in 2015 and R$ 4,752,078 in 2014). Share capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP	Cosan	Total
Common	3,621,641,599	3,621,641,599	—	7,243,283,198
Class A preferred shares	—	—	1	1
Class B preferred shares	—	—	133,242,457	133,242,457
Class C preferred shares	663,476	—	—	663,476
Class D preferred shares	100,000	—	—	100,000

Total at March 31, 2016	3,622,405,075	3,621,641,599	133,242,458	7,377,289,132

Total at March 31, 2015 and 2014	2,952,061,293	2,951,297,817	133,242,458	6,036,601,568

Redeemable preference shares in RESA

As mentioned in Note 8.a.3, the tax benefits resulting from NOL and Goodwill balances recognized before the Raízen formation (Note 1), should be refund to the shareholders as the Group use them as a decrease in balances of the taxes payable.

The refunds of these NOL amounts are via payment of dividends in the amount of the tax benefits used by the Group from the period from January to December every year for the class B preferred shares to Cosan and the class C and D preferred shares to Shell.

At the Annual General Meeting (AGO) held on July 19, 2013, the shareholders of RESA approved an additional payment of dividends to those declared on March 31, 2013, of R$ 6,916, related to preferred shares, totaling R$ 64,920, which were settled on July 29, 2013.

During the year ended March 31, 2014, RESA made the revision of preferred share balances and determined a reduction of R$ 11,812 in reference to the obligation along with Cosan, due to certain tax benefits that will not be used by RESA.

At the Ordinary General Meeting (“OGM”) held on July 28, 2014, the shareholders of RESA approved the payment of R$ 42,381, or rather, less than was declared on March 31, 2014, of R$ 1,255, related to dividend of preferred shares, which were settled on July 29, 2014.

During the year ended March 31, 2015, RESA entered into the program for the settlement of debt installments of Refis IV, with the Federal Revenue Service of Brazil. This program allowed RESA to use NOL´s owned by Cosan, arising prior to the formation of the Group, thus resulting in a write-off of class B preferred shares, of R$ 157,010.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

In addition, as of March 31, 2015, RESA proposed the allocation of dividends to holders of class B preferred shares of R$ 15,221, corresponding to the partial use of the tax benefit balance for that year.

As of March 31, 2016 and 2015, the balance of preferred shares (class B and C) calculated in equity under “Share capital”, totaled R$ 93,300 (R$ 264,276 in 2014), of which R$ 89,672 (R$ 260,738 in 2014) belongs to Cosan shareholder and R$ 3,538 (same as in 2014) belongs to Shell shareholder (Note 8.a.3).

a.2)	RCSA

On December 26, 2013, shareholder Cosan transferred to CIP all 1,651,584,242 ordinary shares held that were issued by RCSA with reserve of usufruct for Cosan until April 30, 2021, on all political rights, the right to receive interest on own capital, and the right to receive dividends linked to such shares, decided by RCSA on April 30, 2014, based on profits earned until March 31, 2014.

At the Special Shareholders’ Meeting held on January 21, 2015, the conversion of 100,000 class C preferred shares into an equal number of class D preferred shares (all held by the shareholders SBHBV), was approved by the shareholders of RESA.

As mentioned in Note 1.c, in Extraordinary Shareholders’ Meeting held on August 31, 2015, Shell and Cosan’s shareholders decided and approved redemption of 1,641,750,012 common shares against share capital decrease of R$1,500,000, carried out proportionately to the interest held by each of the shareholders, that is, corresponding to 50% of common shares of each one.

As of March 31, RCSA’s share capital is R$ 1,843,720 (R$ 3,343,720 in 2015 and 2014). As of March 31, 2016, 2015 and 2014, it does not include the balance of redeemable preference shares in the amount of R$ 10,732, R$ 148,802 and R$ 274,392, totaling R$ 1,832,988, R$ 3,194,918 and R$ 3,069,328, respectively. Share capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP	Cosan	Total
Common	830,709,236	830,709,236	—	1,661,418,472
Class A preferred shares	1	—	—	1
Class B preferred shares	—	—	93,648,276	93,648,276
Class C preferred shares	88,746,249	—	—	88,746,249
Class D preferred shares	100,000	—	—	100,000
Class E preferred shares	174,038,252	—	—	174,038,252

Total at March 31, 2016	1,093,593,738	830,709,236	93,648,276	2,017,951,250

Total at March 31, 2015 and 2014	1,914,468,744	1,651,584,242	93,648,276	3,659,701,262

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Redeemable preference shares in RCSA

The tax benefits arising from the utilization of NOL balances generated by Shell before the formation of the RCSA, as well as tax benefits arising from goodwill tax amortization from Cosan’s contribution and also the tax benefits arising from the utilization of Pis and Confins credits from the contribution of Fix Investimentos Ltda. (investment company of the subsidiary Raízen Mime Combustíveis S.A.), should be refunded to the respective shareholders of RCSA to use as a decrease of the balances of taxes payable. These refunds required the issue of class A preferred shares solely for Fix, class B for COSAN and class C, D and E for Shell with the purpose of compensating them through the payment of dividends in the amount of the tax benefit used by RCSA during the calendar year, from January to December, each year.

On March 31, 2014, RCSA proposed an allocation of dividends to holders of class B and class C preferred shares of R$ 60,503 and R$ 127,358, Cosan and Shell, respectively, corresponding to partial use of the tax benefit balance for the same financial year ending on that date, totaling R$ 187,861.

At the Special Shareholders’ Meeting held on July 28, 2014, the shareholders of RCSA approved the payment of R$ 240,409, or rather, greater than that declared on March 31, 2014, of R$ 52,548, related to the preferred shares, of which was settled on July 29, 2014. These dividends of R$ 164,779 and R$ 75,630 were credited to the shareholders of Shell and Cosan, respectively.

In addition, at the end of the year ended March 31, 2015, RCSA proposed allocation of dividends to holders of class B and class C preferred shares of R$ 15,127 and R$ 58,495, Cosan and Shell, respectively, corresponding to partial use of the tax benefit balance for the same financial year, totaling R$ 73,622.

As mentioned in Note 8.a.3, during year ended March 31, 2016, RCSA recognized Shell’s supplementary NOL and GW balances in the amount of R$ 78,124, calculated in 2010 and 2011.

At the Special Shareholders’ Meeting held on December 30, 2015, the shareholders of RCSA approved the creation of class E preferred shares, as well as the conversion of 174,038,252 class C preferred shares, owned by Shell, into class E preferred shares. This new class of shares aims to repay the shareholder Shell by using RCSA tax credits originating for the highest payment of IRPJ and CSLL, between the months of January 2010 and May 2011, totaling R$ 258,250 (Notes 8.a.3 and 15.b).

On March 31, 2016, RCSA accrued dividends payable for the use of NOL and GW, relative to the calendar year of 2015 of R$ 138,070 (Note 8.a.3), by reducing capital reserve. This transaction did not generate changes in equity.

As of March 31, 2016 and 2015, the remaining balance of preferred shares payable to Shell and Cosan, in equity totals R$ 10,732 and R$ 148,802, respectively.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

b)	Capital reserves

Capital reserve

Mainly consists of goodwill resulting from the difference between the subscription price paid for the shares and their nominal values. The reserve may only be used to increase capital, absorb losses, redeem, reimburse or purchase shares or to pay cumulative dividends to preference shares.

Capital reserves includes a surplus paid by RESA on the acquisition of an additional ownership interest in the subsidiary TEAS, amounting to R$ 5,973, which occurred on April 24, 2013.

As mentioned earlier, Cosan settled debt installments with the Federal Revenue Service of Brazil through the use of NOLs. Thus, the capital reserve was reduced by R$ 164,377, comprising: (i) R$ 157,010 arising from the NOL owned by COSAN with the obligation to pay dividends on preferred payable shares; and, (ii) R$ 7,367 corresponding to the NOL of the subsidiary of RESA, Benálcool Açúcar e Álcool Ltda., whose tax credits are not related to the class B preferred shares created on the formation of the Group.

As mentioned in Note 15.a.2, on March 31, 2016, RCSA accrued dividends exclusive to Shell of R$ 138,070, upon reduction of this reserve.

Goodwill special reserve

Share premium results from downstream mergers in the Group that became deductible for income and social contribution tax purposes. Therefore, the Group recognized goodwill special reserve as an effect of downstream mergers and as an offsetting entry to deferred tax assets that is equivalent to the 34% tax benefit resulting from the amortization of this goodwill.

Merger of Curupay by TEAS

Due to the reverse merger of Curupay by TEAS, whose main assets correspond to the investments held by the share capital of Curupay and tax goodwill which will be deductible for tax purposes from taxable income. Thus, RESA recorded a goodwill special reserve, in equity, reflecting the effect of the reverse merger of Curupay by its subsidiary TEAS in return for their investment (Note 26) of R$ 2,004.

c)	Dividends and interest on own capital (“JCP”)

Dividends are not determined by the calculations of the combined consolidated financial statements, but using the individual financial information of RESA and RCSA.

Bylaws of RESA and RCSA assure shareholders a minimum mandatory dividend of 1% of net income at the end of fiscal year, adjusted pursuant to LSA.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The individual calculations for the year ended March 31, 2016, and 2015, were determined as follows:

•	RESA

	2016	2015	2014
Net income (loss) for the period	1,185,644	110,999	140,883
(-) Formation of legal reserve—5%	(59,283)	(5,550)	(7,044)
(-) Effect of subsidiary tax incentives	(139,885)	—	(30,256)

Dividend distribution calculation basis	986,476	105,449	103,583

Common shares
Minimum mandatory dividend—1%	9,865	1,054	1,036
Dividends to holders of class B preferred shares	—	15,221	43,636
Dividends to holders of class D preferred shares	—	791	—

Total provisioned dividends	9,865	17,066	44,672

Dividends and interest on own capital—remaining	125,000	34,000	34,000

Total in the Consolidated	134,865	51,066	78,672

•	RCSA

	2016	2015	2014
Net income for the year	1,164,287	1,202,294	1,063,546
(-) Formation of legal reserve—5% (Note 16.d.i)	—	(60,113)	(53,178)

Dividend distribution calculation basis	1,164,287	1,142,181	1,010,368

Common shares
Minimum mandatory dividend—1%	11,643	11,422	10,104
(-) Interest on equity	(184,500)	(190,500)	(183,000)
(-) Dividends paid in advance	(943,285)	(539,360)	(360,000)

Dividends and interest on own capital—remaining	140,050	—	19,550

Preferred shares	138,799	74,412	187,861

Total in Parent Company	278,849	74,412	207,411

Dividends payable to non-controlling shareholders	9,150	9,545	14,068

Total in the Consolidated	287,999	83,957	221,479

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Changes in balances of liabilities from dividends and interest on own capital in March 31, 2016 and 2015 are as follow:

Companies	Dividend	Settlement period	Approval on Extraordinary Shareholders meeting	Type and class of share	Gross amount	No impact in equity	Net amount	Receiver	Percentage	Payment date
RESA	Interest on own capital	Year ended March 31, 2014	12/31/2013	Ordinary	—	—	34,000	Shell and Cosan	50% each	10/23/2015
RCSA	Intermediary dividends	Retained earnings	04/24/2015	Ordinary	225,000	—	225,000	Shell and Cosan	50% each	05/29/2015
Mime	Intermediary dividends	04/01/14 to 03/31/15	04/29/2015	Ordinary	9,231	3,975	13,206	Non-controlling interest	24%	04/30/2015
Sabbá	Reversal ordinary dividends	Year ended March 31, 2015	08/14/2015	Ordinary	(2,372)	3,866	1,494	Non-controlling interest	20%	04/30/2015
RCSA	Ordinary dividends	Retained earnings	07/31/2015	Ordinary	98,060	—	98,060	Shell and Cosan	50% each	10/23/2015
RCSA	Intermediary dividends	04/01/15 to 06/30/15	07/31/2015	Ordinary	169,032	—	169,032	Shell and Cosan	50% each	10/23/2015
RCSA	Interest on own capital	Retained earnings	07/31/2015	Ordinary	18,400	—	15,640	Shell and Cosan	50% each	10/23/2015
RCSA	Interest on own capital	04/01/15 to 06/30/15	07/31/2015	Ordinary	57,000	—	48,450	Shell and Cosan	50% each	10/23/2015
RCSA	Intermediary dividends	07/01/15 to 12/31/15	10/22/2015	Ordinary	178,153	—	178,153	Shell and Cosan	50% each	10/23/2015
RCSA	Interest on own capital	07/01/15 to 12/31/15	10/22/2015	Ordinary	38,300	—	32,555	Shell and Cosan	50% each	10/23/2015
RCSA and RESA	Exclusive dividends	Year ended March 31, 2015	07/31/2015	Preferential B	—	—	30,347	Cosan	100%	10/23/2015
RCSA	Exclusive dividends	Year ended March 31, 2015	07/31/2015	Preferential C	—	—	58,495	Shell	100%	10/23/2015
RCSA and RESA	Exclusive dividends	Year ended March 31, 2015	07/31/2015	Preferential D	—	—	1,582	Shell	100%	10/23/2015
RESA	Exclusive dividends	Year ended March 31, 2015	07/31/2015	Ordinary	—	—	1,054	Shell and Cosan	50% each	10/23/2015
RCSA	Intermediary dividends	10/01/15 to 11/30/15	12/15/2015	Ordinary	255,100	—	255,100	Shell and Cosan	50% each	12/23/2015
RCSA	Interest on own capital	10/01/15 to 11/30/15	12/15/2015	Ordinary	23,200	—	19,720	Shell and Cosan	50% each	12/23/2015
RCSA	Interest on own capital	01/01/15 to 09/30/15	12/15/2015	Ordinary	21,700	—	18,445	Shell and Cosan	50% each	12/23/2015
RCSA	Interest on own capital	12/01/15 to 12/31/15	12/31/2015	Ordinary	11,300	—	9,605	Shell and Cosan	50% each	01/31/2016
RCSA	Intermediary dividends	12/01/15 to 12/31/15	01/13/2016	Ordinary	229,000	—	229,000	Shell and Cosan	50% each	01/15/2016
RESA	Intermediary dividends	Retained earnings	01/13/2016	Ordinary	260,700	—	260,700	Shell and Cosan	50% each	01/15/2016
Sabbá	Complementary dividends	Year ended March 31, 2015	03/18/2016	Ordinary	2,372	(878)	1,494	Non-controlling interest	20%	08/20/2015

Dividends and interest on own capital paid during the year							1,701,132

									50% each
RCSA	Intermediary dividends	01/01/16 a 02/29/16	03/18/2016	Ordinary	112,000	—	112,000	Shell and Cosan	50% each	04/01/2016
RCSA	Interest on own capital	01/01/16 a 02/29/16	03/18/2016	Ordinary	33,000	—	28,050	Shell and Cosan	50% each	04/01/2016
RESA	Ordinary dividends	Retained earnings	03/18/2016	Ordinary	125,000	—	125,000	Shell and Cosan	50% each	04/01/2016
RCSA	Provision of minimum obligatory dividends	Year ended March 31, 2016	—	Preferential D	729	—	729	Shell	100%	Pending
RESA	Provision of minimum obligatory dividends	Year ended March 31, 2016	—	Preferential D	9,865	—	9,865	Shell and Cosan	50% each	Pending
Mime	Provision of minimum obligatory dividends	Year ended March 31, 2016	—	Ordinary	4,799	—	4,799	Non-controlling interest	24%	Pending
Sabbá	Provision of minimum obligatory dividends	Year ended March 31, 2016	—	Ordinary	4,351	—	4,351	Non-controlling interest	20%	Pending

Dividends and interest on own capital payable consolidated as of March 31, 2016							284,794

Impacts of dividends and interest on own capital on consolidated equity					1,883,921

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Companies	Dividend	Settlement period	Approval on Extraordinary Shareholders meeting	Type and class of share	Gross amount	No impact in equity	Net amount	Receiver	Percentage	Payment date
RCSA	Interest on own capital	Year ended March 31, 2014	04/24/2015	Ordinary	—	—	19,550	Shell and Cosan	50% each	10/31/2014
RCSA	Exclusive dividends	Year ended March 31, 2014	04/29/2015	Preferential C	—	—	127,357	Shell	100%	07/28/2015
RCSA	Exclusive dividends	Year ended March 31, 2014	08/14/2015	Preferential B	—	—	60,504	Cosan	100%	07/28/2014
MIME	Ordinary dividends	Year ended March 31, 2014	07/31/2015	Ordinary	—	5,847	5,847	Non-controlling interest	24%	04/15/2014
MIME	Intermediary dividends	01/03/14 a 30/04/14	07/31/2015	Preferential A	—	98	98	Non-controlling interest	24%	10/31/2014
Sabbá	Interim dividends	Year ended March 31, 2014	07/31/2015	Ordinary	—	781	781	Non-controlling interest	20%	05/27/2014
RCSA	Complementary dividends	Retained earnings	07/31/2015	Ordinary	246,682	—	246,682	Shell and Cosan	50% each	10/31/2014
RCSA	Exclusive dividends	Retained earnings	10/22/2015	Preferential C	—	36,843	36,843	Shell	100%	07/28/2014
RCSA	Exclusive dividends	Retained earnings	10/22/2015	Preferential B	—	15,126	15,126	Cosan	100%	07/28/2014
RCSA	Interest on own capital	02/01/14 to 09/30/14	07/31/2015	Ordinary	109,500	—	93,075	Shell and Cosan	50% each	10/31/2014
RCSA	Intermediary dividends	02/01/14 to 09/30/14	07/31/2015	Ordinary	220,360	—	220,360	Shell and Cosan	50% each	10/31/2014
RCSA	Intermediary dividends	04/01/14 a 11/30/14	07/31/2015	Ordinary	200,000	—	200,000	Shell and Cosan	50% each	12/31/2015 and 07/01/2015
RCSA	Interest on own capital	10/01/14 a 12/31/14	07/31/2015	Ordinary	45,000	—	38,250	Shell and Cosan	50% each	03/18/2015
RCSA	Intermediary dividends	04/01/14 a 01/31/15	12/15/2015	Ordinary	119,000	—	119,000	Shell and Cosan	50% each	03/18/2015
RCSA	Interest on own capital	01/01/15 a 02/28/15	12/15/2015	Ordinary	36,000	—	30,600	Shell and Cosan	50% each	03/18/2015

Dividends and interest on own capital paid during the year							1,214,073

									50% each
RCSA	Provision of minimum obligatory	Year ended March 31, 2015	—	Preferential B	—	15,126	15,126	Cosan	100%	10/23/2015
RCSA	Provision of minimum obligatory	Year ended March 31, 2015	—	Preferential C	—	58,946	58,946	Shell	100%	10/23/2015
RCSA	Provision of minimum obligatory	Year ended March 31, 2015	—	Preferential D	791	—	791	Shell	100%	10/23/2015
MIME	Provision of minimum obligatory dividendum	Year ended March 31, 2015	—	Ordinary	4,800	—	4,800	Non-controlling interest	24%	04/30/2015
Sabbá	Provision of minimum obligatory dividendum	Year ended March 31, 2015	—	Ordinary	4,744	—	4,744	Non-controlling interest	20%	04/30/2015

Dividends and interest on own capital payable consolidated as of March 31, 2015							83,957

Impacts of dividends and interest on own capital on consolidated equity					986,877

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

d)	Equity valuation adjustment

(i)	Actuarial gain (loss)

Corresponds to gains and losses and adjustments for experience and changes in actuarial assumptions on the defined benefit pension plan. This component is recognized in other comprehensive income and will not be reclassified to profit or loss in subsequent periods.

(ii)	Income from financial instruments designated as hedge accounting

Corresponds to changes in fair value resulting from cash flow hedges of export income from VHP sugar, exchange fluctuations of ACCs and PEPs and fuel imports.

(iii)	Effect of foreign currency translation—CTA

Corresponds to translation differences of the financial information of investees with a functional currency different from the Real, which is the functional currency of both RESA and RCSA.

(iv)	Changes in equity valuation adjustments

The changes in equity valuation adjustments are shown as follows:

	2015	Comprehensive income	2016
Effect of foreign currency translation—CTA	1,377	56	1,433
Actuarial (losses) gains arising from the defined benefit pension plan	(9,556)	464	(9,092)
Net (losses) gains from financial instruments designated as hedge accounting	22,832	(548,794)	(525,962)

	14,653	(548,274)	(533,621)

Attributable to:
Group’s controlling shareholders	14,663	(548,274)	(533,611)
Group’s non-controlling shareholders	(10)	—	(10)
	2014	Comprehensive income	2015
Effect of foreign currency translation—CTA	842	535	1,377
Actuarial losses arising from the defined benefit pension plan	(234)	(9,322)	(9,556)
Net (losses) gains from financial instruments designated as hedge accounting	(11,452)	34,284	22,832

	(10,844)	25,497	14,653

Attributable to:
Group’s controlling shareholders	(10,844)	25,507	14,663
Group’s non-controlling shareholders	—	(10)	(10)
	2013	Comprehensive income	2014
Effect of foreign currency translation—CTA	(240)	1,082	842
Actuarial losses of the defined benefit plans	—	(234)	(234)
Net (losses) gains from financial instruments designated as hedge accounting	99,619	(111,071)	(11,452)

	99,379	(110,223)	(10,844)

Attributable to:
Group’s controlling shareholders	99,379	(110,223)	(10,844)

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

e)	Profit reserves

(i)	Legal reserve

The legal reserve consists of the allocation of 5% of the profit reported in the year, according to the by-laws of RESA and RCSA, parent company and in compliance with Corporate Law.

On March 31, 2016, as established by the Corporation Law, RCSA did not allocate 5% of net income to the caption of its legal reserve, since the legal reserves and capital, together, exceeded 30% of the share capital.

(ii)	Profit retention reserve

On July 28, 2014, at a meeting of the RCSA Board of Directors, the payment of dividends to the holders of common shares in proportion to the common shares held was decided and approved, amounting to R$ 298,651, with R$ 160,473 paid to Shell and R$ 138,178 paid to Cosan.

As mentioned in Note 18.c, at Special Shareholders’ Meetings held on April 24 and 31 July (RCSA) and on January 13 and March 18, 2016, (RESA), dividends and interest on own capital were approved, amounting to R$ 727,160, partially using the balance of retained earnings of the Group.

The remaining balance of the Group’s profit, after the appropriations made to set up the legal reserve and to accrue dividends was recognized in this account. Under RESA’s and RCSA’s by-laws, up to 80% of the year’s profit may be allocated to that reserve, to fund operations and to new investments and projects, which may not exceed the percentage of 80% of share capital.

(iii)	Tax incentive reserve

The tax incentive reserve consists of incentives recognized in RESA’s indirect subsidiary, Raízen Caarapó in the amount of R$ 18,669, arising from Agreement 331/2008 entered into between Raízen Caarapó and the state of Mato Grosso do Sul, whereby a tax benefit on the processing of sugar in that state is granted in an amount equivalent to 67% of the ICMS debt balance.

On March 31, 2016, RESA recorded the recurring effect of the incentives through the subsidiary Raízen Centroeste amounting to R$ 121,216, arising from the state incentive program in the State of Goias, in the form of financing part of the ICMS payment, named “Industrial Development Program of Goias—Produce”, with the subsequent discharge of the amount financed.

For the years ended March 31, 2016, 2015 and 2014, the value of incentives that had an impact on the combined consolidated result was R$ 31,318, R$ 50,217 and R$ 25,260, respectively, recognized in Other operating income, net (Note 21).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

19.	Net operating revenue

	2016	2015	2014
Gross revenue from sales and services	76,965,695	67,540,999	60,673,838
Taxes, deductions and rebates on sales(1)	(2,856,508)	(2,448,270)	(2,323,661)

Net operating revenue	74,109,187	65,092,729	58,350,177

(1)	As of March 31, 2016, includes amortizations related to exclusive supply rights in the amounts of R$ 309,898 (R$ 266,043 in 2015 and R$ 218,980 in 2014).

The net operating revenue is segregated between the following components:

	2016	2015	2014
Net revenue from sales and services	73,927,705	65,056,894	58,077,225
Gains (losses) on financial instruments designated as hedge accounting	425,903	(609,011)	261,929
Gains (losses) with commodities derivatives	(244,421)	644,846	11,023

Net operating revenue	74,109,187	65,092,729	58,350,177

20.	Costs and expenses by type

Reconciliation of costs and expenses by nature

Costs and expenses are recognized in the combined consolidated statement of profit or loss by function. The reconciliation of the Group’s results by nature for the year ended March 31, 2016, 2015 and 2014 is as follows:

a)	Costs and expenses by type:

	2016	2015	2014
Fuels—resales	(60,062,299)	(52,422,760)	(46,308,646)
Raw materials	(4,146,893)	(4,057,160)	(4,073,425)
Depreciation and amortization(1)	(2,100,251)	(2,115,123)	(1,932,623)
Personnel expenses	(1,648,498)	(1,439,779)	(1,280,060)
Cutting, loading and transportation—CCT	(748,782)	(685,931)	(737,132)
Freight	(289,456)	(277,667)	(254,693)
Commercial expenses	(333,020)	(330,579)	(151,727)
Maintenance materials	(382,211)	(371,168)	(300,624)
Outsourced labor	(273,094)	(264,142)	(294,268)
Rental and leases	(302,654)	(262,138)	(276,341)
Change in fair value of biological assets	637,936	(32,697)	(64,918)
Resale of energy	(61,688)	(112,284)	—
Logistics expenses	(111,684)	(92,278)	(92,377)
Telecommunications	(22,648)	(21,737)	(12,753)
Other expenses(2)	(709,069)	(547,340)	(654,886)

	(70,554,311)	(63,032,783)	(56,434,473)

(1)	Does not include the amortization of exclusive supply rights that are recognized as sales deductions and rebates (Note 19).
(2)	This includes the income from Investment subsidy—ICMS of R$ 9,328 (R$ 9,340 in 2015 and R$ 6,830 in 2014).

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

b)	Classified as:

	2016	2015	2014
Cost of products sold and services rendered	(67,815,344)	(60,487,102)	(53,851,225)
Selling	(1,814,897)	(1,675,793)	(1,652,352)
General and administrative expenses	(924,070)	(869,888)	(930,896)

	(70,554,311)	(63,032,783)	(56,434,473)

21.	Other operating income, net

	2016	2015	2014
Income from rental and leases	116,620	130,452	121,825
Gain in the sale of property, plant and equipment	70,981	132,825	230,284
Income from royalties	54,250	52,533	49,099
Merchandising	54,239	43,834	41,074
Gain in the fair value of shares(i)	—	40,366	—
Income from investment subsidy—ICMS	31,318	50,217	25,260
Commissions on sales of lubricants and cards	31,067	42,988	48,607
Capital gain on dilution of ownership interest (Note 9.b.iv)	15,583	30,333	—
Store rental revenue	14,707	16,913	16,193
Reversal (provision) for losses in property, plant and equipment and intangible assets, net (Note 11 and 12)	1,869	(63,738)	(777)
Formation of provision for legal disputes, net	(9,351)	(8,330)	(25,198)
Other income, net	17,189	1,760	14,622

	398,472	470,153	520,989

(i)	During the year ended March 31, 2015, RESA recognized the gain from the sale of the shares held in Codexis.

22.	Financial income (loss)

	2016	2015	2014
Financial expenses
Interest	(832,521)	(663,398)	(520,939)
Other	(25,397)	(23,531)	(13,412)
PIS and COFINS credits on financial income	(37,313)	—	—
Liability monetary variation	(158,120)	(71,668)	(59,070)

	(1,053,351)	(758,597)	(593,421)
Less: amounts capitalized on qualifying assets (Note 11)	34,923	40,636	65,737
Fair value of financial instrument (Note 14)	49,556	—	—

	(968,872)	(717,961)	(527,684)

Financial income
Interest	306,061	227,101	174,337
Yields from financial investments	359,037	248,278	114,355
Monetary variation—assets and others	66,723	16,998	28,915

	731,821	492,377	317,607

Foreign exchange rate, net(i)	(373,960)	(1,319,651)	(440,610)

Net effect of the derivatives(ii)	171,435	720,082	(20,783)

	(439,576)	(825,153)	(671,470)

(i)	Includes foreign exchange, net losses on assets and liabilities denominated in foreign currency; and,
(ii)	Includes realized results and unrealized with options, swaps and NDFs and other derivatives.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

23.	Financial instruments

a)	Overview

The Group has exposure to the following market risks:

•	Price risk

•	Foreign exchange rate risk

•	Interest rate risk

•	Credit risk

•	Liquidity risk

b)	Risk management structure

The Group has specific treasury and trading policies that set risk management guidelines.

The Group has two main committees to monitor activities and ensure policy compliance: (i) A risk committee whose members gather weekly to analyze the behavior of commodity and foreign exchange markets and decide on coverage positions and the strategy to fix the prices of sugar exports to reduce the negative effects of changes in prices and foreign exchange rate; and, (ii) an ethanol committee whose members gather monthly to assess the risks posed by the sale of ethanol and to comply with the limits set on risk policies.

The Group is exposed to market risks, as follows: (i) fluctuations in sugar and ethanol prices; (ii) fluctuations in foreign exchange rates; and, (iii) fluctuations in interest rates. The purchases of financial instruments for hedging purposes are made according to an analysis of the risk exposure that Management intends to cover.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

As of March 31, 2016 and 2015, the fair values of transactions with derivative financial instruments for hedging and other purposes were determined according to observable data, such as prices quoted in active markets or discounted cash flows according to market curves and are presented below:

	Notional		Fair value
	2016	2015	2016	2015
Price risk
Commodity derivatives
Futures contracts	2,425,895	1,660,432	(392,352)	409,316

	2,425,895	1,660,432	(392,352)	409,316
Foreign exchange rate risk
Foreign exchange rate derivative;
Futures contracts	546,895	(820,443)	5,080	(3,281)
Forward contracts	2,802,293	(1,580,467)	291,758	231,589
Foreign exchange lock	494,014	(5,974)	40,382	1,191
Foreign exchange swap	(6,233,931)	(2,685,844)	392,357	256,170

	(2,390,729)	(5,092,728)	729,577	485,669
Interest rate risk
Futures contracts	—	710,000	—	(408)
Interest rate swap	(622,808)	(561,400)	(6,715)	(4,321)

	(622,808)	148,600	(6,715)	(4,729)

Total			330,510	890,256

Current assets			638,079	875,205
Non-current assets			597,653	315,279

Total assets			1,235,732	1,190,484

Current liabilities			(579,278)	(243,997)
Non-current liabilities			(325,944)	(56,231)

Total liabilities			(905,222)	(300,228)

Total			330,510	890,256

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

c)	Price risk

Price risks result from the possibility of fluctuations in the market prices of the products sold by the Group, mainly raw sugar (sugar #11), refined sugar (sugar #5 or white sugar), heating oil and ethanol. These price fluctuations may cause substantial changes in the income statement. To mitigate these risks, the Group permanently monitors markets, seeking to anticipate price changes. The table below shows the positions of derivative instruments to cover the risk of fluctuations in commodity prices:

Price risk: commodity derivatives open on March 31, 2016
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)		Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	NYSE LIFFE	Sugar#5	Jul-16 – Nov-16	32,650	t	43,437	(7,389)
Future	Sold	ICE	Sugar#11	Jun-16 – Jun-17	2,861,394	t	3,072,006	(420,620)
Future	Sold	OTC	Sugar#11	Jun-16 – Sep-16	—	t	—	(10,273)

Sub-total sugar future sold					2,894,044	t	3,115,443	(438,282)
Future	Purchased	NYSE LIFFE	Sugar#5	Feb-16 – Apr-16	(2,250)	t	(3,144)	354
Future	Purchased	ICE	Sugar#11	Jun-16 – Sep-17	(372,686)	t	(436,676)	13,933

Sub-total sugar future bought					(374,936)	t	(439,820)	14,287

Sub-total sugar future					2,519,108	t	2,675,623	(423,995)

Future	Sold	BM&FBovespa	Ethanol	Feb-16 – Nov-16	61,950	m³	92,895	537
Future	Sold	CHGOETHNL	Ethanol	Apr-16 – Sep-16	97,600	m³	503	2,650
Future	Sold	NYMEX	Ethanol	Apr-16 – May-16	4,000	m³	7,469	624

Sub-total ethanol future sold					163,550	m³	100,867	3,811

Future	Purchased	BM&FBovespa	Ethanol	Feb-16 – Sep-16	(36,990)	m³	(59,675)	(308)
Future	Purchased	CHGOETHNL	Ethanol	Apr-16 – Sep-16	(108,000)	m³	(543)	1,751
Future	Purchased	NYMEX	Ethanol	Mar-16	(1,000)	m³	(1,940)	—

Sub-total ethanol future bought					(145,990)	m³	(62,158)	1,443

Physical fixed	Sold	CHGOETHNL	Ethanol	Apr-16 – Sep-16	296,989	m³	498,000	(16,892)

Sub-total physical fixed ethanol sold					296,989	m³	498,000	(16,892)

Physical fixed	Purchased	CHGOETHNL	Ethanol	Apr-16 – Sep-16	(311,724)	m³	(481,920)	33,190

Sub-total physical fixed ethanol bought					(311,724)	m³	(481,920)	33,190

Sub-total ethanol future					2,825		54,789	21,552

Physical fixed	Purchased	NYMEX	Ethanol	May-16 – Jul-16	(279,300)	m³	(304,517)	10,091

Sub-total physical fixed diesel bought					(279,300)	m³	(304,517)	10,091

Sub-total diesel future					(279,300)		(304,517)	10,091

Net exposure of derivatives of goods as of March 31, 2016							2,425,895	(392,352)

Net exposure of derivatives of goods as of March 31, 2015							1,660,432	409,316

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

d)	Foreign exchange rate risk

Exchange rate risks arise from the possibility of fluctuations in the exchange rates used by the Group for export revenues, imports, financing cash flows and other foreign currency assets and liabilities. The Group uses derivative transactions to manage cash flow risks resulting from export revenues denominated in US dollars, net of other cash flows also denominated in foreign currency. The table below shows the positions outstanding as of March 31, 2016 and 2015, for derivatives used to cover foreign exchange rate risks:

Foreign exchange rate risk: outstanding foreign exchange derivatives as of March 31, 2016
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)	Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	BM&FBovespa	Trade dollar	Apr-16 – May-16	554,750	1,985,037	26,710
Future	Sold	BM&FBovespa	DDI	Jan-17	93,000	330,978	(2,267)

Subtotal future sold					647,750	2,316,015	24,443

Future	Purchased	BM&FBovespa	Trade dollar	Apr-16 – May-16	(402,250)	(1,438,142)	(21,630)
Future	Purchased	BM&FBovespa	DDI	Jan-16	(93,000)	(330,978)	2,267

Subtotal future bought					(495,250)	(1,769,120)	(19,363)

Subtotal future bought/sold					152,500	546,895	5,080

Term	Purchased	OTC/Cetip	NDF	Apr-16 – Feb-17	(1,078,990)	(3,949,007)	(171,996)
Term	Sold	OTC/Cetip	NDF	Apr-16 – May-16	1,750,000	6,751,300	463,754

Subtotal term bought/sold					671,010	2,802,293	291,758

Foreign exchange swap	Purchased	OTC	Foreign exchange swap	Apr-16 – Sep-22	(2,322,390)	(8,265,154)	301,252
Foreign exchange swap	Sold	OTC	Foreign exchange swap	Mar-19 – Jan-22	570,745	2,031,223	91,105

Subtotal exchange swap					(1,751,645)	(6,233,931)	392,357

Foreign exchange lock	Sold	OTC	Foreign exchange lock	Jul-16 – Oct-16	120,000	494,014	40,382

Subtotal foreign exchange lock					120,000	494,014	40,382

Net exposure of foreign exchange derivatives as of March 31, 2016					(808,135)	(2,390,729)	729,577

Net exposure of foreign exchange derivatives as of March 31, 2015					(1,645,136)	(5,092,728)	485,669

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

On March 31, 2016, and 2015, the summary of the quantitative data on net exposure to foreign exchange risk of the Group is presented below:

	2016		2015
	R$	US$ (in thousands)	R$	US$ (in thousands)
Cash and cash equivalents (Note 3)	845,111	237,464	409,428	127,628
Restricted cash (Note 4)	671,214	188,602	30,651	9,555
Accounts receivable—Abroad (Note 5)	119,822	33,668	130,575	40,703
Related parties (Note 8.a)	(108,794)	(30,570)	(9,231)	(2,878)
Loans and financing (Note 14)	(6,873,488)	(1,931,352)	(6,115,042)	(1,906,185)
Derivative financial instruments (Note 23.d)(1)	—	808,135	—	1,645,136
Other	—	—	(21,790)	(6,792)

Net foreign exchange exposure		(694,053)		(92,833)

Derivatives settled in the subsequent month closing(2)		—		(225,000)

Net foreign exchange exposure, adjusted(3)		(694,053)		(317,833)

(1)	Refers to the notional foreign exchange derivative transactions.
(2)	Maturities in April 2016, whose settlement was given by PTAX on the last closing day of the month.
(3)	The net foreign exchange exposure, this will be substantially offset by probable future revenues of export products.

e)	Effects of hedge accounting

The Group formally designates its transactions subject to hedge accounting using derivative financial instruments to hedge cash flows. Hedges are assigned to sugar and ethanol incomes, the cost of import of derivatives and foreign currency debt, documenting: (i) the hedging relationship, (ii) the Group’s risk management purpose and strategy when entering into the hedging instrument, (iii) the identification of the financial instrument, (iv) the covered object or transaction, (v) the nature of the risk to be covered, (vi) the description of the hedging relationship, (vii) the relationship between the hedging instrument and the covered item, and (viii) the retrospective and prospective testing of the effectiveness of the hedging instrument.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

As of March 31, 2016, the impacts recognized in the Group’s equity and the estimated realization in profit or loss are shown below:

March 31, 2016
			Years for realization
Derivatives	Market	Risk	2016/17	2017/18	Total
Future	OTC / ICE	Sugar#11	(328,680)	(70,356)	(399,036)
Future	BMF&BOVESP	Ethanol	1,771	—	1,771
Future	NYMEX	Heating Oil	(6,285)	—	(6,285)
Term	OTC / ICE	Foreign exchange	(53,689)	—	(53,689)
ACC and PPE	Debt	Foreign exchange	(339,670)	—	(339,670)

			(726,553)	(70,356)	(796,909)
(-) Deferred taxes			247,028	23,921	270,946

Effect on equity in 2016			(479,525)	(46,435)	(525,963)

March 31, 2015
			Years for realization
Derivatives	Market	Risk	2015/16	2016/17	Total
Future	OTC / NYBOT	Sugar#11	388,130	7,318	395,448
Future	BMF&BOVESP	Ethanol	(178)	—	(178)
ACC and PPE	Debt	Foreign exchange	(360,658)	—	(360,658)

			27,294	7,318	34,612
(-) Deferred taxes			(9,292)	(2,488)	(11,780)

Effect on equity in 2015			18,002	4,830	22,832

March 31, 2014
			Years for realization
Derivatives	Market	Risk	2014/15	2015/16	Total
Future	OTC / NYBOT	Sugar#11	(16,377)	(915)	(17,292)
Future	BMF&BOVESP	Ethanol	(61)	—	(61)

			(16,438)	(915)	(17,353)
(-) Deferred taxes			5,590	311	5,901

Effect on equity in 2014			(10,848)	(604)	(11,452)

Below are the changes in the balances of other comprehensive income during the year:

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Cash flow hedge

	2016	2015	2014
Balance at the beginning of the year	22,832	(11,452)	99,619

Gains/(losses) during the financial year:
Gains (losses) on the fair value of futures commodities contracts designated as hedge accounting	(276,590)	649,186	1,708
Losses on the fair value of foreign exchange contracts lock	—	(1,780)	—
Losses on the fair value of forward exchange agreements designated as hedge accounting	(42,307)	—	—
Losses on the foreign exchange variation of debt contracts designated as hedge accounting	(339,670)	(549,564)	—
Realization of losses on the income of commodities in net operating revenues	(525,758)	(231,740)	(261,929)
Realization of gain on the income of debt contracts in net operating revenues	360,652	190,693	—
Realization of gains (losses) on financial instruments considered not effective hedge accounting	(5,983)	(4,830)	91,929
Other	(1,874)	—	—

Total effect on the equity valuation adjustment resulting from cash flow hedges (before deferred taxes)	(831,530)	51,965	(168,292)
Effect of deferred taxes on equity valuation adjustment	282,735	(17,681)	57,221

	(548,795)	34,284	(111,071)

Balance at the end of the year	(525,963)	22,832	(11,452)

f)	Interest rate risk

Raízen Group monitors fluctuations in interest rates applied to certain debts, particularly those exposed to the Libor risk, and uses derivative instruments to manage those risks. The table below shows the positions outstanding as of March 31, 2016 and 2015, for derivatives used to cover interest rate risks:

Interest rate risk: Interest derivatives, outstanding as of March 31, 2016
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (US$ thousand)	Notional (R$ thousand)	Fair value (R$ thousand)
Interest rate swap	Purchased	OTC	Interest rate swap	Sep-17 – Mar-19	(175,000)	(622,808)	(6,715)

Sub-total interest rate swap					(175,000)	(622,808)	(6,715)

Net exposure of interest derivatives as of March 31, 2016					(175,000)	(622,808)	(6,715)

Net exposure of interest derivatives as of March 31, 2015					46,322	148,600	(4,729)

g)	Credit risk

A substantial part of the Group’s sales are made to a select group of highly qualified counterparties, such as trading companies, fuel distribution companies and major supermarket chains.

The Group manages credit risk by following specific client acceptance standards, analyzing client credit standing and setting exposure limits per client, requiring, when applicable, letters of credit of top tier banks and taking security interest in assets as security for payment of the credit facilities granted to clients. Management considers that the credit risk is substantially covered by the allowance for impairment in respect of trade and other receivables.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Individual risk limits are determined according to internal and external classifications and the limits set by Group’s Management. The use of credit limits is regularly monitored. No credit limit was exceeded during the year, and Management does not expect any loss from default by these counterparties in amounts higher than those already provided for.

The Group enters into commodity derivative agreements in futures markets and options at the New York Board of Trade—NYBOT and at the London International Financial Futures and Options Exchange—LIFFE, as well as in over-the-counter markets with selected counterparties. The Group enters into foreign exchange rate and commodity derivative agreements at BM&FBovespa and over-the-counter agreements registered with CETIP, mainly with the leading local and foreign banks considered by global credit risk rating agencies to have investment level ratings.

Guarantee margins—Derivative transactions in commodity exchanges (NYBOT, LIFFE, and BM&FBovespa) require guarantee margins. The total margin deposited as of March 31, 2016 is R$ 892,043 (R$ 112,145 in 2015), of which R$ 136,116 (R$ 68,945 in 2015) is in restricted financial investments and R$ 755,927 (R$ 43,200 in 2015) in derivative transaction margins.

The Group’s over-the-counter derivative transactions do not require a guarantee margin.

The credit risk on cash and cash equivalents is mitigated by the conservative distribution of investment funds and CDBs (Note 3). The distribution follows strict criteria for allocation and exposure to counterparties that are major national and international banks, mainly considered investment grade by international rating agencies.

h) Liquidity risk

Liquidity risk is the risk of the Group encountering difficulties in performing the obligations associated with its financial liabilities that are settled using cash payments or with another financial asset. The Group’s approach in managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under normal and stress conditions, without incurring unacceptable losses or with a risk of damage to the Groups’ reputation. As part of its liquidity management process, Management prepares a business plan and monitors its execution, discussing upside and downside risks to cash flows and assessing the availability of funding to support its operations, investments and refinancing requirements.

The table below shows the financial liabilities according to their aging schedules:

	March 31, 2016
	Years
	Up to 1	Up to 2	3-5	Over 5	Total
Loans and financing(1)	1,764,679	2,169,075	9,469,176	2,960,386	16,363,316
Suppliers (Note 13)	1,665,971	—	—	—	1,665,971
Derivative financial instruments (Note 23.b)	579,278	116,352	86,160	123,432	905,222
Related parties (Note 8.a)	860,980	—	—	1,240,405	2,101,385

Total at March 31, 2016	4,870,908	2,285,427	9,555,336	4,324,223	21,035,894

(1)	Undiscounted contractual cash flows.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

i)	Fair value

Fair value of financial assets and liabilities is the value by which the instrument may be exchanged in a current transaction between parties that are willing to negotiate, and not in a forced sale or settlement. The methods and assumptions used to estimate the fair value are described below.

The fair value of cash and cash equivalents, accounts receivable, other financial assets, accounts payable, related parties and other short-term obligations approximate their carrying amount due to the short-term maturity of these instruments. Fair value of other long-term assets and liabilities do not significantly differ from their carrying amounts.

The fair value of loans and financing approximate the amounts recognized in the financial statements because these financial instruments are subject to variable interest rates (Note 14). The fair value of the tradable Senior Notes is based on prices quoted on the reporting date of the financial statements. On March 31, 2016, the market value of Senior notes due 2017 (Note 14) was 104.13% (107.25% in 2015 and 110.43% in 2014) of face value.

Derivatives are valued using valuation techniques with observable market data and refer, mainly, to swaps of interest rates, foreign exchange forward contracts, and forward commodity contracts. The valuation techniques applied often include pricing models and swaps contracts, with present value calculations. The models incorporate various data, including the credit quality of counterparties, foreign exchange spot, and forward rates, interest rate curves, and forward rate curves of the object commodity.

The categories of financial instruments are as follows:

		Carrying amount		Fair value
	Rating	2016	2015	2016	2015
Financial assets
Cash and cash equivalents, except financial investments (Note 3)	Loans and receivables	862,530	357,429	862,530	357,429
Interest earnings bank deposits (Note 3)	Fair value through profit or loss	3,510,101	3,670,801	3,510,101	3,670,801
Restricted cash (Note 4)	Loans and receivables	874,605	188,624	874,605	188,624
Trade accounts receivable (Note 5)	Loans and receivables	2,064,367	1,903,428	2,064,367	1,903,428
Derivative financial instruments (2) (Note 23.b)	Fair value through profit or loss	1,235,732	1,190,484	1,235,732	1,190,484
Related parties (Note 8)	Loans and receivables	1,204,993	1,250,763	1,204,993	1,250,763
Other financial assets (Note 7)	Loans and receivables	1,455,470	981,351	1,455,470	981,351

		11,207,798	9,542,880	11,207,798	9,542,880

Financial liabilities
Loans and financing (1) (Note 14)	Amortized cost	(9,158,514)	(11,918,593)	(9,184,168)	(12,012,692)
Loans and financing (1) (Note 14)	Fair value through profit or loss	(3,694,212)	—	(3,694,212)	—
Derivative financial instruments (2) (Note 23.b)	Fair value through profit or loss	(905,222)	(300,228)	(905,222)	(300,228)
Suppliers (Note 13)	Amortized cost	(1,665,971)	(1,329,591)	(1,665,971)	(1,329,591)
Related parties (Note 8)	Amortized cost	(2,101,385)	(1,194,700)	(2,101,385)	(1,194,700)

		(17,525,304)	(14,743,112)	(17,550,958)	(14,837,211)

(1)	Reported net of expenses incurred with the placement of the securities; and, (2) As of March 31, 2016, the caption includes derivatives designated as hedging instruments in the negative amount of R$ 796,909 (a positive amount of R$ 34,612 in 2015 and negative amount of R$ 17,353 in 2014). Note 23.e.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Fair value hierarchy

The Group uses the following hierarchy to determine and disclose the fair values of financial instruments according to the valuation technique used:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: other techniques for which all data that has a significant effect on fair value are observable, whether directly or indirectly; and

•	Level 3: techniques that use data that have a significant effect on fair value that are not based on observable market data.

Financial instruments are classified as follows:

Financial instruments measured at fair value on March 31, 2016	Level 1	Level 2	Level 3	Total
Interest earning bank deposits	—	3,510,101	—	3,510,101
Derivative financial assets	134,665	1,101,067	—	1,235,732
Loans and financing	—	(3,694,212)	—	(3,694,212)
Derivative financial liabilities	(511,664)	(383,285)	(10,273)	(905,222)

Total at March 31, 2016	(376,999)	533,671	(10,273)	146,399

Total at March 31, 2015	404,941	4,155,429	687	4,561,057

j)	Sensitivity analysis

We present below the sensitivity analysis of the fair value of financial instruments according to the types of risk considered relevant by the Group.

Assumptions for the sensitivity analysis

The Group has adopted three scenarios for the sensitivity analysis, one probable and two that may show the effects of deterioration in the fair values of the Group’s financial instruments. The probable scenario was set according to the futures market curves of sugar and the US dollar as of March 31, 2016 and 2015 to determine the fair value balance of derivatives on those dates. Possible and remote adverse scenarios were set considering negative impacts of 25% and 50% on sugar and US dollar price curves, which were considered as a basis for the probable scenario.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Sensitivity tables

(1)	Changes in fair value of derivative financial instruments

			Impacts on 2016 results (*)
	Risk factor	Probable scenario	Possible scenario +(25%)	Balance of fair value	Remote scenario +(50%)	Balance of the fair value
Price risk
Commodity derivatives
Futures contracts:
Purchase and sale commitments	High sugar prices	(423,995)	(772,336)	(1,196,331)	(1,544,672)	(1,968,667)
Purchase and sale commitments	Ethanol price increase	21,552	(15,914)	5,638	(31,828)	(10,276)
Purchase and sale commitments	Lower oil prices	10,091	(22,150)	(12,059)	(44,300)	(34,209)

		(392,352)	(810,400)	(1,202,752)	(1,620,800)	(2,013,152)
Foreign exchange rate risk
Foreign exchange rate derivative
Futures contracts:
Purchase and sale commitments	Low in price of R$/US$	5,080	(311,468)	(306,388)	(622,936)	(617,856)
Fixed-term and Lock Contracts:
Purchase and sale commitments	Low in price of R$/US$	332,140	(814,645)	(482,505)	(1,629,290)	(1,297,150)
Foreign exchange swaps:
Purchase and sale commitments	Low in price of R$/US$	392,357	(581,182)	(188,825)	(1,162,364)	(770,007)

		729,577	(1,707,295)	(977,718)	(3,414,590)	(2,685,013)
Interest rate risk
Interest derivatives
Swap contracts, lock, DI, and NDF	Increase in interest rate	(6,715)	(528)	(7,243)	(1,056)	(7,771)

		(6,715)	(528)	(7,243)	(1,056)	(7,771)

Total		330,510	(2,518,223)	(2,187,713)	(5,036,446)	(4,705,936)

(*)	Results projected to occur within 12 months from March 31, 2016.

(2)	Net foreign exchange exposure

The probable scenario considers the position as of March 31, 2016. The effects of the possible and remote scenarios that would be recognized in the combined consolidated statement of income as revenue or expenses on exchange rate fluctuation are as follows:

		Effect of exchange variation
		Scenarios
Net foreign exchange exposure as of March 31, 2016		25%	50%	-25%	-50%
Cash and cash equivalents (Note 3)	845,111	211,278	422,556	(211,278)	(422,556)
Restricted cash (Note 4)	671,214	167,804	335,607	(167,804)	(335,607)
Accounts receivable from abroad (Note 5)	119,822	29,956	59,911	(29,956)	(59,911)
Related parties (Note 8)	(108,794)	(27,199)	(54,397)	27,199	54,397
Loans and financing (Note 14)	(6,873,488)	(1,718,372)	(3,436,744)	1,718,372	3,436,744

Impact on income (loss) for the year		(1,336,533)	(2,673,067)	1,336,533	2,673,067

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

(3)	Interest rate sensitivity

The Group simulated the interest rates of floating rate loans and financing and the CDI yield on financial investments by applying increases and decreases of 25% and 50% as follows:

	March 31, 2016
	Interest rate sensitivity
	Probable scenario	25%	50%	-25%	-50%
Interest earning bank deposits	459,425	114,856	229,713	(114,856)	(229,713)
Loans and financing	(702,469)	(175,617)	(351,235)	175,617	351,235

k)	Capital management

The Group’s goal, when managing its capital structure, is to ensure that it will continue as a going concern and be able to finance investment opportunities, by keeping a healthy credit profile and offering an appropriate return to its shareholders.

The Group has relationships with large local and international banks and financial institutions, as present below:

Agency	Scale	Rating	Outlook	Date
Fitch	National	AAA (bra)	Stable	10/15/2015
Moody’s	National	Aaa.Br	Negative	05/11/2016
Standard & Poor’s	National	brAAA	Negative	02/17/2016

The financial leverage ratios on March 31, 2016 and 2015 were calculated as follows:

	2016	2015
Third party capital
Loans and financing (Note 14)	12,852,726	11,918,593
(-) Cash and cash equivalents (Note 3)	(4,372,631)	(4,028,230)
(-) Financial investments linked to financing (note 4)	(62,302)	(45,829)
(-) National Treasury Certificates—CTN (Note 7)	(627,219)	(501,794)
(-) Foreign exchange and interest rate derivatives (Note 23.b)	(722,862)	(480,940)

	7,067,712	6,861,800

Own capital
Equity
Attributed to the parent company’s shareholders	11,155,313	11,227,763
Interest of non-controlling shareholders	169,573	152,161

	11,324,886	11,379,924

Total own capital and third-parties	18,392,598	18,241,724

Leverage ratio	38%	38%

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

24.	Retirement supplementation plan

Pension fund

Defined contribution

The Group sponsors the Plan Benefit Raiz, administered by Raízprev—Private Pension Plan, which is a closed non-profit complementary Pension Plan Entity (Entity).

The Entity is equipped with administrative, financial and equity autonomy, having as object the administration and implementation of benefit plans of security nature, as defined in the Regulations of Benefit Plans.

The Group has no legal or constructive obligations for further additional contributions if the plan has sufficient assets to pay all benefits or possible occurrence of a deficit.

During the year ended March 31, 2016, the contribution recognized as expense amounted to R$ 15,100 (R$ 16,611 in 2015 and R$ 13,692 in 2014).

Profit sharing

The Group recognizes a liability and a profit sharing expense based on a methodology that considers pre-defined targets to employees. The Group recognizes a provision when it is contractually compelled or when there is a past practice that created non-constructive obligation.

25.	Insurance

The Group has an insurance program and risk management that provides consistent coverage and protection for corporate assets and operations.

The coverage is based on a careful study of risks and losses and is realized by local insurance consultants, with the type of insurance contracted considered by Management sufficient to cover any losses that might occur, given the nature of the Group’s activities, and are detailed as follows:

Type of insurance	Coverage	Amount of coverage
Operational risks	Fire, lightning, explosion and others	6,840,068
General liability (1)	Third party complaints	220,000

		7,060,068

(1)	Policy contracted for Raízen Group.

The risk assumptions adopted and coverage given are not part of the scope of an audit of financial statements. Accordingly, independent auditors have not examined these figures.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

26.	Business combination and reorganization

a)	Transactions during the year ended March 31, 2016

(i)	Capital increase at Saturno

In Board meetings held on October 13 and November 27, 2015, capital increases were approved at Saturno of R$ 3,586 and R$ 23,420, respectively, by property contributions measured at book value.

That corporate restructuring did not have an impact on the combined consolidated financial statements.

(ii)	Merger of Sampras

The Special Shareholders’ Meeting held on November 16, 2015, the merger of Sampras by RCSA whose net assets on October 31, 2015, totaled R$ 281,589, was proposed and approved. Thus, the investment of RCSA in this company was replaced by transferred equity, with the share capital unchanged, and the consequent extinction of Sampras.

That corporate restructuring did not have an impact on the combined consolidated financial statements.

(iii)	Capital increase at Bio Jataí

During the year ended March 31, 2016, as a continuation of the corporate restructuring process involving the net assets of the cogeneration of electric energy of the Group, in June 2014, Bio Jatai’s share capital was increased by Raízen Centroeste, through the contribution of its net assets at book value, relative to cogeneration of electric energy.

That corporate restructuring did not have an impact on the combined consolidated financial statements.

b)	Transactions during the year ended March 31, 2015

(i)	Acquisition of Latina by RCSA

On April 1, 2014, RCSA acquired all the shares of Latina, in the southern region of the country, of R$ 178,336. The purpose of this acquisition was to expand the presence of the Shell brand, products, and services in the three states of the South of Brazil, in addition to improving the efficiency of the Group’s distribution logistics to network stations, especially in the state of Rio Grande do Sul.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

The fair value of acquired assets and assumed liabilities at the date of acquisition of Latina, are as follows:

Accounts	Total
Trade accounts receivable	49,648
Inventories	26,061
Advances to suppliers	10,443
Recoverable taxes	1,729
Judicial deposits	7,925
Deferred taxes (Note 15.e)	(16,926)
Other assets	41
Property, plant and equipment (Note 11)	27,660
Intangible assets (Note 12)	53,806
Suppliers	(13,515)
Loans and financing	(22,994)
Provision for legal disputes	(10,649)
Salaries and wages payable	(1,103)
Taxes payable	(1,481)
Other liabilities	(3,333)

Net assets	107,312

(-) Consideration transferred, net of cash received	177,744

Final goodwill (Note 12)	70,432

The fair value of acquired assets and assumed liabilities was determined based on level 3 valuation techniques.

At a meeting of partners held on the date of acquisition, the merger of Latina by the Company was approved.

(ii)	Acquisition of Cerrado

On December 17, 2013, the Raízen Energia acquired 100% of Cerrado’s shares for R$ 47,500, plus R$ 1,403 for reimbursements of advances related to harvest suppliers of 2014/2015, paid in cash, calculating preliminary goodwill of R$ 33,663 for this operation. This acquisition was entered into in order to increase the Sugar cane stubble and expected synergies arising from existing RESA operations.

During the year ended March 31, 2015, the allocation of the purchase price was concluded by Management, based on the fair value of acquired assets and assumed liabilities, as follows:

Accounts	Total
Biological assets	15,240
(-) Consideration transferred, net of cash received	48,903

Preliminary goodwill	33,663

Land lease agreements (Note 12)	4,184
Agricultural partnership agreements (Note 12)	8,119
Contracts for the supply of sugar cane (Note 12)	3,230
Deferred taxes on the appreciation of assets (Note 15.e)	(6,530)

9,003

Final goodwill	42,666

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

Additionally, at the EGM of January 29, 2014, the merger of Cerrado by RESA was discussed and approved. Thus, the investment by RESA in this company was replaced by equity, leaving the share capital unchanged, with the consequent extinction of the Cerrado.

(iii)	Corporate restructuring involving net assets related to the co-generation of electricity

In June 2014, RESA and its subsidiaries underwent a corporate restructuring, in which 11 new companies were created as holders of permits for exploitation of UTEs, RESA, and its subsidiaries underwent a capital increase of net assets at book value, relating to cogeneration of electric energy in ten of these new companies.

The aforementioned corporate restructuring produced no impact on the combined consolidated financial statements, except for the reversal of deferred taxes on temporary differences of R$ 43,341, due to the fact that UTEs are taxed by on presumed profit regime.

(iv)	Corporate restructuring involving liquid assets related to real estate investment activity

On November 18, 2014, Saturno was formed by means of a credit contribution in a current account made by the Company and Sampras, of R$ 999.00 and R$ 1,00, respectively, paid-in on December 23, 2014.

On December 30, 2014, Saturno received an additional capital contribution of R$ 161,067. The capital contributed by the Company is made up of properties measured at book value.

The aforementioned corporate restructuring did not produce any impacts on the consolidated financial statements, except for the partial reversal of deferred taxes on the appreciation of the Company’s assets R$ 24,502, because of Saturno is taxed by on presumed profit regime.

(v)	Corporate restructuring involving reverse merger of Curupay by TEAS

•	Capital reduction in Tarumã

On 29 October 2014, RESA approved the capital reduction of its subsidiary Tarumã through the cancellation of 419,595,977 shares, amounting to R$ 419,596. RESA was repaid R$ 400,000 upon payment made on October 29, 2014, and received 23,999,999 quotas issued by Curupay, amounting to R$ 19,596, corresponding to the ownership interest of 100% of the share capital of that company.

•	Capital increase of RESA in Curupay

On October 30, 2014, RESA subscribed and paid 48,554,683 quotas issued by Curupay, amounting to R$ 48,554, in the following form: (i) Transfer of all 26,318,238 quotas that RESA had from the TEAS issue, corresponding to 66.67% of ownership interest in its share capital, the amount of R$ 40,288, totaling an interest of 100% in share capital of TEAS; (ii) Goodwill arising from the acquisition was R$ 7,301, received as part of the net assets contributed to the formation of Raízen Group; and (iii) Credits from related parties amounted to R$ 965.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

•	Reverse merger of Curupay by TEAS

In addition, on October 30, 2014, RESA approved the reverse merger of Curupay by TEAS. As a result of this merger, and considering that the Curupay holds 100% of the share capital of TEAS, there was a capital increase in the company through the issue of 420,432 new shares of R$ 421, with a net balance R$ 60,429 referring to the investment of Curupay in TEAS.

As a result of this operation, in accordance with IAS 28, RESA set up a special reserve of recurring goodwill of R$ 2,004, equivalent to a tax benefit of 34%, which will result from the amortization of goodwill generated in the acquisition of TEAS shares, accounted for as deferred tax assets.

That corporate restructuring did not have impacts on the combined consolidated interim financial information

c)	Transactions during the year ended March 31, 2014

(i)	Acquisition of interest in the associated company STP

On October 3, 2013, the Group through its subsidiary Sampras, in which RCSA holds a 100% ownership interest, acquired 10% of the common shares of STP for R$ 250,000, paid in cash. STP and RCSA developed a new fuel collection system at the Group’s service stations.

The allocation of the purchase price was concluded by management in accordance with the valuation report prepared by an independent expert on the reporting date of March 31, 2014, the fair value of acquired assets and assumed liabilities, were as follows:

Accounts	Total
Intangible assets (a)	81,219
Deferred taxes	(27,614)

53,605
Other assets, net	11,959

65,564
Consideration transferred	250,000

Investment goodwill	184,436

Fair value of assets acquired and liabilities assumed is classified in level 3.

(a)	The asset gains will be amortized according to the following useful lives defined:

Intangible assets	Useful life (in months)	Total
Non-competition agreements	60	1,457
Non-contractual client relationships	147	53,715
Brand	183	26,047

		81,219

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

ii)	Costa Rica

On June 28, 2012, RESA acquired all the shares of Costa Rica, for R$ 115,000, as follows: i) R$ 100,000 paid in cash, and ii) the conditional payment of up to R$ 15,000, which depended on the fulfillment of certain terms of the agreement. This acquisition was made to increase the sugar cane stubble and expected synergies arising from existing operations of the Company.

On July 6, 2012, the Company settled a conditional installment of R$ 8,435. At the end of the operation, the amount paid for the acquisition of Costa Rica totaled R$ 108,434.

During the year ended March 31, 2014, the allocation of the purchase price was concluded by management, established on the fair value of acquired assets and assumed liabilities, in the following form:

Accounts	Total
Biological assets	20,827
Agricultural partnership contracts	9,375
Sugarcane supply agreements	20,847
Deferred taxes on the appreciation of assets	(17,357)

33,692

Consideration transferred, net of cash received	108,434
Goodwill	74,742

Net effect of the sale of contractual rights of agricultural contracts(1)	(17,573)

Final goodwill	57,169

(i)	On September 26, 2012, the Raízen Energia sold to São Martinho S.A. the rights of certain agricultural contracts acquired through the business combination with Costa Rica, amounting to R$ 19,730.

The main differences between the preliminary and the final goodwill values are presented below:

Accounts	Total
Biological assets	20,827
Agricultural partnership contracts	9,375
Sugarcane supply agreements(i)	19,730

49,932
Consideration transferred, net of cash received	108,434

Preliminary goodwill	58,502

Sugarcane supply agreements	(1,117)
Deferred taxes on the appreciation of assets	17,357
Net effect of the sale of contractual rights of land leases	(17,573)

Final goodwill	57,169

Fair value of assets acquired and liabilities assumed is classified in level 3.

RAÍZEN Group

Notes to the combined consolidated

financial information as of March 31, 2016

(In thousands of reais – R$, unless otherwise stated)

27.	Cash flow supplementary information

	2016	2015	2014
Investing activities:
Transfer of CTC´s shares as debt payment (Note 9.b.iv)	(8,250)	—	—
Depreciation of agricultural assets capitalized as biological assets (Note 10)	(63,235)	(75,222)	(67,339)
Interest capitalized in fixed assets (Notes 11 and 22)	(34,923)	(40,636)	(65,737)
Exclusive rights to supply fuel payable	(1,735)	(31,903)	7,462
Reversal of provisions for removal of tanks and other	1,418	3,951	25,651
Tax credits on fixed assets, including adjustment at present value of property, plant and equipment	(4,387)	10,600	8,812

	(111,112)	(133,210)	(91,151)

Financing activities:
Dividends and interest on own capital payable (Note 18.c)	(284,794)	(135,023)	(300,151)
Capital contribution by controlling shareholders payable	—	—	8,427
Capital contribution by minority shareholders with dividends	—	1,556	—
Capital contribution by non-controlling shareholders payable (Note 8.a)	—	7,200	—

	(284,794)	(126,267)	(291,724)

28.	Subsequent events

Issue of Certificate of Agribusiness Receivables—CRA

According to the closure of the public distribution of the 3rd and 4th Series of the 1st Issue of RB Capital of RESA of Securitization released on May 6, 2016, Tarumã, a subsidiary of RESA, completed the issue of CRAs, raising R$ 675,000 with a maturity in May 2023 (4th series), considering the full exercise of an Additional Lot Option (20%), in accordance with Article 14, Paragraph 2 of CVM Instruction Number 400 and full exercise of a Supplemental Lot Option (15%), in accordance with Article 24 of CVM Instruction Number 400. The financial settlement occurred on May 5, 2016.